Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JETPAY CORPORATION,

CSI ACQUISITION SUB ONE, LLC,

CSI ACQUISITION SUB TWO, LLC,

COLLECTORSOLUTIONS, INC.,

and

THE REPRESENTATIVE NAMED HEREIN

Dated as of February 22, 2016

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Section 10.13.	Failure or Indulgence not Waiver	85

Section 10.14.	Amendments	85

Annexes

Annex A	List of Stockholders
Annex B	Stockholder Allocation

Exhibits

Exhibit A	Form Employment Agreement
Exhibit B	Form Earn-Out Warrant
Exhibit C	Form Non-Competition Agreement
Exhibit D-1	First Certificates of Merger
Exhibit D-2	Second Certificates of Merger
Exhibit E	Escrow Agreement
Exhibit F	Letter of Transmittal
Exhibit G	Support Agreement
Exhibit H	Working Capital Determination

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 22, 2016, is entered into among JetPay Corporation, a Delaware corporation (“Parent”), CSI Acquisition Sub One, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub One”), CSI Acquisition Sub Two, LLC, a Delaware limited liability company treated as a corporation for Tax purposes and wholly-owned subsidiary of Merger Sub One (“Merger Sub Two” and, together with Merger Sub One, the “Merger Subsidiaries”), CollectorSolutions, Inc., a Florida corporation (the “Company”), and Gene M. Valentino, an individual, in his capacity as representative of the Stockholders (the “Representative”).

WHEREAS, the Company is engaged in, among other things, the business of providing payment processing services and related products and services to not-for-profit businesses, government agencies (including tax collectors and municipalities) and utilities that serve a public purpose (collectively, the “Business”);

WHEREAS, the parties intend for Parent to acquire the Company through the statutory merger of Merger Sub Two with and into the Company, with the Company continuing as the surviving entity (the “First Step Merger”) and, as part of the same overall transaction, the surviving entity of the First Step Merger would merge with and into Merger Sub One, with Merger Sub One continuing as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), all upon the terms of and subject to the conditions set forth herein and in accordance with Delaware Law and the FBCA;

WHEREAS, pursuant to the Mergers, among other things, and subject to the terms and conditions set forth herein, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein;

WHEREAS, the respective boards of directors or other governing bodies of Parent and the Company, and the members of the Merger Subsidiaries, have approved the form, terms, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, as of the date hereof (i) the Key Employees are each entering into an employment agreement with the Company substantially in the form attached hereto as Exhibit A (the “Key Employee Agreements”) and (ii) Stockholders owning at least ninety percent (90%) of the outstanding capital stock of the Company (the “Supporting Stockholders”) are entering into a Support Agreement; and

WHEREAS, the parties intend that the Mergers will collectively constitute a reorganization within the meaning of Section 368(a) of the Code, and by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2016 Shares” has the meaning set forth in Section 2.9(a)(i).

“2016 Target” has the meaning set forth in Section 2.9(a)(i).

“2017 Shares” has the meaning set forth in Section 2.9(a)(ii).

“2017 Target” has the meaning set forth in Section 2.9(a)(ii).

“2018 Target” has the meaning set forth in Section 2.9(b)(i).

“2018 Warrants” has the meaning set forth in Section 2.9(b)(i).

“2019 Target” has the meaning set forth in Section 2.9(b)(ii).

“2019 Warrants” has the meaning set forth in Section 2.9(b)(ii).

“Accounting Firm” has the meaning set forth in Section 2.7(d)(ii).

“Accounting Principles Consistently Applied” means GAAP (i) subject to the same exceptions and using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Year-End Financial Statements and (ii) not taking into account any changes in circumstances or events occurring after the Closing. In the event of a conflict between GAAP and the accounting methods, policies, practices, procedures and methodologies used in preparing the Year-End Financial Statements, Accounting Principles Consistently Applied shall be interpreted to require the application of GAAP.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made; provided, however, that for purposes of this Agreement, Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Allocation Percentage” has the meaning set forth in Section 2.7(b).

“Ancillary Agreements” means the Key Employee Agreements, Divestment Agreement, Letter of Transmittal, Support Agreements, Non-competition Agreements, Earn-Out Warrants (if applicable), Escrow Agreement and Registration Rights Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent, Merger Sub, the Company, the Stockholders or the Representative in connection with the transactions contemplated by this Agreement.

“Assets” has the meaning set forth in Section 4.7.

“Balance Sheet Date” has the meaning set forth in Section 4.5(d).

“Balance Sheets” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, consulting, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company or any ERISA Affiliate have any liability.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business, properties, assets and liabilities, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that “Business Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries or markets in which the Company conducts its business; (iii) any act of terrorism, military action or the escalation thereof; (iv) changes in applicable Law after the date hereof; (v) changes in GAAP after the date hereof; (vi) actions required to be taken pursuant to this Agreement or taken with Parent’s consent; and (vii) the public announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) of this definition shall be taken into account in determining whether a Business Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate adverse effect on the Company compared to other participants in the industries in which the Company conducts its business.

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“Business” has the meaning set forth in the recitals.

“Business Registered Intellectual Property” has the meaning set forth in Section 4.11(a).

“Buyback Shares” has the meaning as set forth in Section 2.10.

“Cap” has the meaning set forth in Section 9.5(a).

“Card Processing Costs” means credit card processing costs either charged by a third party or charged by Parent to the Company as of the date of this Agreement. For purposes of this Agreement, the Card Processing Costs with respect to transactions processed by Parent shall be those detailed in the Processing Agreement Schedule A, dated September 3, 2014, between Parent and the Company.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents, excluding Restricted Cash, of any kind (including bank account balances, marketable securities, short term investments and checks and drafts received as of the close of business on the applicable date but not yet deposited) calculated in accordance with GAAP.

“Certificate” means a stock certificate which immediately prior to the Effective Time represented any shares of Existing Company Equity.

“Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Change of Control” means (i) the sale, lease, license, distribution, dividend or transfer, in one or a series of related transactions, of 50% or more of the assets of a Person and its Subsidiaries taken as a whole, to another Person; (ii) a merger, consolidation, statutory share exchange or other business combination or similar form of corporate transaction of or with respect to a Person (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all of the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions holding, directly or indirectly, less than 50% of the voting power of such Person (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; (iii) one Person (or more than one Person acting together as a group) acquires ownership of stock of another Person that, together with the stock held by such Person or group, constitutes more than 50% of the total voting power of the stock of such other Person; provided, that a Change in Control shall not occur if any Person (or more than one Person acting together as a group) owns more than 50% of the total voting power of such other Person and acquires additional stock; or (iv) a majority of the members of the board of directors of a Person are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of such board of directors before the date of such appointment or election.

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“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Holdings Statement” has the meaning set forth in Section 2.7(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Escrow Account” has the meaning set forth in Section 2.7(c)(i).

“Common Stock Merger Consideration” means an aggregate of 2,162,500 shares of Parent Common Stock.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization; Subsidiaries), Section 4.2 (Authorization), Section 4.4 (Capitalization) and Section 4.22 (Brokers).

“Company Indebtedness” has the meaning set forth in Section 6.11(a).

“Company Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Company IPR” means all Intellectual Property Rights, or purported to be owned, in whole or part, by the Company.

“Company’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(a) of the Disclosure Schedule, and the knowledge which such individuals would have had after reasonable inquiry.

“Company Stockholders Meeting” means the meeting of the Stockholders held to approve and adopt this Agreement and the Mergers.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(e).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, bond, mortgage, indenture, license, sublicense, warranty, lease, purchase order, delivery order, obligation, undertaking, commitment or other arrangement, understanding or undertaking, in each case, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject. Without limiting the foregoing, with respect to the Company, “Contract” shall also include the contracts enumerated in Section 4.12.

“CSI Health” means CSI Health, LLC.

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“Deductible Amount” has the meaning set forth in Section 9.5(a).

“Delaware Law” means the applicable provisions of the laws of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with, and constituting a part of, this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.7(d)(ii).

“Disputed Items” has the meaning set forth in Section 2.7(d)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.8(f).

“Dissenting Stockholder” has the meaning set forth in Section 2.8(f).

“Divestment Agreement” has the meaning set forth in Section 6.16.

“Earn-Out Common Stock” means up to 500,000 shares of Parent Common Stock.

“Earn-Out Escrow Account” has the meaning set forth in Section 2.7(c)(i).

“Earn-Out Merger Consideration” means, collectively, the Earn-Out Common Stock and the Earn-Out Warrants.

“Earn-Out Statement” has the meaning set forth in Section 2.9(c).

“Earn-Out Warrants” means up to 500,000 warrants to purchase shares of Parent Common Stock, each with a strike price of four dollars ($4.00) per share and a ten (10)-year term from its date of issuance, in the form attached hereto as Exhibit B.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances”  means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, limitation, right of first refusal, restriction, option, title defect, adverse claim or restriction or other similar encumbrance of any kind and however evidenced, including (i) any agreement to give any of the foregoing, (ii) any conditional sale or other title retention agreement, (iii) any lease having a similar effect or result, (iv) the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and (v) any lien or charge arising by statute or other laws, which secures the payment of debt (including any Tax) or the performance of an obligation.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

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“Environmental Permits” has the meaning set forth in Section 4.15(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.7(c).

“Escrowed Common Stock” means an aggregate of 587,500 shares of Parent Common Stock.

“Estimated Closing Indebtedness Statement” has the meaning set forth in Section 2.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Equity” has the meaning set forth in Section 4.4(a).

“FBCA” means the Florida Business Corporation Act.

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Final Closing Statement” has the meaning set forth in Section 2.7(d)(i).

“Final Determination” has the meaning set forth in Section 2.7(d)(iii).

“Financial Information” has the meaning set forth in Section 4.5(b).

“First Certificates of Merger” has the meaning set forth in Section 2.2(a).

“First Step Merger” has the meaning set forth in the recitals.

“Flexpoint Fund” means Flexpoint Fund II, L.P.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect in the United States at the time of the preparation of the relevant financial statement.

“Governmental Action/Filing” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance, and other similar permit or right obtained from any Government Authority and all pending applications therefor.

“Governmental Authority” means any national, federal, state, provincial, county, municipal, local or similar government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, governmental authority, regulatory authority, administrative authority, taxing authority, branch, agency, commission, ministry or other similar body (including self-regulatory organizations) exercising executive, legislative, judicial (including any court, tribunal or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

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“Gross Profit” has the meaning set forth in Section 1.1(b) of the Disclosure Schedule.

“Hazardous Substances” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws and (ii) any petroleum, petroleum constituents or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Reform Law” has the meaning set forth in Section 4.16(d).

“HIPAA” has the meaning set forth in Section 4.16(b).

“Indebtedness” without duplication, means all principal, interest, premiums or other obligations (including if payable as a result of a Change of Control of the Company or the Mergers) related to (i) all indebtedness for borrowed money, (ii) all obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including any earn-out, and deferred rent, (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (v) all obligations as lessee or lessees under leases (excluding leases of office equipment) that are required to be recorded as capital leases under GAAP, (vi) all obligations, contingent or otherwise, under acceptance, letter of credit, performance bonds or similar facilities, (vii) all obligations owing pursuant to factoring agreements for accounts receivable, (viii) all customer deposits, advance payments or unearned or deferred revenue, (ix) all Contracts relating to interest rate protection, swap agreements and collar agreements, (x) all Indebtedness of the type referred to in the immediately preceding clauses (i) through (ix) guaranteed directly or indirectly in any manner, or in effect guaranteed directly or indirectly through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (xi) all Indebtedness of the type referred to in the immediately preceding clauses (i) through (x) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned (including accounts and contract rights), even though such Person has not assumed or become liable for the payment of such Indebtedness, (xii) all accrued but unpaid interest (or interest equivalent) to the date of determination, any fees and expenses due and all prepayment premiums as if the indebtedness had been prepaid at Closing, breakage costs or penalties related to any items of Indebtedness of the type referred to in the immediately preceding clauses (i) through (xi), and (xiii) any Transaction Expenses.

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“Indebtedness Cap” has the meaning set forth in Section 2.7(c)(iii).

“Indemnifiable Taxes” means, without duplication, any and all (i) Taxes (or liabilities for Taxes) of or with respect to the Company, its assets or operations that are attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date), (ii) Taxes (or liabilities for Taxes) of or with respect to CSI Health that are attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date), and (iii) Transfer Taxes.

“Indemnified Party” means the party entitled to indemnification pursuant to ARTICLE IX.

“Indemnifying Party” means the party required to indemnify the other party pursuant to ARTICLE IX.

“Indemnity Claim” has the meaning set forth in Section 9.3(a).

“Initial Buyback Right” has the meaning set forth in Section 2.10.

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents and patent applications, reexaminations, extensions reissues, and counterparts claiming priority therefrom (collectively, “Patents”); (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) works of authorship (“Copyrights”); (iv) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (v) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, applications therefor, and the goodwill associated therewith (collectively, “Trademarks”); (vi) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), non-public information, and confidential information, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person (collectively “Trade Secrets”); (vii) domain names; and (viii) proprietary databases and data compilations and all documentation relating to the foregoing; and including in each case any and all registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Interim Balance Sheet” has the meaning set forth in Section 4.5(b).

“Interim Financials” has the meaning set forth in Section 4.5(b).

“Interim Organizational Documents” has the meaning set forth in Section 2.3(a).

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“Interim Surviving Entity” has the meaning set forth in Section 2.1(a).

“IRS” means the Internal Revenue Service.

“Key Employee Agreements” has the meaning set forth in the recitals.

“Key Employees” means each of Gene M. Valentino, Maureen B. Valentino, Christopher F. Battel, Richard A. Carroll, Heath A. Gardner, Carol A. Talamo and Jerome A. Wingate.

“Key Person Termination” means (i) the termination by Parent or the Surviving Entity other than for Cause (as defined in the Key Employee Agreements) of the employment of, or (ii) the voluntary resignation for Good Reason (as defined in the Key Employee Agreements) by, in either case, Gene M. Valentino or Christopher Battel; provided, however, that “Key Person Termination” shall not include a termination of the employment of Christopher Battel by Gene M. Valentino.

“Law” means any law, statute, directive, ordinance, regulation, code, rule, writ, judgment, injunction, order, decree, treaty, convention or other regulation or similar requirement (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(a).

“Leases” has the meaning set forth in Section 4.9(a).

“Legal Proceeding” means any actual or threatened judicial, administrative or arbitral action, complaint, suit, charge, mediation, investigation, audit, proceeding or claim (including counterclaim) by or before any Governmental Authority.

“Losses” means losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, Taxes, obligations, penalties, deficiencies, interest and costs and expenses (including costs of defense, settlement, investigation, remediation, enforcing any right to indemnification hereunder or other response actions and the cost of pursuing any insurance providers) of any nature.

“Material Contract” has the meaning set forth in Section 4.12.

“Mergers” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.7(a).

“Merger Sub One” has the meaning set forth in the preamble.

“Merger Sub Two” has the meaning set forth in the preamble.

“Merger Subsidiaries” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

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“Net Cash Amount” means, as of any date, the aggregate amount of the Company’s Cash and Cash Equivalents on hand or in bank accounts as of such date, net of issued but uncleared checks and drafts issued by the Company as of such date.

“Non-competition Agreements” means the non-competition and non-solicitation agreements in the form attached hereto as Exhibit C, to be entered into by and between Parent and each of Gene M. Valentino and Maureen Valentino.

“Notice Period” has the meaning set forth in Section 9.3(b).

“OFAC” has the meaning set forth in Section 4.24(b).

“Organizational Documents” has the meaning set forth in Section 2.3(b).

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(c).

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent in connection with, and constituting a part of, this Agreement.

“Parent Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Parent Material Adverse Effect” shall mean (a) an effect that would prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement or (b) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from: (i) general economic or political conditions; (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries or markets in which the Parent conducts its business; (iii) any act of terrorism, military action or the escalation thereof; (iv) changes in applicable Law after the date hereof; (v) changes in GAAP after the date hereof; (vi) actions required to be taken pursuant to this Agreement or taken with the Representative’s or Stockholders’ consent; and (vii) the public announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) of this definition shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate adverse effect on the Parent compared to other participants in the industries in which the Parent conducts its business.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

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“Parent Stock Issuance” has the meaning set forth in Section 6.8(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(a).

“Parent Stockholder Meeting” means the meeting of the stockholders of Parent held to obtain the Parent Stockholder Approval.

“Parent’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(c) of the Parent Disclosure Schedule, and the knowledge which such individuals would have had after reasonable inquiry.

“Payoff Letters” has the meaning set forth in Section 6.11.

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained, or required or advisable to be obtained, from any Governmental Authority in connection with the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (i) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and Encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (ii) Encumbrances for Taxes not yet due and payable, (iii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet due and payable, (iv) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business which are not, individually or in the aggregate, material to the Business; (v) Encumbrances and other similar restrictions of record with respect to the Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and do not, individually or in the aggregate, materially interfere with the present use of the Leased Real Property or the Business, (vi) Encumbrances securing Indebtedness up to the Indebtedness Cap to be repaid and released in connection with the Closing, if any, (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (viii) Encumbrances resulting from fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business and (ix) restrictions placed on deposits held by third parties relating to bank card processing.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, firm, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority, in each case, whether acting in an individual, fiduciary or other capacity.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending at the end of the day on the Closing Date.

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“Press Release” has the meaning set forth in Section 6.9.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Registration Rights Agreement” has the meaning set forth in Section 6.21.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Rental Agreement” means that certain Rental Agreement, dated November 18, 2013, by and between Maureen B. Valentino and Noah’s Ark Pensacola, in respect of a storage unit located at 451 E. Cervantes St., Pensacola, Florida 32501.

“Representative” has the meaning set forth in the recitals.

“Required Company Vote” has the meaning set forth in Section 4.2(b).

“Restricted Cash” means cash or cash equivalents held in escrow or as a security or other deposit, held for or on behalf of a customer, deposited with a customer or if usage of, or access to, such cash or cash equivalents is restricted by law, contract or otherwise.

“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government or (iv) a Person resident in or determined to be resident in a country, in each case that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the Securities and Exchange Commission.

“Secondary Buyback Right” has the meaning set forth in Section 2.10(d).

“Second Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Second Effective Time” has the meaning set forth in Section 2.2(b).

“Second Step Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred” means the Series A preferred stock of Parent.

“Series A-1 Preferred” means the Series A-1 preferred stock of Parent.

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“Stockholder Allocation” means the allocation of the Merger Consideration among the Stockholders as set forth in Annex B hereto.

“Stockholders” means the individuals listed on Annex A hereto comprising the owners of all of the issued and outstanding shares of common stock, no par value per share, of the Company.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (ii) hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Support Agreement” means the Support Agreement attached hereto as Exhibit G entered into between Parent and each Supporting Stockholder that contemplates such Supporting Stockholders’ approval of the transactions and agreements contemplated by this Agreement, and confirms that each Supporting Stockholder is bound by the terms of this Agreement, including all indemnification provisions.

“Supporting Stockholders” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Target Working Capital” means $300,000.

“Tax” or “Taxes” means (i) all federal, state, local and non-U.S. taxes duties, fees, assessments or governmental charges (or deficiencies thereof) of any nature, including any alternative or add-on minimum tax, goods and services tax, escheat or unclaimed property (or similar tax or assessment), profits or excess profits tax, capital tax, franchise tax, net income, gross income, adjusted gross income or gross receipts tax, employment related tax, real and personal property tax or ad valorem tax, sale or use tax, transfer tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, customs duties, together with any interest or any penalty in addition to any tax or additional amount imposed by any Governmental Authority responsible for the imposition of such tax and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group (including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)), or as a transferee or successor, by Contract or otherwise.

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“Tax Contest” shall mean any action, audit, examination, claim, administrative proceeding or other court proceeding or litigation with respect to Taxes.

“Tax Return” means any return, report, information return, claim for refund or other document relating to Taxes (including any related or supporting information), including any schedule or attachment thereto, including any amended Tax Return or declaration of estimated Tax, filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Terminating Agreements” means the Contracts required to be listed on Section 4.20 (Transactions with Related Parties) of the Disclosure Schedule.

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Top Customers” has the meaning set forth in Section 4.27(a).

“Top Suppliers” has the meaning set forth in Section 4.27(a).

“Transaction Expenses” means the aggregate amount of all fees and expenses incurred on or before the Closing and payable by the Company to third parties and incurred in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including, but not limited to: (i) fees and disbursements of attorneys, accountants financial advisors and other advisors and service providers (including any broker, finder or similar fee due or payable to any Person); and (ii) any sale bonus, stay bonus, retention bonus, change in control bonus or similar bonus, in each case, which becomes payable in connection with the consummation of the transactions contemplated by this Agreement, together with the employer portion of any FICA and other payroll Taxes payable in respect of the payments described in this clause (ii).

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Transfer Agent” means Continental Stock Transfer and Trust Company.

“Transfer Taxes” means any transfer, real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) required to be paid in connection with the transactions contemplated by this Agreement.

“Transferred Employees” means the employees of the Company as of the Effective Time.

“Treasury Regulation” means any regulation promulgated under the Code by the Department of the Treasury (whether in proposed, final or temporary form), as amended.

“Unresolved Items” has the meaning set forth in Section 2.7(d)(iii).

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“Undersubscription Notice” has the meaning set forth in Section 2.10(d).

“Volume-Weighted Average Closing Price” means the volume-weighted (based on the number of shares of the Parent Common Stock traded on each day that the closing price is used in this calculation) average of the closing sale prices per share of the Parent Common Stock on the securities exchange or automated quotation system where the Parent Common Stock is listed for the twenty (20) consecutive trading days ending three (3) trading days prior to the Closing Date.

“Wellington” means Ithan Creek Master Investors (Cayman) L.P.

“Working Capital” means the amount (which may be a negative or positive number), as of 12:01 A.M. on the Closing Date, of the difference between all “current assets” and all “current liabilities” of the Company (excluding the current portion of Indebtedness), in each case determined in accordance with GAAP. For purposes of this definition, (a) “current assets” shall include the dollar amounts of the Net Cash Amount but shall exclude any deferred Tax assets and any current income Tax assets, and (b) “current liabilities” shall exclude any deferred income Tax liabilities and any current income Tax liabilities. An illustrative determination of Working Capital, prepared in accordance with the terms and conditions of this Agreement, is attached hereto as Exhibit H.

“Year-End Financial Statements” has the meaning set forth in Section 4.5(a).

Section 1.2.     Interpretation.

(a)          References to the terms “Article,” “Section,” “Schedule,” “Exhibit,” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified.

(b)          A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)          References to “$” or “dollars” refer to lawful currency of the United States.

(d)          Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)          The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f)          Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereto” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) the word “or” shall be disjunctive but not inclusive, (v) the phrase “in the ordinary course of business” means in the ordinary, usual and normal course of business consistent with past custom and practice, (vi) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof and (vii) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

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(g)          Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(h)          The term “foreign” means non-United States.

(i)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

THE MERGER

Section 2.1.     The Merger.

(a)          First Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub Two shall, pursuant to the provisions of Delaware Law and the FBCA, be merged with and into the Company and the separate existence of Merger Sub Two shall thereupon cease in accordance with the provisions of Delaware Law and the FBCA. The Company shall be the surviving entity in the First Step Merger and shall continue to exist as a wholly-owned Subsidiary of Parent (the “Interim Surviving Entity”) and the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the First Step Merger as the Interim Surviving Entity. The First Step Merger shall have the effects specified by Delaware Law and in the FBCA.

(b)          Second Step Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, Parent shall cause the Interim Surviving Entity, pursuant to the provisions of Delaware Law and the FBCA, to merge with and into Merger Sub One and the separate existence of the Interim Surviving Entity shall thereupon cease in accordance with the provisions of Delaware Law and the FBCA. Merger Sub One shall be the surviving entity in the Second Step Merger and shall continue to exist as a wholly-owned Subsidiary of Parent (the “Surviving Entity”). The Second Step Merger shall have the effects specified by Delaware Law and in the FBCA.

Section 2.2.     Certificates of Merger.

(a)          First Certificates of Merger. On the Closing Date, the parties hereto shall cause certificates of merger substantially in the form attached hereto as Exhibit D-1 (the “First Certificates of Merger”) to be properly executed and filed in accordance with the relevant provisions of Delaware Law and the FBCA, and shall make or cause to be made all other filings or recordings required under Delaware Law and the FBCA. The First Step Merger shall be effective at the time and on the date set forth in the First Certificate of Merger filed with respect thereto in accordance with Delaware Law and the FBCA (the “Effective Time”). At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, powers, privileges and property of the Company and Merger Sub Two shall vest in the Interim Surviving Entity, and all debts, obligations, restrictions and liabilities of the Company and Merger Sub Two shall become debts, obligations, restrictions and liabilities of the Interim Surviving Entity.

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(b)          Second Certificate of Merger. Promptly after the Effective Time, Parent shall cause certificates of merger substantially in the form attached hereto as Exhibit D-2 (the “Second Certificates of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be properly executed and filed in accordance with the relevant provisions of Delaware Law and the FBCA, and shall make or cause to be made all other filings or recordings required under Delaware Law and the FBCA. The Second Step Merger shall be effective at the time and on the date set forth in the Second Certificate of Merger filed with respect thereto in accordance with Delaware Law and the FBCA (the “Second Effective Time”). At the Second Effective Time, the effect of the Second Step Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all rights, powers, privileges and property of the Interim Surviving Entity and Merger Sub One shall vest in the Surviving Entity, and all debts, obligations, restrictions and liabilities of the Interim Surviving Entity and Merger Sub One shall become debts, obligations, restrictions and liabilities of the Surviving Entity.

Section 2.3.     Organizational Documents.

(a)          Interim Surviving Entity. Except to the extent amended pursuant to the First Certificate of Merger, the articles of incorporation and bylaws of the Company in effect immediately prior to the Effective Time (collectively, the “Interim Organizational Documents”) shall be the articles of incorporation and bylaws of the Interim Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the FBCA.

(b)          Surviving Entity. Except to the extent amended pursuant to the Second Certificate of Merger, the certificate of formation and operating agreement of Merger Sub One in effect immediately prior to the Second Effective Time (collectively, the “Organizational Documents”) shall be the certificate of formation and operating agreement of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed by the provisions of Delaware Law.

Section 2.4.     Officers.

(a)          Interim Surviving Entity. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Interim Surviving Entity and will hold office in accordance with the Interim Organizational Documents until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Interim Organizational Documents and otherwise in accordance with applicable Law.

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(b)          Surviving Entity. At the Second Effective Time, the officers of the Interim Surviving Entity immediately prior to the Second Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the Organizational Documents until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Organizational Documents and otherwise in accordance with applicable Law.

Section 2.5.     Board of Managers.

(a)          Interim Surviving Entity. At the Effective Time, the board of directors or other similar governing body of Merger Sub Two immediately prior to the Effective Time shall be the board of directors of the Interim Surviving Entity and will hold office in accordance with the Interim Organizational Documents until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Interim Organizational Documents and otherwise in accordance with applicable Law.

(b)          Surviving Entity. At the Second Effective Time, the board of directors or other similar governing body of Merger Sub One immediately prior to the Second Effective Time shall be the board of directors or other similar governing body of the Surviving Entity and will hold office in accordance with the Organizational Documents until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Organizational Documents and otherwise in accordance with applicable Law.

Section 2.6.     Effect of Merger on Capital Stock.

(a)          As of the Effective Time, by virtue of the First Step Merger and without any action on the part of the Stockholders or any holders of capital stock of Merger Sub Two:

(i)           each membership interest of Merger Sub Two issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable share of common stock, no par value per share, of the Interim Surviving Entity, and such shares shall continue unchanged as a result of the First Step Merger and will constitute the only outstanding shares of capital stock of the Interim Surviving Entity.

(ii)         the Existing Company Equity issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be converted into the right to receive the Merger Consideration payable to the Stockholders in accordance with each Stockholder’s Allocation Percentage as set forth in the Closing Date Holdings Statement and in accordance with the terms of this Agreement when such disbursements, if any, are required to be made; provided, that no fractional shares of Parent Common Stock shall be issued in connection with the First Step Merger and any fractional interests of Existing Company Equity held by a Stockholder as of the Effective Time shall be rounded up or down to the nearest whole number for purposes of calculating such Stockholder’s portion of the Merger Consideration.

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(b)          As of the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of the Stockholders or any holders of capital stock of Merger Sub One, each share of common stock, no par value per share, of the Interim Surviving Entity issued and outstanding immediately prior to the Second Effective Time shall be converted into one (1) fully paid and non-assessable membership interest of the Surviving Entity, and such membership interests shall constitute the only outstanding membership interests of the Surviving Entity. At the Second Effective Time, each share of common stock of the Interim Surviving Entity issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor

(c)          Treasury Shares. Each share of capital stock of the Company held or owned in treasury or otherwise by the Company immediately prior to the Effective Time shall be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

Section 2.7.     Merger Consideration; Closing Statements; Final Closing Statement.

(a)          Merger Consideration. For purposes of this Agreement, the “Merger Consideration” shall mean, collectively, the Common Stock Merger Consideration (as adjusted under this Section 2.7), the Escrowed Common Stock and the Earn-Out Merger Consideration.

(b)          Closing Statements. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Date Holdings Statement”), together with reasonable supporting documentation used in the preparation of the Closing Date Holdings Statement, which sets forth in reasonable detail (x) the name and address of each Stockholder immediately prior to the Effective Time and the aggregate amount of Existing Company Equity held by each such Stockholder, (y) the Existing Company Equity ownership percentage next to the name of each Stockholder (the “Allocation Percentage”) and (z) the Stockholder Allocation. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that each of Parent, the Merger Subsidiaries and the Surviving Entity shall be entitled to rely on the Closing Date Holdings Statement as setting forth a true, complete and accurate listing of all items set forth in the Closing Date Holdings Statement.

(c)          Closing Date Payments. At the Closing, after the filing of the Certificates of Merger and contemporaneously with receipt of proof of acceptance (reasonably acceptable to Parent) of the Certificates of Merger by the Secretary of State (or any applicable division thereof) of the State of Delaware or Florida, as applicable, and subject to the other terms and conditions set forth herein, Parent shall, or shall cause the Merger Subsidiaries or the Surviving Entity to, make the following payments or deliveries, and assume the following obligations, as the case may be:

(i)          to Continental Stock Transfer and Trust Company, as escrow agent (the “Escrow Agent”), the (A) Earn-Out Common Stock, to be deposited into an escrow account (the “Earn-Out Escrow Account”) and (B) Escrowed Common Stock, to be deposited into an escrow account (the “Common Stock Escrow Account”), in each case, which shall be established pursuant to an escrow agreement, substantially in the form of Exhibit E attached hereto and subject to the reasonable comment thereto by the Escrow Agent (the “Escrow Agreement”), by and among Parent, the Representative and the Escrow Agent;

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(ii)         subject to any withholding obligation as required by applicable Law and subject to the terms of Section 2.13, to the Transfer Agent, the Common Stock Merger Consideration, which shall be payable by the Transfer Agent to the Stockholders (other than with respect to Dissenting Shares) upon surrender and delivery of the documents provided in Section 2.8(a) and in accordance with their respective Allocation Percentages as set forth in the Closing Date Holdings Statement and this Agreement; and

(iii)        subject to Sections 2.7(d)(iv), Section 6.11, Section 7.2(h) and Section 7.2(l), at the Second Effective Time the Surviving Entity shall assume or payoff in full, on behalf of the Company, up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Indebtedness Cap”) of the Indebtedness set forth in the statement setting forth the Company’s calculation of the estimated Indebtedness of the Company as of the close of business on the Closing Date (the “Estimated Closing Indebtedness Statement”), together with reasonable supporting documentation used in such calculation, with all components thereof prepared in accordance with Accounting Principles Consistently Applied and delivered to Parent no later than three (3) Business Days before Closing.

(d)          Preparation of the Final Closing Statement.

(i)          As soon as practicable, but no later than forty-five (45) days after the Closing Date, the Surviving Entity shall prepare or cause to be prepared, at its own expense, and deliver to the Representative, together with all work papers and back-up materials relating thereto, a written statement setting forth the Surviving Entity’s final calculations of the (i) Working Capital as of the Closing, and (ii) Indebtedness as of the Closing, together with reasonable supporting documentation used in such calculations (the “Final Closing Statement”).

(ii)         During the thirty (30)-day period immediately following the Representative’s receipt of the Final Closing Statement, the Representative will be permitted to review, during normal business hours and upon reasonable notice, the Surviving Entity’s books and records and the working papers related to the preparation of the Final Closing Statement. The Final Closing Statement (including the determinations included therein) will become final, binding and conclusive upon the Surviving Entity and the Representative (i) on the thirtieth (30th) day following the Representative’s receipt thereof, unless the Surviving Entity receives from the Representative prior to such thirtieth (30th) day written notice of the Representative’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Final Closing Statement or (ii) on such earlier date as the Representative notifies the Surviving Entity that it does not dispute the Final Closing Statement. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). The Dispute Notice shall be limited to disputes or objections based on mathematical errors or based on the final calculations contained in the Final Closing Statement not being calculated in accordance with the terms hereof. If the Representative timely delivers a Dispute Notice, then the determination of the Common Stock Merger Consideration (in accordance with the resolution described in clause (i) or (ii) below, as applicable) will become final, binding and conclusive upon the Surviving Entity and the Representative on the first to occur of (i) the date on which the Surviving Entity and the Representative resolve in writing all differences they have with respect to the Disputed Items or (ii) the date on which all of the Disputed Items that are not resolved by the Surviving Entity and the Representative in writing are finally resolved in writing by the independent registered public accounting firm mutually acceptable to the Representative and Parent (the “Accounting Firm”) in accordance with Section 2.7(d)(iii). The Representative shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not disputed in the Dispute Notice.

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(iii)        During the thirty (30) days following delivery of a Dispute Notice, the Surviving Entity and the Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by the Surviving Entity and the Representative will be deemed final, binding and conclusive on Parent, the Surviving Entity and the Representative. If the Surviving Entity and the Representative do not reach agreement on all of the Disputed Items during such thirty (30)-day period (or such longer period as they shall mutually agree), then at the end of such thirty (30)-day (or longer) period, the Surviving Entity and the Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to the Accounting Firm to review and resolve such matters. The parties shall instruct the Accounting Firm (i) not to assign a value to any item in dispute greater than the greatest value or lower than the lowest value assigned by the Surviving Entity or the Representative, (ii) to make a final determination (the “Final Determination”) not later than thirty (30) calendar days following submission of the Unresolved Items to the Independent Accounting Firm and (iii) to otherwise make its determination consistent with the terms of this Agreement. The Accounting Firm will act as an expert and not an arbitrator in conducting its services and may consider only those items which the Representative and the Surviving Entity are unable to resolve. The Accounting Firm’s determination shall be based solely on written submissions of the Representative and the Surviving Entity (i.e., not on an independent review). The Final Determination will be final, binding and conclusive on Parent, the Surviving Entity and the Representative, effective as of the date the Accounting Firm’s written determination is received by the Surviving Entity and the Representative. Each party will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Accounting Firm shall be allocated between the Representative (on behalf of the Stockholders), on the one hand, and the Surviving Entity, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For illustrative purposes only, if the Surviving Entity contests $500 of the Working Capital claimed by the Representative, and if the Accounting Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Surviving Entity and 40% (i.e., 200 ÷ 500) to the Representative (on behalf of the Stockholders).

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(iv)        Upon the determination, in accordance with Section 2.7(d)(i), (ii) and (iii) above, of the Final Closing Statement and any Final Determination, using the amounts so determined pursuant to Section 2.7(d)(i), (ii) and (iii), (A) (x) if the final calculation of Indebtedness exceeds the Indebtedness Cap, then Working Capital in the Final Closing Statement will be reduced on a dollar for dollar basis through a reduction in the Net Cash Amount (which may be a negative number) or (y) if the Indebtedness Cap exceeds the final calculation of Indebtedness, then the Common Stock Merger Consideration shall be increased by Parent issuing, within three (3) Business Days after the determination of the Final Closing Statement, to the Stockholders on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement additional shares of Parent Common Stock with an aggregate value (based upon a price of four dollars ($4.00) per share) equal to the amount by which the Indebtedness Cap exceeds the final calculation of Indebtedness and (B) giving effect to any adjustment made pursuant to the immediately preceding clause (A), (x) if Working Capital exceeds Target Working Capital, then the Common Stock Merger Consideration shall be increased by Parent issuing, within three (3) Business Days after the determination of the Final Closing Statement, to the Stockholders on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement additional shares of Parent Common Stock with an aggregate value (based upon a price of four dollars ($4.00) per share) equal to the amount by which Working Capital exceeds Target Working Capital or (y) if Target Working Capital exceeds Working Capital, then the Representative (on behalf of the Stockholders) shall remit, within three (3) Business Days after the determination of the Final Closing Statement, to the Surviving Entity an amount in cash by wire transfer of immediately available funds to an account designated in writing by the Surviving Entity equal to the amount by which Target Working Capital exceeds Working Capital.

Section 2.8.     Exchange of Letters of Transmittal and Certificates; Dissenting Shares.

(a)          Within thirty (30) days following the date hereof, Parent shall mail or otherwise deliver a letter of transmittal in the form attached as Exhibit F hereto (the “Letter of Transmittal”) to each Stockholder for return to Parent and instructions for use in effecting the surrender of the Certificates and payment therefor.

(b)          Upon surrender of any Certificates (other than Certificates representing Dissenting Shares), together with a duly executed Letter of Transmittal, at least two (2) Business Days prior to the Closing Date, to Parent, the holder of each Certificate shall receive from Parent on the Closing Date (or, in the case of a Certificate surrendered with a duly executed Letter of Transmittal surrendered less than two (2) Business Days prior to the Closing Date or after the Closing Date, as promptly as practicable following such surrender) in exchange for the shares of Existing Company Equity formerly evidenced thereby (other than Certificates representing Dissenting Shares), such Stockholder’s Allocation Percentage of the Merger Consideration as set forth in the Closing Date Holdings Statement. The shares of Existing Company Equity evidenced by such Certificate so surrendered shall be cancelled; provided, that notwithstanding the cancellation of such shares of Existing Company Equity, the former holder thereof (other than Certificates representing Dissenting Shares) shall also remain entitled to receive, for such shares of Existing Company Equity so cancelled (which, for the avoidance of doubt, does not include shares representing Dissenting Shares (which shall be entitled to the rights set forth in Section 2.8(f)), its Allocation Percentage of the Earn-Out Merger Consideration, as set forth in the Closing Date Holdings Statement.

(c)          To the extent that any Certificates are not surrendered pursuant to this Section 2.8, following the Effective Time, each share of Existing Company Equity evidenced by a Certificate (other than Dissenting Shares) shall be cancelled, retired and shall cease to exist and shall represent for all purposes only the right to receive the applicable consideration as provided for, and in accordance with, the provisions, of this Agreement.

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(d)          In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Parent and the Merger Subsidiaries (if such affidavit is accepted before the Effective Time) or the Surviving Entity (if such affidavit is accepted after the Effective Time), Parent or the Surviving Entity, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate the applicable consideration in respect thereof in the manner set forth in Section 2.7 and Section 2.8.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of the Interim Surviving Entity of the shares of Existing Company Equity that were outstanding immediately prior to the Effective Time. If, after the Second Effective Time, Certificates (other than any Certificate representing Dissenting Shares) are presented to the Surviving Entity for transfer, they shall be canceled and exchanged for the applicable consideration as provided for, and in accordance with, the provisions, of this Agreement.

(f)          Notwithstanding anything to the contrary set forth in this Agreement, no Existing Company Equity issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Section 607.1323 of the FBCA in connection with the Mergers (collectively, “Dissenting Shares”) shall be converted into a right to receive that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares (a “Dissenting Stockholder”), but shall instead be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the FBCA. Each Dissenting Stockholder who, in accordance with Section 607.1323 of the FBCA, becomes entitled to payment of the “fair value” for such Dissenting Shares shall receive payment therefor from the Surviving Entity in accordance with such Laws (but only after the value thereof shall have been agreed upon or finally determined pursuant to the FBCA); provided, however, that if any such Dissenting Stockholder shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or failed to perfect or lost its right to appraisal and payment of such Dissenting Shares under Section 607.1323 of the FBCA, such Dissenting Stockholder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive the applicable portion of the Merger Consideration otherwise payable to such Dissenting Stockholder. From and after the Effective Time, subject to the other provisions of this Section 2.8(f), all Dissenting Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each Dissenting Stockholder shall cease to have any rights with respect to such Dissenting Shares, except any right that such holder may have to receive payment therefor pursuant to Section 607.1323 of the FBCA. The Representative shall be responsible for administering matters pertaining to Dissenting Shares and provide Parent with (i) prompt written notice of any demands received by the Company for appraisal of shares of Existing Company Equity, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the FBCA that relates to such demand, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.9.     Earn-Out Merger Consideration.

(a)          Following the Closing Date, the Earn-Out Merger Consideration shall be determined and issued in accordance with this Section 2.9. All issuances of Earn-Out Merger Consideration to the Stockholders or their respective designees shall be made no later than thirty (30) days after the satisfaction of the conditions set forth in this Section 2.9 and in accordance with each Stockholder’s Allocation Percentage of the Earn-Out Merger Consideration, as set forth in the Closing Date Holdings Statement. Subject to distributions made pursuant to Section 2.7(d)(iv) and ARTICLE IX, the Earn-Out Common Stock will be held in the Earn-Out Escrow Account pursuant to Section 2.7(c)(i) and in accordance with the Escrow Agreement. Subject to any withholding obligation as required by applicable Law and subject to the terms of Section 2.13, the Earn-Out Common Stock will be released from the Earn-Out Escrow Account based upon the financial results of the Surviving Entity as follows (and any failure to meet such financial results shall result in the cancellation of such Earn-Out Common Stock):

(i)          2016 Shares.

(1)         Two Hundred and Fifty Thousand (250,000) shares of Earn-Out Common Stock (the “2016 Shares”) will be released from the Earn-Out Escrow Account to the Transfer Agent, for the benefit of the Stockholders or their respective designees, in the event that the Surviving Entity’s Gross Profit for calendar year 2016 exceeds $6,161,000 (the “2016 Target”) but is less than the 2017 Target.

(2)         In the event that the Surviving Entity’s Gross Profit for calendar year 2016 exceeds the 2017 Target, then the 2017 Shares will also be released from the Earn-Out Escrow Account to the Transfer Agent, for the benefit of the Stockholders or their respective designees, and the Stockholders will not be entitled to any further Earn-Out Common Stock.

(3)         In the event that the Surviving Entity fails to achieve the 2016 Target, but its Gross Profit for calendar year 2016 is greater than seventy-five percent (75%) of the 2016 Target, then a percentage of the 2016 Shares equal to the percentage of the 2016 Target that is met will be released from the Earn-Out Escrow Account to the Transfer Agent, for the benefit of the Stockholders or their respective designees.

(4)         None of the 2016 Shares will be released from the Earn-Out Escrow Account if the Surviving Entity fails to achieve at least seventy-five percent (75%) of the 2016 Target after giving effect to sub-clause (ii)(2) below.

(ii)         2017 Shares.

(1)         Two Hundred and Fifty Thousand (250,000) shares of Earn-Out Common Stock (the “2017 Shares”) will be released from the Earn-Out Escrow Account to the Transfer Agent, for the benefit of the Stockholders or their respective designees, in the event that the Surviving Entity’s Gross Profit for calendar year 2017 exceeds $7,102,600 (the “2017 Target”).

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(2)         If the 2017 Target is met, any Gross Profit for 2017 that exceeds the 2017 Target may be applied by the Representative to any shortfall in the 2016 Target to allow the Stockholders or their respective designees to obtain any portion of the 2016 Shares which were not previously released.

(3)         In the event that the Surviving Entity fails to achieve the 2017 Target but its Gross Profit for calendar year 2017 is greater than seventy-five percent (75%) of the 2017 Target, then a percentage of the 2017 Shares equal to the percentage of the 2017 Target that is met will be released from the Earn-Out Escrow Account to the Transfer Agent, for the benefit of the Stockholders or their respective designees.

(4)         None of the 2017 Shares will be released from the Earn-Out Escrow Account if the Surviving Entity fails to achieve at least seventy-five percent (75%) of the 2017 Target.

(b)          Subject to any withholding obligation as required by applicable Law and subject to the terms of Section 2.13, the Earn-Out Warrants will be issued based upon the financial results of the Surviving Entity as follows (and any failure to meet such financial results shall result in the forfeiture and non-issuance of such Earn-Out Warrants):

(i)          2018 Warrants.

(1)         Two Hundred and Fifty Thousand (250,000) of the Earn-Out Warrants (the “2018 Warrants”) will be issued by Parent to the Stockholders or their respective designees in the event that the Surviving Entity’s Gross Profit for calendar year 2018 exceeds $8,407,830 (the “2018 Target”) but is less than the 2019 Target.

(2)         In the event that the Surviving Entity’s Gross Profit for calendar year 2018 exceeds the 2019 Target, then the 2019 Warrants will also be issued by Parent to the Stockholders or their respective designees and the Stockholders will not be entitled to any further Earn-Out Warrants.

(3)         In the event that the Surviving Entity fails to achieve the 2018 Target but its Gross profit for calendar year 2018 is greater than seventy-five percent (75%) of the 2018 Target, then a percentage of the 2018 Warrants equal to the percentage of the 2018 Target that is met shall be issued by Parent to the Stockholders or their respective designees.

(4)         None of the 2018 Warrants will be issued to the Stockholders or their respective designees if the Surviving Entity fails to achieve at least seventy-five percent (75%) of the 2018 Target after giving effect to sub-clause (ii)(2) below.

(ii)         2019 Warrants.

(1)         Two Hundred and Fifty Thousand (250,000) of the Earn-Out Warrants (the “2019 Warrants”) will be issued by Parent to the Stockholders or their respective designees in the event that the Surviving Entity’s Gross Profit for calendar year 2019 exceeds $10,123,963 (the “2019 Target”).

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(2)         If the 2019 Target is met, any Gross Profit for 2019 that exceeds the 2018 Target may be applied by the Representative to any shortfall in the 2018 Target to allow the Stockholders or their respective designees to obtain any portion of the 2018 Warrants which were not previously issued.

(3)         In the event that the Surviving Entity fails to achieve the 2019 Target but its Gross Profit for calendar year 2019 is greater than seventy-five percent (75%) of the 2019 Target, then a percentage of the 2019 Warrants equal to the percentage of the 2019 Target that is met shall be issued by Parent to the Stockholders or their respective designees.

(4)         None of the 2019 Warrants will be issued to the Stockholders or their respective designees if the Surviving Entity fails to achieve at least seventy-five percent (75%) of the 2019 Target.

(c)          Beginning with the 2016 calendar year and ending after the 2019 calendar year, the Surviving Entity shall prepare, or cause to be prepared, and shall deliver to the Representative no later than sixty (60) days after Parent and its Affiliates shall have finalized their annual audited financial statements for the applicable calendar year, a statement of the Gross Profit of the Surviving Entity for the applicable calendar year, and the Surviving Entity’s calculation of the Earn-Out Merger Consideration, if any, payable for such period (the “Earn-Out Statement”). During the thirty (30)-day period immediately following the Representative’s receipt of the Earn-Out Statement, the Representative will be permitted to review, during normal business hours and upon reasonable notice, the Surviving Entity’s books and records and the working papers related to the preparation of the Earn-Out Statement. The Earn-Out Statement (including the determinations included therein) will become final, binding and conclusive upon the Surviving Entity and the Representative (i) on the thirtieth (30th) day following the Representative’s receipt thereof, unless the Surviving Entity receives from the Representative prior to such thirtieth (30th) day a Dispute Notice with respect to any account or determination set forth in the Earn-Out Statement or (ii) on such earlier date as the Representative notifies the Surviving Entity that it does not dispute the Earn-Out Statement. If the Representative delivers a Dispute Notice with respect to any account or determination set forth in the Earn-Out Statement within thirty (30) days of its receipt of the Earn-Out Statement, then all disputes of the parties with respect to any of the calculations contained in the Earn-Out Statement, including the resolution of such disputes, shall be handled and administered in accordance with the procedures set forth in Section 2.7(d)(ii), Section 2.7(d)(iii) and Section 2.7(d)(iv).

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(d)          At any time prior to the end of calendar year 2017: (i) if a Change of Control of Parent occurs, then (A) fifty percent (50%) of the 2016 Shares and fifty percent (50%) of the 2017 Shares, in each case, remaining in the Earn-Out Escrow Account shall be released to the Stockholders and (B) fifty percent (50%) of the 2018 Warrants and fifty percent (50%) of the 2019 Warrants, in each case, that have not been previously forfeited under this Agreement shall be issued to the Stockholders; or (ii) if a Key Person Termination occurs, then (A) seventy-five percent (75%) of the 2016 Shares and seventy-five percent (75%) of the 2017 Shares, in each case, remaining in the Earn-Out Escrow Account shall be released to the Stockholders and (B) seventy-five percent (75%) of the 2018 Warrants and seventy-five percent (75%) of the 2019 Warrants, in each case, that have not been previously forfeited under this Agreement shall be issued to the Stockholders. At any time after the end of calendar year 2017 but prior to the end of calendar year 2019: (i) if a Change of Control of Parent occurs, then fifty percent (50%) of the 2018 Warrants and fifty percent (50%) of the 2019 Warrants, in each case, that have not been awarded or not been previously forfeited under this Agreement shall be issued to the Stockholders; and (ii) if a Key Person Termination occurs, then seventy-five percent (75%) of the 2018 Warrants and seventy-five percent (75%) of the 2019 Warrants, in each case, that have not been awarded or not been previously forfeited under this Agreement shall be issued to the Stockholders. Notwithstanding anything contained herein to the contrary, in no event shall more than an aggregate of seventy-five percent (75%) of the 2016 Shares or 2017 Shares be released from the Earn-Out Escrow Account or seventy-five percent (75%) of the 2018 Warrants or 2019 Warrants be issued, in either case, pursuant to this Section 2.9(d).

Section 2.10.   Buyback. Parent hereby unconditionally and irrevocably grants to each Stockholder a right, exercisable if Flexpoint Fund (the holder of the Series A Preferred Stock of Parent) exercises in full its right to have its entire Series A Preferred Stock investment redeemed by Parent (pursuant to Section 6(a) of Parent’s Certificate of Designation of Series A Convertible Preferred Stock, effective October 11, 2013), to require Parent to repurchase (the “Initial Buyback Right”) a number of such Parent Common Stock held by such Stockholder (the “Buyback Shares”) as follows:

(a)          Parent shall provide prompt written notice to the Representative (and the Representative shall promptly further notify each Stockholder in writing) informing the Representative of the right of the Stockholders to exercise their Initial Buyback Right and thereby require Parent to purchase Buyback Shares from the Stockholders;

(b)          Within twenty (20) days of the date of the notice by Representative to each Stockholder, each Stockholder desiring to exercise the Initial Buyback Right shall provide written notice to the Representative of its intent to participate with the sale of Buyback Shares;

(c)          Representative must then provide Parent with written notice of each Stockholder’s intent to exercise the right to buy back the shares within forty (40) days of Parent’s notice to the Representative of the right to require Parent to repurchase each Stockholder’s Buyback Shares. Failure to provide such notice within this time frame will result in the termination of the Representative’s and Stockholders’ rights under this Section 2.10.

(d)          The maximum number of Buyback Shares eligible for repurchase shall equal fifty percent (50%) of the shares of Parent Common Stock issued in connection with the Mergers to the applicable Stockholder; provided, however, that if exercising Stockholders, in the aggregate, have given notice to require Parent to repurchase less than all of the Buyback Shares (calculated for this purpose as the total Buyback Shares available if all Stockholders were to participate in the Initial Buyback Right to the maximum extent), then Parent shall provide written notice to the Representative within five (5) Business Days after the notice provided under Section 2.10(c) and the Representative shall within two (2) Business Days thereafter send written notice (the “Undersubscription Notice”) to those Stockholders who fully exercised their Initial Buyback Right, of their further right (the “Secondary Buyback Right”) to require Parent to repurchase all or any part of the balance of any such remaining unsubscribed Buyback Shares from such Stockholders. To exercise such Secondary Buyback Right, an exercising Stockholder must deliver a notice to the Representative within ten (10) days after the date of the Undersubscription Notice indicating such Stockholder’s intent to exercise the Secondary Buyback Right and the Representative must then provide Parent with any such notices received by it within fifteen (15) days after the date of the Undersubscription Notice. In the event there are two (2) or more such exercising Stockholders that choose to exercise the Secondary Buyback Right for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such exercising Stockholders pro rata based on the number of shares of Buyback Shares such exercising Stockholders have elected to purchase pursuant to the Secondary Buyback Right.

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(e)         The price per Buyback Share will be $4.00 per share.

(f)          The Buyback Shares must have been continuously held by the applicable Stockholder at all times following the Closing Date.

(g)          In connection with Parent’s repurchase obligation, Parent shall be permitted to repurchase the Buyback Shares over a reasonable period of time in order to, among other things, provide Parent the opportunity to pursue financing, if applicable, on commercially reasonable terms.

(h)          The claim by the Stockholders to cause Parent to repurchase the Buyback Shares will be subordinate to the rights of the Series A and Series A-1 Preferred issued to Flexpoint Fund and Wellington, respectively, but shall be superior to the rights of other holders of Parent Common Stock.

Section 2.11.   Representative. The Company hereby agrees that Gene M. Valentino shall be appointed as the Representative and as the attorney-in-fact for and on behalf of each Stockholder, and is hereby authorized to take any and all actions and make any and all decisions required or permitted to be taken by him under this Agreement or any Ancillary Agreement to which any Stockholder is a party, including the exercise of the power to (i) resolve any Dispute Notices with respect to the Final Closing Statement or any Earn-Out Statement, (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (iii) resolve any indemnification claims and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the other terms, conditions and limitations of this Agreement, the Ancillary Agreements and any transactions contemplated herein and therein. Accordingly, the Representative has the authority and power to act on behalf of each Stockholder with respect to this Agreement or any Ancillary Agreement to which any Stockholder is a party. Each Stockholder will be bound by all actions taken by the Representative in connection with this Agreement and Parent shall only be required to acknowledge or act upon a written communication signed by the Representative. Such agency may be changed with respect to the Representative by the majority of the Stockholders represented thereby; provided, however, that the Representative may not be removed unless any such majority agrees to such removal and to the identity of a substituted agent reasonably acceptable to Parent. Notwithstanding the foregoing, the Representative may resign at any time by providing written notice of his intent to resign to each Stockholder, which resignation shall be effective upon the earlier of (i) thirty (30) calendar days following delivery of such written notice or (ii) the appointment of a successor representative, reasonably acceptable to Parent, by the relevant majority. No bond shall be required of the Representative and the Representative shall not receive any compensation for its services. The Representative shall not be liable to the Stockholders for any act done or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of the Representative. The Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Representative may engage attorneys, accountants and other professionals and experts and pay for such services by seeking reimbursement from the Stockholders. The Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Stockholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred on the part of the Representative (so long as the Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

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Section 2.12.     Taking of Necessary Action; Further Action. If at any time after the Second Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or the Merger Subsidiaries, the officers and board of directors of the Surviving Entity will be fully authorized in the name of the Company or the Merger Subsidiaries, as the case may be, to take and shall take any and all such lawful and necessary action.

Section 2.13.     Withholding. Parent, the Surviving Entity, the Escrow Agent and any other Person making payment in accordance with the terms of this Agreement will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Merger Consideration and any payments of Earn-Out Merger Consideration) such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of any applicable Law. To the extent that any amounts hereunder are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III

CLOSING

Section 3.1.       Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, at 10:00 A.M. on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and the Company shall mutually agree. The date of the Closing is herein called the “Closing Date.” For financial accounting and Tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 A.M. on the Closing Date.

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Section 3.2.       Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)          the Company or the Representative, as applicable, shall deliver or cause to be delivered to Parent and the Merger Subsidiaries the certificates and other documents required to be delivered pursuant to Section 7.2.

(b)          Parent and the Merger Subsidiaries shall:

(i)          deliver or cause to be delivered, to the Escrow Agent (in accordance with Section 2.7(c)(i)), the Earn-Out Common Stock and the Escrowed Common Stock;

(ii)         in accordance with Section 2.7(c)(ii), deliver or cause to be delivered, to the Transfer Agent the Common Stock Merger Consideration (subject to adjustment as provided herein);

(iii)        deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Section 7.3; and

(iv)        assume or pay (in accordance with the Payoff Letters delivered in accordance with the terms of Section 6.11 hereof), or a combination thereof in their sole discretion, on behalf of the Company, all Indebtedness (subject to the applicable adjustments provided in Section 2.7(d)(iv)) set forth in the Estimated Closing Indebtedness Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Disclosure Schedule, the Company hereby represents and warrants to Parent and the Merger Subsidiaries as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1.      Organization and Qualification; Subsidiaries.

(a)          The Company is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and has all requisite entity power and authority to carry on its business as it now is being conducted, and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Other than CSI Health, the Company does not own, directly or indirectly, any stock of or any other equity interest in any other Person.

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(b)          The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. True and complete copies of the certificate of incorporation or bylaws of the Company, including all amendments thereto, have been delivered to Parent and the Merger Subsidiaries prior to the Closing Date and, other than as expressly contemplated by this Agreement, no amendment or other modification has been filed, recorded or is pending thereto. The Company is not currently in default under or in violation of any provision of its certificate of incorporation or bylaws. Section 4.1 of the Disclosure Schedule sets forth a list of all of the officers and directors (or equivalent) of the Company as of the date hereof.

Section 4.2.      Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and the Stockholders, subject to receipt of the Required Company Vote. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement will when executed and delivered will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(b)          The affirmative vote or written consent of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote thereon (the “Required Company Vote”) is the only vote of the Stockholders required to approve and adopt this Agreement and the transactions contemplated hereby, including the Mergers.

(c)          The information contained in the Closing Date Holdings Statement is true, complete and accurate.

Section 4.3.      No Conflict. Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Company is subject, (ii) violate any provision of the certificate of incorporation or bylaws of the Company, (iii) violate any order, judgment or decree applicable to the Company, (iv) (A) violate, (B) result in a breach of or constitute a default under (or an event which would, with the passage of time or the giving of notice, or both, constitute a default), (C) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under or (D) require the consent of any third party that has not been obtained, in each case, under any Material Contract to which the Company is a party or by which it may be bound or (v) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of the Company.

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Section 4.4.      Capitalization.

(a)          Section 4.4(a) of the Disclosure Schedule sets forth the amount of the Company’s authorized capital stock, the amount of its issued and outstanding capital stock and the owners of such outstanding capital stock (such outstanding capital stock collectively, the “Existing Company Equity”). All of the Existing Company Equity is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of any preemptive rights, the terms of the Company’s organizational documents, or any agreement or other understanding binding upon the Company, and was issued in compliance with all Law. There are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating the Company to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of the Company. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between the Company on the one hand and any Person on the other hand with respect to the Existing Company Equity.

(b)          Each Stockholder has good and valid title to the number of securities of the Company set forth beside such Stockholder’s name in Section 4.4(a) of the Disclosure Schedule, free and clear of all Encumbrances. Except for the securities of the Company set forth in Section 4.4(a) of the Disclosure Schedule, no Stockholder owns any equity interests in the Company or any subscriptions, warrants, options, or rights (including preemptive rights) to purchase any such equity interests or shares of capital stock or any securities convertible into or exchangeable for such equity interests or shares of capital stock.

Section 4.5.      Financial Statements.

(a)          Section 4.5(a) of the Disclosure Schedule sets forth the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 and 2013 (the “Balance Sheets”), and the related audited consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Company for the fiscal years ended December 31, 2014 and 2013 (collectively, the “Year-End Financial Statements”).

(b)          Section 4.5(b) of the Disclosure Schedule sets forth the reviewed consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 (the “Interim Balance Sheet”), and the related unaudited consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Company for the nine (9)-month period ended September 30, 2015 (the “Interim Financials” and, together with the Year-End Financial Statements, the “Financial Information”).

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(c)          The Financial Information has been derived from the books and records of the Company. The Financial Information presents fairly in all material respects the consolidated financial position and consolidated results of operations of the Company and its Subsidiaries for the year or the period then ended in accordance with GAAP, except as otherwise noted therein, and subject, in the case of the unaudited financial statements, to the absence of footnote disclosures and other presentation items and normal year-end reclassifications and adjustments.

(d)          The Company maintains and complies with a system of accounting controls sufficient to provide reasonable assurances that its business is operated, in all material respects, in accordance with management’s general or specific authorization and with applicable Law and that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for items therein. The statutory books, records and accounts of the Company are in the possession (or under the control) of the Company.

(e)          There exist no liabilities of the Company that are of a type required to be disclosed, reflected or reserved against pursuant to GAAP in the Interim Balance Sheet except (i) as disclosed, reflected or reserved against in the Interim Financials, (ii) for items specifically disclosed on Section 4.5(a) of the Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of business since September 30, 2015 (the “Balance Sheet Date”), and (iv) for liabilities that would not, individually or in the aggregate, be material to the Business.

(f)          The Company’s auditors did not note any material weaknesses in internal controls for the year ended December 31, 2014.

Section 4.6.      Absence of Certain Changes or Events. Except in connection with the transactions contemplated hereby, since September 30, 2015, (i) the Company has conducted the Business in the ordinary course, (ii) the Company has used its reasonable efforts to preserve for the Business the goodwill of the customers, suppliers and others having business relations with it, (iii) there has been no Business Material Adverse Effect, nor has any event or circumstance or series of related events or circumstances, occurred that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect and (iv) without limiting the foregoing, and except as set forth in Section 4.6 of the Disclosure Schedule, there has not occurred any action, event, development, occurrence or failure to act that, if it had occurred after the date hereof, would have required the consent of Parent pursuant to Section 6.2.

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Section 4.7.     Title. The Company has good and marketable title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets and properties that it purports to own, lease or license (including those reflected on the Interim Balance Sheet or acquired thereafter, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the Balance Sheet Date) free and clear of all Encumbrances, except for Permitted Encumbrances (collectively, the “Assets”). All Assets owned or leased by the Company are in the possession of or under the control of the Company. The Assets are adequate for the purposes for which they are presently used in the conduct of the Business. Except (i) as set forth in Section 4.7 of the Disclosure Schedule, on the Closing Date, the Assets will constitute substantially all of the assets and rights (including employees’ rights) necessary to conduct the Business in substantially the same manner as the Business is presently and proposed to be conducted. Except as set forth in Section 4.7 of the Disclosure Schedule, all items of personal property included in the Assets owned or leased by the Company, including, without limitation, those that are reflected on the Interim Balance Sheet, which are necessary for the operation of the Business as currently conducted, are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the ordinary course of business), and usable in a manner consistent with their respective current use, and comply with all applicable Laws.

Section 4.8.     Owned Real Property. The Company does not own, nor has owned at any time prior hereto, any real property.

Section 4.9.      Leases.

(a)          Section 4.9(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other agreements (the “Leases”) for the use and occupancy of real property to which the Company is a party (the “Leased Real Property”). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered to Parent. The term and rentals of each Lease are accurately set forth therein. The Leases are in full force and effect, and are valid, binding and enforceable against the Company and, to the Company’s Knowledge, each of the other parties thereto, in accordance with their respective terms and have not been modified or amended. The Company has accepted possession of the Leased Real Property demised pursuant to the Leases and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest or granted any right of occupancy, possession or enjoyment of any of the Leased Real Property to any other Person. The Company is not obligated to pay any leasing or brokerage commission relating to any Lease that has not already been paid and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No construction, alteration or other leasehold improvement work required by any of the Leases remains to be paid for or to be performed by the Company. The Company has no obligation to provide any deposits, letters of credit or other credit enhancements to retain its rights under any Lease (except as otherwise provided in such Lease) or otherwise operate its business at the applicable Leased Real Property.

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(b)          The Company enjoys peaceful and undisturbed possession of the Leased Real Property sufficient for current use and operations. The Company and, to the Company’s Knowledge, each of the other parties to the Leases have performed all obligations required to be performed by them thereunder, and have not received or delivered any notice of a default under, any of such Leases which has not been cured, and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time, or both, would constitute a default. To the Company’s Knowledge, (i) there are no material eminent domain, condemnation or other similar proceedings pending or threatened against the Company or otherwise affecting any portion of the Leased Real Property, and the Company has not received any notice of the same, (ii) the current use of the Leased Real Property in the conduct of the Business does not violate any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property, or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the Leased Real Property to which they relate or materially adversely affect the value thereof for its current use, (iii) the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable laws, rules and regulations affecting the Leased Real Property, and the Company has not received any notice of any material violation or claimed material violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved, (iv) there are no proposed special assessments, or proposed material changes in property tax or land use or other Laws affecting the Leased Real Property, (v) there is no pending or threatened litigation, investigation or other proceeding that would interfere with the use or quiet enjoyment of the Leased Real Property by the Company prior to or after the Closing, (vi) all Permits required in connection with the operation of the Leased Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or threatened which could lead to a revocation or other impairment of any thereof, (vii) the water, gas, electricity and other utilities serving the Leased Real Property are adequate to service the normal operations of the Company at the Leased Real Property and (viii) the building and other improvements at the Leased Real Property are structurally sound and the systems located therein are in good working order and condition in all material respects.

Section 4.10.    Working Capital Assets. All of the outstanding accounts and notes receivable of the Company reflected on the Interim Financials and the accounts and notes receivable of the Company arising after the Balance Sheet Date (i) have arisen in the ordinary course of business in connection with bona fide business transactions and (ii) constitute only valid, undisputed claims of the Company not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts shown on the Interim Financials or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP.

Section 4.11.      Intellectual Property.

(a)          Section 4.11(a) of the Disclosure Schedule lists, as of the date hereof, all issued Patents, registered Trademarks, registered Copyrights, registered domain names and all applications for the registration or issuance of any of the foregoing, and material software owned or licensed by the Company except for off-the-shelf software licensed under shrink wrap agreements having per annum license fees of less than $25,000 per software title (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable: (i) the owner; (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed; (iii) the respective issuance, registration, or application number of the item; and (iv) the dates of application, issuance or registration of the item.

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(b)          Each item of the Business Registered Intellectual Property is (i) subsisting in good standing, and not the subject of any pending or threatened proceeding before any Governmental Authority challenging its extent, validity, enforceability or the Company’s ownership thereof, and (ii) to the Company’s Knowledge, valid and enforceable. The Company has taken or will take prior to the Closing Date, steps reasonably necessary to cause all necessary registration, maintenance and renewal fees due for payment no later than the Closing Date in connection with such Business Registered Intellectual Property to be paid in a timely manner. All registration, maintenance and renewal documents, declarations, affidavits and other filings due no later than the Closing Date and necessary to maintain such Business Registered Intellectual Property against cancellation or abandonment have been or will be filed, paid or taken in a timely manner with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

(c)          Section 4.11(c) of the Disclosure Schedule lists, as of the date hereof, all written licenses, sublicenses, consents and other agreements:

(i)          by which the Company is authorized to use Intellectual Property that is used by the Company in its business, excluding license agreements for off-the-shelf software licensed under shrink wrap agreements having per annum license fees of less than $25,000 per software title;

(ii)         by which the Company authorizes a third party to use any Intellectual Property owned by the Company (other than non-exclusive licenses granted in the ordinary course of business in connection with the sale or delivery of the products or services of the Company); and

(iii)        by which any Intellectual Property is or has been developed for the Company, assigned to the Company or assigned by the Company to a third party.

Except as set forth in Section 4.11(c) of the Disclosure Schedule, the Company has delivered or made available to Parent copies of all of the licenses, sublicenses, consents and other agreements described in the preceding clauses (i), (ii) and (iii) that are true, correct and complete in all material respects, together with all material amendments thereto.

(d)          Each employee and third party contractor, subcontractor, consultant and agent engaged by the Company in the development of any Intellectual Property used in the Business (including, for the avoidance of doubt, any computer software developed for use in the Business) has executed and delivered to the Company valid and enforceable assignments of Intellectual Property rights sufficient to vest irrevocably in the Company all right, title and interest in, including all Intellectual Property rights arising under, any such development.

(e)          The Company has taken commercially reasonable steps to protect the material confidential information and trade secrets of the Business, including to preserve the confidentiality of any Trade Secrets. Any disclosure by the Company of Trade Secrets to any third party has been pursuant to the terms of a written agreement with such Person or is otherwise lawful. The Company has in place appropriate written internal information security policies, which are published to employees and enforced, and which include guidelines for the use, processing, confidentiality and security of the Company, customer, employee and other confidential data consistent with applicable Law, contractual commitments of the Company and data privacy promises and other data policies published to customers.

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(f)          The Company owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property used in the Business, free and clear of all Encumbrances. The Company IPR is owned exclusively by the Company, free and clear of all Encumbrances. The Company IPR, together with the Intellectual Property Rights licensed to the Company under the licenses listed in Section 4.11(c)(i) of the Disclosure Schedule, constitutes all of the material Intellectual Property used in the Business as currently conducted. Except for the license agreements listed in Section 4.11(c)(ii) of the Disclosure Schedule, the Company has not granted any options with respect to, or has otherwise encumbered or placed limitations on any Company IPR or the Company’s use thereof.

(g)          No Software owned or co-owned by Company, or any other Company IPR, has been placed in escrow. Except as set forth in Section 4.11(g) of the Disclosure Schedule, no Software owned, purported to be owned, or developed for use in the Business includes, comprises or was developed using any Software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such Software, (ii) otherwise require the free licensure of such software or public disclosure of the source code of such Software to other Persons, or (iii) prevent the Company from claiming ownership of or otherwise enforcing Intellectual Property rights in such Software.

(h)          The Company has not received any pending, unresolved notice, claim, demand or other assertion from any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation by the Company of any other Person’s Intellectual Property, (ii) challenging or questioning the right of the Company to use any of the Intellectual Property used in connection with the operation and conduct of the Business or (iii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by the Company. Except as set forth in Section 4.11(h) of the Disclosure Schedule, to the Company’s Knowledge (i) the operation of the Business as currently conducted does not infringe upon, violate or constitute misappropriation of the Intellectual Property of any other Person, and (ii) to the Company’s Knowledge, the Intellectual Property owned or licensed by the Company or used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person. Except as set forth in Section 4.11(h) of the Disclosure Schedule, the Company is not a party to, and no Intellectual Property owned by the Company is the subject of, any pending, or to the Company’s Knowledge, threatened proceedings or actions before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property of any third party or a challenge by a third party to the ownership, use, validity or enforceability of any of any such Intellectual Property. Except as set forth in Section 4.11(h) of the Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Company with respect to Intellectual Property owned by or licensed to the Company, and the Company is not in breach or violation of any such orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator).

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(i)          The Company has at all times in the conduct of the Business complied in all material respects with the Telephone Consumer Protection Act, Pub. L. No. 102-243 (1991), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, Pub. L. 108-187, privacy Laws, and other applicable Laws, governmental orders and industry self-regulation. Except as set forth in Section 4.11(i) of the Disclosure Schedule, (i) there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company alleging a violation of any person’s privacy, personal information, telemarketing, anti-spam, or data rights, and the consummation of the transactions contemplated by this Agreement will not result in any such violation and (ii) since January 1, 2011, Company has not received any written complaint regarding the Company’s collection, use or disclosure of personally identifiable information or compliance with anti-spam, privacy or telemarketing Laws or governmental orders.

(j)          All material Software owned by the Company or used by the Company under license is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the Business. The Company has not experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected. To the Company’s Knowledge, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation; (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or its clients, or otherwise interfere with the Company’s operations; or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

(k)          The material information technology system owned, licensed, leased and operated on behalf of, or otherwise held for use in the Business, including all material computer hardware, software, firmware and telecommunications systems used in the Business, has performed adequately since January 1, 2013 (subject to temporary problems arising in the ordinary course of business that did not materially disrupt the operations of the Company). The Company has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of Company.

Section 4.12.    Contracts. Section 4.12 of the Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts (each a “Material Contract”) to which the Company is a party or by which it is bound:

(a)          Contracts for the sale of any material assets of the Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b)          Contracts for joint ventures, partnerships or sharing of profits or proprietary information (except for fee splitting or residual payment agreements entered into with independent agents in the ordinary course of business);

(c)          Contracts containing covenants of the Company not to compete with any Person in any geographical area or not to solicit or hire any Person with respect to employment (or otherwise materially restricting the Company from freely engaging in any material business) or Contracts containing covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment except, with respect to covenants not to solicit or hire, for any such Contracts in the ordinary course with customers and suppliers;

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(d)          Contracts entered into since January 1, 2011 relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Persons but solely to the extent that the purchase price exceeds $100,000;

(e)          all mortgages, indenture, notes, bonds or other Contracts evidencing or relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any Asset);

(f)          any Contract, other than customer Contracts, under which the Company is required to provide continuing indemnification or a guarantee of obligations of any Person in excess of $100,000;

(g)          any Contract under which the Company has advanced or loaned any amount to any of its managers, directors, employees or executive officers;

(h)          any Contract between the Company, on the one hand, and any of its respective managers, directors or executive officers, on the other hand, other than the Employment Contracts;

(i)          Contracts required to be listed in Section 4.11(c) of the Disclosure Schedule;

(j)          all Contracts with any labor union, trade union, works council or other employee representative body, including collective bargaining Contracts;

(k)          Contracts with (i) suppliers of the Company that involve payments in excess of $100,000 per year or (ii) customers of the Company that involve credit card revenue in excess of $250,000 during the twelve (12)-month period ending November 30, 2015;

(l)          any Contract with a Governmental Authority that is not a customer of the Company and which is not otherwise required to be disclosed on Section 4.12(k) of the Disclosure Schedule;

(m)          any Contract under which the Company is obligated to make any capital commitment or expenditure in excess of $100,000;

(n)          Contracts for the storage, treatment, disposal, recycling, transportation, investigation, removal or remediation of Hazardous Substances;

(o)          Contracts providing for indemnification of any officer or director of the Company, other than any existing directors’ and officers’ insurance policy and as provided in the organizational documents of the Company, as currently in effect;

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(p)          all agreements with any agent, sales person or independent contractor where either the 2015 taxable compensation paid to such party exceeds or will exceed $100,000;

(q)          all (A) Contracts under which the Company is lessee of, or holds or uses, any machinery, equipment or vehicle or other tangible personal property owned by a third party or (B) continuing Contracts for the future purchase of machinery or equipment (other than machinery or equipment constituting inventory), in each case, that has an aggregate continuing liability in excess of $25,000 and that is not terminable by the Company on no more than sixty (60) days’ notice without penalty or premium;

(r)          each of the Company’s customer contracts that include the following language: (i) “[the Company] is permitted to move funds from the Settlement Account to the DDA(s) of the Client”; (ii) “[the Company] is expressly permitted to move funds from the Payer’s specified Account to the DDA(s) of the Client”; (iii) “the Client authorizes [the Company]…to initiate an ACH debit entry to the Client’s account… for the amount of any ACH Debit Entry representing a payment previously made to the Client that is returned by the Payer’s RDFI for any reason”; or (iv) any similar language granting the Company the authority to transfer funds on behalf of any customer; and

(s)          other Contracts (other than those listed in clauses (a) through (r) of this Section 4.12 and other than the Employment Contracts) (A) with a term longer than ninety (90) days from the date hereof that involve payments by the Company in excess of $100,000 per year; or (B) with a term of less than one (1) year from the date hereof that involve payments by the Company in excess of $100,000, that are not terminable without liability, premium or penalty on less than 30 days’ notice.

Except as set forth in Section 4.12 of the Disclosure Schedule, each Material Contract listed in Section 4.12 of the Disclosure Schedule, each Employment Contract and each Lease listed in Section 4.9 of the Disclosure Schedule is valid and is binding on the Company and, to the Company’s Knowledge, each other party thereto, and is in full force and effect. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company is not, nor, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of, nor has the Company received any notice of any material default or breach under, any such Material Contract or Lease, and no event or circumstance has occurred that, with the passage of time or the giving of notice or both, would constitute a material default thereunder or would permit material modification, acceleration, or termination of any such Material Contract or Lease or the loss of any material benefit thereunder. The Company has delivered or made available to Parent true, correct and complete copies of all Material Contracts listed in Section 4.12 of the Disclosure Schedule and of all Employment Contracts, together with all amendments thereto.

Section 4.13.    Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, there is, and during the past five (5) years there has been, no Legal Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its assets (or, to the Company’s Knowledge, against any of the officers or directors of the Company related to their business duties, which interfere with their business duties, or as to which the Company has any indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no material judgments or outstanding orders, writs, investigations, injunctions, decrees, stipulations or awards against the Company or any of its assets, or with respect to the Business.

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Section 4.14.     Compliance with Laws; Permits. During the past five (5) years, the Company has been in compliance in all material respects with all applicable Laws. Except as set forth in Section 4.14 of the Disclosure Schedule, during the past five (5) years, there has been no Proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority, nor has any Governmental Authority notified the Company of its intention to conduct the same, with respect to (i) any alleged violation by the Company of any Law or Permit or (ii) any alleged failure by the Company to have any Permit required in connection with the operation of the Business. Except as set forth in Section 4.14 of the Disclosure Schedule, the Company has all Permits that are material to the Company’s business, and has made all notifications, registrations, certifications and filings with all Governmental Authorities necessary for the operation of its business as currently conducted. Each Permit is in full force and effect and the Company is in compliance with each such Permit in all material respects.

Section 4.15.     Environmental Matters.

(a)           Except as set forth in Section 4.15 of the Disclosure Schedule:

(i)          the Company is and has been for the past five (5) years in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining in good standing, applying for timely renewal of and complying in all material respects with all Permits required by applicable Environmental Laws (“Environmental Permits”);

(ii)         the Company has not received any, and to the Company’s Knowledge, there are no unresolved written or otherwise unambiguous, notices, citations, summonses, orders, complaints, penalties, claims, investigations, requests for information, demands or reviews by any Governmental Authority or any other Person in connection with the Business (i) with respect to any material violation or alleged material violation of or material liability under any applicable Environmental Law, (ii) with respect to any alleged failure to have or comply with any material Environmental Permit or (iii) with respect to the exposure to, presence, Release, treatment, storage, disposal, recycling, transportation, or the making of arrangements for the treatment, storage, disposal, recycling or transportation, of any Hazardous Substance, in each case that would individually or in the aggregate reasonably be expected to give rise to any material liability of the Company under any Environmental Laws and, to the Company’s Knowledge, no such notice, citation, summons, order, complaint, penalty, claim, investigation, request for information, demand or review against or involving the Company or the Business has been threatened by any Governmental Authority or other Person;

(iii)        no Releases of, or exposure of any Person to, Hazardous Substances by the Company or, to the Company’s Knowledge, by any other Person, have occurred at or from any Leased Real Property or any property formerly owned, operated or leased by the Company (while owned, operated or leased by the Company), in each case that would individually or in the aggregate reasonably be expected to result in any material liability of the Company;

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(iv)        the Company has not assumed by Contract (including any indemnity agreement) or operation of Law the liability or obligation of any other Person pursuant to Environmental Law.

(v)         the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the validity and effectiveness immediately following the Closing of any Environmental Permit of the Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person pursuant to Environmental Law; and

(vi)        to the Company’s Knowledge, no facts, events, circumstances or conditions exist, or existed, with respect to the Company, the Business, any Leased Real Property or any real property formerly owned, operated or leased by the Company or in connection with the Business that would reasonably be expected to result (with or without notice or lapse of time or both) in the Company incurring a material liability pursuant to Environmental Law or in connection with any Hazardous Substance.

(b)          The parties acknowledge and agree that the Company makes no representation or warranty as to environmental matters, Environmental Laws or Hazardous Substances except as set forth in this Section 4.15 and in Section 4.12(n), and notwithstanding anything to the contrary contained in this Agreement, no other section of this Agreement will be deemed to constitute a representation or warranty as to environmental matters, Environmental Laws or Hazardous Substances.

Section 4.16.    Employee Benefit Matters.

(a)          Section 4.16(a) of the Disclosure Schedule sets forth a list of each Benefit Plan. None of the Benefit Plans are maintained, sponsored, contributed to or required to be contributed to, for the benefit of employees who reside outside the United States.

(b)          As applicable with respect to the Benefit Plans, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent IRS determination or opinion letter, (v) the three most recently filed annual reports (Form 5500 and all schedules thereto), (vi) the three most recent summary annual reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings made, or received, by the Company or any ERISA Affiliate during the last three years concerning IRS or Department of Labor audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and (viii) all policies and procedures established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).

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(c)          The Company is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, has received a determination letter from the IRS (or is comprised of a master, prototype, or volume submitter plan which has received an opinion or advisory letter from the IRS) to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to affect the qualification of such Benefit Plan.

(d)          The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with HIPAA and the regulations issued thereunder. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable. The operation of each Benefit Plan will not result in the incurrence of a material penalty to the Company, any ERISA Affiliate or Parent pursuant to the Healthcare Reform Law.

(e)          All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document have been timely made.

(f)          Neither the Company, any ERISA Affiliate nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, any ERISA Affiliate, the Merger Subsidiaries, the Surviving Entity or Parent or any of their Affiliates to a tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)          No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of the Company which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any Encumbrance under Code Section 401(a)(29), ERISA Section 302, Code Section 412 or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)          Neither the Company nor any ERISA Affiliate has ever contributed to or been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, nor does the Company or any ERISA Affiliate have any potential withdrawal liability with respect to any Multiemployer Plan.

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(i)          No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has made a written or oral representation promising the same.

(j)          The Company’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, or independent contractor of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, or independent contractor of the Company or any of its Subsidiaries, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, or independent contractor of the Company or its Subsidiaries has any right to any “gross up” or other reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k)          There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no pending or, to the Company’s Knowledge, threatened, material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Company’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.

(l)           Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Benefit Plan is subject to a tax under Section 409A of the Code.

(m)         Neither the Company nor any ERISA Affiliate has any commitment to modify or amend any Benefit Plan (except as required by Law, in the ordinary course of business, or to retain the tax qualified status of any Benefit Plan). Neither the Company nor any ERISA Affiliate has any commitment to establish any new benefit plan, program or arrangement.

(n)         The Company and each ERISA Affiliate has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company as common law employees, leased employees or independent contractors, as applicable.

Section 4.17.    Taxes. Except as set forth in Section 4.17 of the Disclosure Schedule:

(a)          The Company has been a “C corporation” as such term is defined in Section 1361(a)(2) of the Code at all times since its date of formation.

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(b)          All Tax Returns of the Company required to be filed on or before the Closing Date have been duly and timely filed. All such Tax Returns are true, correct and complete and have been prepared in compliance with all applicable Laws, in each case in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(c)          Section 4.17(c) of the Disclosure Schedule sets forth an accurate and complete listing of (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of, the Company and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company has a duty to file such Tax Returns (identifying each of the jurisdictions for which the Company is filing Tax Returns and the types of Taxes paid in such jurisdiction).

(d)          The Company has withheld and paid to the appropriate Governmental Authority (or other Person) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Person. The Company has (i) at all times correctly classified those Persons performing services as common law employees, leased employees, independent contractors, partners or agents for Tax purposes and (ii) complied in all material respects with applicable reporting and record keeping requirements related thereto, including filing of IRS Forms W-2 and 1099 (or other applicable forms).

(e)          No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that the Company is or may be subject to Tax by that jurisdiction, and the Company is not aware of a reasonable factual basis for any such claim or assertion.

(f)          The Company has not requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within: (i) which to file any Tax Return for which the Company is or may be liable for Taxes; (ii) which to file any elections, designations or similar filings relating to Taxes of the Company; (iii) which to pay or remit any Taxes for which the Company is or may be liable; or (iv) pursuant to which any Governmental Authority may assess or collect Taxes for which the Company is or may be liable. The Company has not waived, or has been asked to waive, any statute of limitations in respect of Taxes which waiver is currently in effect.

(g)          No Tax Contest with regard to Taxes or Tax Returns of the Company is currently pending or has been threatened by any Governmental Authority, and all deficiencies asserted or assessments made against the Company, if any, as a result of any Tax Contest have been duly and timely paid in full. The Company has not received from any Governmental Authority any (i) written notice (or, to the knowledge of the Company, unwritten notice or threat) indicating an intent to open a review of any Tax Return or initiate any Tax Contest, (ii) written request for additional information related to Tax matters of the Company or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company.

(h)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company, and no Governmental Authority has threatened in writing that it is in the process of imposing any Encumbrance for Taxes on any assets of the Company.

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(i)          The Company is not a party to, or is bound by, any Tax indemnity, Tax-sharing, Tax allocation or similar agreement or arrangement (in each case, whether written or oral), and does not have any liability under any such agreement or arrangement that has been terminated.

(j)          Other than with respect to CSI Health, the Company does not hold or own any debt or equity interest in any other Person (in each case, under either Tax or non-Tax principles).

(k)          The Company (i) has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method, and no Governmental Authority has proposed in writing any such adjustment or change in accounting method and (ii) does not have an application pending with any Governmental Authority requesting permission for any changes in accounting methods.

(l)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(m)          The Company has timely filed with the appropriate Governmental Authority all abandoned or unclaimed property reports required to be filed by or with respect to it, and such reports are true, accurate and complete in all material respects. The Company has properly paid over (or escheated) to such Governmental Authority all sums constituting “abandoned property” as defined pursuant to any state, local or non-U.S. Law. With respect to property for which the dormancy period may be running, the Company has reserved sufficient sums to pay over (or escheat) to the appropriate Governmental Authority all amounts that reasonably may become due in the future.

(n)          The Company has (i) not engaged in any “reportable transaction” as defined in Section 6707A(c)(i) of the Code or a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b) or (ii) disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

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(o)          The Company is not a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any similar provision of state, local or non-U.S. Law);

(p)          The Company (i) is not a party to any “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or (ii) has not requested or received any Tax ruling from a Governmental Authority, in either case that would have continuing effect after the Closing Date .

(q)          The Company (i) has not been a member of an affiliated group filing a combined, affiliated, consolidated, unitary or similar group Tax Return (other than a group the common parent of which is the Company) and (ii) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor, by Contract or otherwise .

(r)          The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)          The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

For purposes of this Section 4.17, each reference to the Company shall be deemed to include (i) any Person that was liquidated into, merged with or is otherwise a predecessor to, the Company and (ii) other than for purposes of Section 4.17(c), CSI Health.

Section 4.18.  Consents and Approvals. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the validity and effectiveness immediately following the Closing of any Permit of the Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person in connection therewith, except (i) as set forth in Section 4.18 of the Disclosure Schedule, and (ii) for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.19.   Employee Relations.

(a)          Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Company is not: (i) a party to or otherwise bound by any collective bargaining or other Contract with any labor union, trade union, works council or other employee representative body; (ii) a party to, involved in, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any Contract with any labor union, trade union, works council or other employee representative body. The Company is not experiencing and within the past five (5) years, has not experienced any strike, lockout, slowdown, work stoppage, or other labor dispute. There is not pending, nor has there been within the past five (5) years, any union election petition, demand for recognition, or, to the Company’s Knowledge, union organizing activity by or for the benefit of the employees of the Company.

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(b)          The Company has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including but not limited to all applicable Laws respecting terms and conditions of employment and wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination or harassment based on age, race, sex, disability, religion, color, national origin or any other legally protected characteristic, immigration control, misclassification, retaliation, plant closure and mass layoff issues, leaves of absence, occupational safety and health, and the payment and withholding of Taxes. The Company has not been nor is it engaged in any unfair labor practice. Except as set forth in Section 4.19(b) of the Disclosure Schedule, there are no pending or to the Company’s Knowledge, threatened, Legal Proceedings against the Company (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company (including by any Governmental Authority), including on account of or for (i) overtime pay, (ii) wages or salary, (iii) any amount of vacation pay or pay in lieu of vacation time off, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any Law relating to employment terminations or layoffs, including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act and any similar state or local Law, (viii) any violation of any Law relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Law relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any Law relating to minimum wages or maximum hours of work, (xi) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, or (xii) any violation of any other Law relating to labor, employment or employment practices, and the Company is not aware of any such claims which have not been asserted.

(c)          The Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, consultants and independent contractors (including nurses and recruiters), and has withheld and paid all required Taxes and made all appropriate filings in connection with services provided by such persons to the Company. The Company has properly classified for all purposes all employees as exempt or nonexempt under all applicable Laws. Except as set forth in Section 4.19(c) of the Disclosure Schedule, the employment of each employee of the Company is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.

(d)          Section 4.19(d) of the Disclosure Schedule lists each employee of the Company who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than fifty percent (50%), during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Company shall update Section 4.19(d) of the Disclosure Schedule to reflect any such employment terminations, layoffs, or reductions in hours effective by the Company between the date hereof and the Closing Date. The Company has not ordered or implemented a plant closing or mass layoff within the meaning of the WARN Act or any similar state or local Law in the past three (3) years.

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Section 4.20.         Transactions with Related Parties.   Except for agreements related to employment with the Company, and except as set forth in Section 4.20 of the Disclosure Schedule, there are no transactions, Contracts, arrangements or understandings between the Company, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company or any Person that controls the Company, on the other hand and the Company has not engaged in any such transaction within the last three (3) years.

Section 4.21.         Insurance.   Except for insurance policies obtained by a merchant insuring equipment leased by the Company to such merchant and insurance policies underlying Benefit Plans, Section 4.21 of the Disclosure Schedule contains a complete and correct list of all policies and contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary or covering any of the assets of the Company, together with descriptions of any “self-insurance” programs (collectively, the “Insurance Policies”), copies of which have been made available or previously delivered to Parent. All premiums due and payable have been timely paid. All Insurance Policies are in full force and effect and will continue in effect until Closing (or if such policies are canceled or lapse prior to the Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms) and the Company has not received any notice of cancellation or non-renewal thereunder. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Section 4.21 of the Disclosure Schedule: (i) there are no outstanding claims under the Insurance Policies; (ii) there are no premiums or claims due under the Insurance Policies which remain unpaid beyond applicable grace periods and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment other than in the ordinary course of business (i.e., workers compensation audits); (iii) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received; and (iv) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two (2) years.

Section 4.22.         Brokers.  Neither the Company nor any of its Affiliates has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or its Affiliates.

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Section 4.23.         Employment Contracts; Compensation Arrangements; Officers and Directors.  Attached as Section 4.23 of the Disclosure Schedule is a true, correct and complete list setting forth (i) all written Contracts to which the Company is a party or by which it is bound providing for the employment of any individual on a full-time, part-time or consulting or other basis and any such written Contracts providing for severance, retention, change in control, transaction bonus or other similar payments to such individuals (the “Employment Contracts”), and (ii) the names, titles, date of hire, exempt/nonexempt classification (for employees) and current annual salary or other base compensation, including any bonus opportunity, if applicable, of all present directors, officers, employees and consultants of the Company, whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by the Company to each such Person during the twelve (12)-month period ended December 31, 2015.

Section 4.24.         Regulatory Compliance.

(a)          The Company has not made any voluntary disclosures under any FCPA Laws, or received written notice of any enforcement actions or threats of enforcement actions against it under any FCPA Laws, and no Governmental Authority has notified the Company in writing of any actual or alleged violation or breach by it. The Company is not undergoing any internal audit, review, inspection, investigation, survey or examination of records (including any internal audit, review, inspection, investigation, survey or examination of records conducted by independent counsel) specifically relating to, and initiated in order to audit, review, inspect, investigate, survey or examine, the Company’s compliance with any FCPA Law. The Company is not party to any Legal Proceedings involving alleged false statements, false claims or other improprieties relating to the Company’s compliance with applicable FCPA Laws.

(b)          The Company is not, and since its formation has not been, in violation of any of the country or list based economic and trade sanctions administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time. Without limiting the foregoing, the Company has not provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, products, software, technology or services, directly or, to the Company’s Knowledge, indirectly, to (i) Cuba, Burma, Iran, North Korea, Sudan or Syria, or any other country against which the United States maintains economic sanctions or embargoes, (ii) any instrumentality, agent, entity or individual that is acting on behalf of any Governmental Authority of such countries, (iii) nationals of such countries or (iv) any Sanctioned Person.

(c)          The Company (i) is not a Sanctioned Person or a Sanctioned Entity, (ii) does not have more than 10% of its assets located in Sanctioned Entities and (iii) does not derive more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.

Section 4.25.         Power of Attorney.   Except as set forth in Section 4.25 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company

Section 4.26.         Parent Common Stock.   Neither the Company nor any of its Affiliates owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

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Section 4.27.         Customers and Suppliers.

(a)          Section 4.27(a) of the Disclosure Schedule lists the names of: (i) the ten (10) customers (including distributors) of the Company by dollar volume (the “Top Customers”) during each of the fiscal years ended 2013, 2014 and 2015, and the aggregate revenues attributable to each such customer in each such period; and (ii) the ten (10) suppliers/vendors from whom the most supplies or services have been purchased for the Company (the “Top Suppliers”) during each of the fiscal years ended 2013, 2014 and 2015, and the aggregate expenditures attributable to each such supplier/vendor in each such period.

(b)          None of the Top Customers (i) has ceased or reduced, or has threatened in writing to cease or reduce, use of the Company’s products, (ii) has sought, or is seeking, to reduce the price it will pay for the Company’s products or (iii) has indicated that it will (A) otherwise adversely modify its business relationship with respect to the Company or (B) discontinue the purchase of the Company’s products from the Surviving Entity at any time after the Closing on terms and conditions substantially the same as those used in its current purchases from the Company. The Company does not provide any rebate, discount or similar program (whether or not in writing) to any of the Top Customers.

(c)          None of the Top Suppliers (i) has ceased or reduced or has threatened to cease or reduce, the offer or sale of its supplies or services used in connection with the Business, (ii) has sought, or is seeking, to increase the prices it will charge for its supplies or services, (iii) has breached its obligations to the Company since January 1, 2015 that was not cured after a reasonable period after notice from the Company, (iv) to the Company’s Knowledge, has at any time since January 1, 2015 failed to comply with the quality, quantity or delivery standards of the Company or (v) has indicated that it will (A) otherwise adversely modify its business relationship with the Company or (B) discontinue the offer or sale of supplies or services to the Surviving Entity at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company. Alternative sources of supply, on similar terms and conditions, exist as of the date of this Agreement for all material goods or services purchased by or supplied to the Company by the Top Suppliers. To the Company’s Knowledge, after the Closing, the Top Suppliers will be able to deliver goods and services to the Surviving Entity in sufficient quantities to meet the Surviving Entity’s requirements to continue the Business as presently conducted. The Company has not experienced and there does not currently exist, any material quality control or similar problems with the supplies or services currently being supplied by any of the Top Suppliers that remain unresolved on the date hereof.

(d)          To the Company’s Knowledge, none of the Top Customers or Top Suppliers has threatened to take any action described in this Section 4.27 as a result of the consummation of the transactions contemplated by this Agreement.

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Section 4.28.         Independent Investigation.   In entering into this Agreement and each of the Ancillary Agreements, the Company has relied solely upon its own investigation and analysis and the specific representations and warranties of Parent contained in ARTICLE V of this Agreement (including any that are subject to the Parent Disclosure Schedule) and in any Ancillary Agreement. The Company acknowledges and agrees that, except for the specific representations and warranties of Parent contained in ARTICLE V of this Agreement (including any that are subject to the Parent Disclosure Schedule) and in any Ancillary Agreement, none of Parent or any representative of Parent makes or has made any representation or warranty, either express or implied to the Company or any Stockholder, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided or otherwise made available to the Company, the Stockholders or any of their respective Affiliates, stockholders, members or representatives. The Company acknowledges and agrees that it has been furnished with, or given adequate access to, with respect to Parent, all information and materials relating to Parent that it has requested and the representatives of Parent have answered all inquiries that the Company has made of them concerning Parent and the Mergers.

Section 4.29.         No Other Representations or Warranties.   EXCEPT AS AND TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ANY ANCILLARY AGREEMENT, NEITHER THE COMPANY NOR ANY STOCKHOLDER, NOR ANY REPRESENTATIVE OF THE COMPANY OR ANY STOCKHOLDER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY), WITH RESPECT TO THE COMPANY OR CSI HEALTH, OR ANY OF THEIR BUSINESSES, ASSETS OR LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED DIRECTLY OR INDIRECTLY HEREUNDER OR PURSUANT HERETO, TO PARENT, MERGER SUBSIDIARIES OR ANY OTHER PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER
SUBSIDIARIES

Except as otherwise disclosed in the Parent Disclosure Schedule, Parent and the Merger Subsidiaries hereby represent and warrant to the Company and Stockholders as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1.          Organization.   Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub One is a limited liability company wholly owned by Parent that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub Two is a limited liability company wholly owned by Merger Sub One that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

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Section 5.2.          Authorization.   The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement, and each Ancillary Agreement to which Parent or a Merger Subsidiary is a party, and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and/or limited liability company (as applicable) action on the part of Parent and the Merger Subsidiaries, subject to receipt of the Parent Stockholder Approval. This Agreement has been, and each Ancillary Agreement to which Parent or a Merger Subsidiary is a party will be, duly and validly executed and delivered by Parent or the applicable Merger Subsidiary and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent or such Merger Subsidiary, enforceable against Parent or such Merger Subsidiary in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally.

Section 5.3.          No Conflict.   Except as set forth in Section 5.3 of the Parent Disclosure Schedule, the execution, delivery, and performance by Parent and the Merger Subsidiaries of this Agreement, and any Ancillary Agreement to which Parent or a Merger Subsidiary is a party, and the consummation by Parent and the Merger Subsidiaries of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or a Merger Subsidiary is subject, (ii) violate any provision of the charter, the regulations or other organizational documents of Parent or the Merger Subsidiaries, (iii) violate any order, judgment or decree applicable to Parent or a Merger Subsidiary, (iv) (A) violate, (B) result in a breach of or constitute a default under (or an event which would, with the passage of time or the giving of notice, or both, constitute a default), (C) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under or (D) require the consent of any third party that has not been obtained, in each case, under any Contract to which Parent or a Merger Subsidiary is a party or by which they may be bound or (v) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or the Merger Subsidiaries.

Section 5.4.          Consents.   The execution, delivery and performance by Parent and the Merger Subsidiaries of this Agreement and the Ancillary Agreements to which each is a party, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person in connection therewith, except (i) as set forth in Section 5.4 of the Parent Disclosure Schedule, (ii) for receipt of the Parent Stockholder Approval and (iii) for filings, consents, approvals or clearances where the failure to make any such filing or obtain any such consent, approval or clearance would not prevent or materially delay the consummation by Parent or the Merger Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 5.5.          Brokers.   Neither Parent nor either Merger Subsidiary has retained a broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the transactions contemplated by this Agreement, and no other Person is or will be entitled to receive any broker’s, finder’s, investment banker’s, financial adviser’s or similar fee in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or a Merger Subsidiary.

Section 5.6.          SEC Filings.

(a)          Parent has filed and furnished in a timely manner all filings, reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Each of the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules): (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; and (ii) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of income, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the periods then ended.

(c)          Parent does not have any liabilities of a type required under GAAP to be reflected or reserved against except for liabilities reflected or reserved against on Parent’s consolidated audited balance sheet as of September 30, 2015 (or the notes thereto) and not heretofore paid or discharged or liabilities that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.7.          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”), of which 14,410,027 shares of Parent Common Stock and 97,498 shares of Parent Preferred Stock, are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

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(b)          Parent owns, either directly or indirectly, all of the issued and outstanding shares of capital stock (or other equity securities) in the Merger Subsidiaries. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or either Merger Subsidiary, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or a Merger Subsidiary to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of Parent or the Merger Subsidiaries, other than Encumbrances created by the Company. There are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or a Merger Subsidiary on the one hand and any Person on the other hand with respect to the capital stock of any Subsidiary of Parent or a Merger Subsidiary. Other than as listed in Section 5.7(b) of the Parent Disclosure Schedule, neither Parent nor either Merger Subsidiary owns, directly or indirectly, any stock of or any other equity interest in any other Person. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(c)          The shares of Parent Common Stock to be issued pursuant to this Agreement will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)          Except as set forth in Section 5.7(d) of the Parent Disclosure Schedule, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

Section 5.8.          Litigation.   Except as set forth in the Parent SEC Documents, as of the date hereof, there is, and during the past two (2) years there has been, no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or the Merger Subsidiaries or any of their assets (or, to Parent’s Knowledge, against any of the officers or directors of Parent or the Merger Subsidiaries related to their business duties, which interfere with their business duties, or as to which Parent or the Merger Subsidiaries have any indemnification obligations) at law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no material judgments or outstanding orders, writs, investigations, injunctions, decrees, stipulations or awards against Parent or the Merger Subsidiaries or any of their assets.

Section 5.9.          Compliance with Laws.   Except as set forth in the Parent SEC Documents, since January 1, 2014, the business of Parent and the Merger Subsidiaries has been conducted in all material respects in accordance with all applicable Laws. Since January 1, 2014, neither Parent nor either Merger Subsidiary has received any written notice of any violation of Law. All Governmental Actions/Filings required by Parent and the Merger Subsidiaries for the operation of its businesses as currently conducted have been obtained and are in full force and effect and are being complied with in all material respects.

Section 5.10.         NASDAQ Listing.   The Parent Common Stock is listed on the NASDAQ. Parent is in compliance in all material respects with the requirements of the NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by the NASDAQ or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the listing of the Parent Common Stock on the NASDAQ.

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Section 5.11.         No Prior Merger Subsidiary Operations.   The Merger Subsidiaries were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.12.         No Other Representations or Warranties.   EXCEPT AS AND TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR EITHER MERGER SUBSIDIARY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY), WITH RESPECT TO PARENT, MERGER SUB ONE, MERGER SUB TWO OR ANY OF THEIR BUSINESSES, ASSETS OR LIABILITIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED DIRECTLY OR INDIRECTLY HEREUNDER OR PURSUANT HERETO TO THE COMPANY, THE STOCKHOLDERS OR ANY OTHER PERSON.

Section 5.13.         Independent Investigation.   In entering into this Agreement and each of the Ancillary Agreements, Parent and the Merger Subsidiaries have relied solely upon their own investigation and analysis and the specific representations and warranties of the Company contained in ARTICLE IV of this Agreement (including any that are subject to the Disclosure Schedule) and in any Ancillary Agreement. Parent acknowledges and agrees that, except for the specific representations and warranties of the Company contained in ARTICLE IV of this Agreement (including any that are subject to the Disclosure Schedule) and in any Ancillary Agreement, none of the Company or any Stockholder, or any representative of the Company or any Stockholder makes or has made any representation or warranty, either express or implied to Parent or the Merger Subsidiaries, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, Stockholders or any of their respective representatives, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent or any of its Affiliates, stockholders, members or representatives. Parent acknowledges and agrees that it has been furnished with, or given adequate access to, with respect to the Company, all information and materials relating to the Company and the Stockholders that it has requested and representatives of the Company have answered all inquiries that Parent has made of them concerning the Company.

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ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1.          Access and Information; Confidentiality.

(a)          From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall permit Parent and the Merger Subsidiaries and their respective advisers and other representatives to have access to the Company’s properties, facilities, books, records and employees and provide Parent and the Merger Subsidiaries and their respective advisers and other representatives with such information as Parent from time to time reasonably may request with respect to the Company and its Subsidiaries. The Company shall furnish, or cause to be furnished, to Parent and the Merger Subsidiaries any financial and operating data and other information (including, without limitation, Tax information and the financial information required to be provided by the Company pursuant to Section 6.23) that is available with respect to the Company as Parent shall from time to time reasonably request, subject to any applicable Law, attorney-client privilege, or contractual restriction.

(b)          From and after the Closing, Parent and the Surviving Entity (and each Subsidiary thereof), on the one hand, and the Representative, on the other hand, shall promptly afford to the other party and such other party’s designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Surviving Entity and its Subsidiaries to the extent necessary to permit, on the one hand, the Representative to determine any matter relating to the Representative’s or the Stockholders’ rights and obligations, or, on the other hand, Parent’s or the Surviving Entity’s rights and obligations, in each case, hereunder or relating to any period ending before the Closing.

(c)          Notwithstanding anything to the contrary in Section 6.1(a) or (b), any such access by the parties (i) shall be during normal business hours on reasonable notice, (ii) shall not be required where such access would be prohibited by applicable Law and (iii) shall not otherwise unreasonably interfere with the conduct of the business of the party granting access. Unless otherwise consented to in writing by Parent or the Representative, as applicable, neither the Surviving Entity, any Subsidiary thereof, the Representative nor any Stockholder shall, for a period of seven (7) years after the Closing, destroy, alter or otherwise dispose of any of the material corporate, financial, Tax and accounting books and records (which shall not include e-mails) of the Surviving Entity or any Subsidiary, without first offering to surrender to the other party such books and records.

(d)          Confidentiality of the Stockholders. Each Stockholder acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Stockholder, that the preservation of the confidentiality of such information by such Stockholder is an essential premise of the bargain between the Stockholders and Parent, and that Parent would be unwilling to enter into this Agreement in the absence of this Section 6.1(d). Accordingly, each Stockholder hereby severally agrees with Parent that such Stockholder, its Affiliates and its and its Affiliate’s representatives shall not, and that such Stockholder shall cause its Affiliates and such representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use, any information involving or relating to the Business or the Company (other than in the case of a Stockholder that is a director, officer or employee of the Company, in the course of fulfilling his or her duties to the Company in such capacity); provided, that the information subject to this Section 6.1(d) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 6.1(d) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law so long as reasonable prior notice is given to Parent and the Surviving Entity of such disclosure and a reasonable opportunity is afforded Parent and the Surviving Entity to contest the same or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Each Stockholder agrees that it shall be responsible for any breach or violation of the provisions of this Section 6.1(d) by any of its Affiliates or its or its Affiliates’ representatives.

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(e)          Confidentiality of Parent. Prior to the Closing, all information concerning the Company provided to or obtained by Parent in connection with this Agreement and the transactions contemplated hereby shall be held and maintained by Parent in accordance with and subject to the terms of the Non-Disclosure Agreement, dated September 13, 2013, between Parent and Legacy Securities Corp. (the “Confidentiality Agreement”).

Section 6.2.         Conduct of Business by the Company. Prior to the Closing or the earlier termination of this Agreement, and except as otherwise contemplated by this Agreement, set forth in Section 6.2 of the Disclosure Schedule or consented to or approved by Parent in writing, the Company covenants and agrees that it shall carry on the Business in the ordinary course and use commercially reasonable efforts to preserve the properties, business, operations (including officers and employees), goodwill and relationships with suppliers and customers of the Business and shall not undertake any of the following:

(a)          amend the organizational documents of the Company;

(b)          adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a merger, consolidation, restructuring, recapitalization or other reorganization;

(c)          sell, transfer, lease or otherwise dispose of any of its material assets, except in the ordinary course of business, or create any Encumbrance on any of its material assets, except for Permitted Encumbrances;

(d)          permit any change in the assets, liabilities, sales, income or Business of the Company or in the Company’s relationships with suppliers, customers or lessors, other than changes arising in the ordinary course of business, which assets have a value in excess of $100,000;

(e)          (i) permit any change in the policies or practices of the Company with regard to pricing, the extension of discounts or credits to customers or collection of receivables from customers, (ii) fail to pay any creditor any material amount owed to such creditor when due or (iii) grant any extensions of credit other than in the ordinary course of business;

(f)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or business or division thereof or (ii) any material assets, except, with respect to this clause (ii), (A) purchases of inventory or supplies in the ordinary course of business or (B) other purchases of assets in the ordinary course of business and not in excess of $100,000 for any purchase or series of related purchases;

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(g)          create, incur, assume, modify, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness other than Indebtedness not in excess of $25,000 and incurred in the ordinary course of business;

(h)          place any Encumbrance on any of the properties of the Company, other than Permitted Encumbrances;

(i)           issue, sell or create any Encumbrance on (i) the Existing Company Equity, any membership interests or other equity securities of the Company or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any membership interests or other equity securities;

(j)           split, combine, recapitalize or reclassify any Existing Company Equity or pay or set aside any distribution or other dividend (whether in cash, equity or property, or any combination thereof) in respect of the capital stock of the Company;

(k)          make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business;

(l)           except (A) as required pursuant to Contracts existing and in force prior to the date of this Agreement described in Section 4.12 or Section 4.23 of the Disclosure Schedule or (B) as otherwise required by applicable Law, (i) grant or agree to grant any material increase in the wages, salaries, bonus, benefits or other compensation payable or to become payable to, or any advance or loan to, any of the Company’s current or former officers, directors, employees or independent contractors (other than increases in salary in the ordinary course of business consistent with past practice to employees other than executive officers, provided that such increases are not material in the aggregate), (ii) hire any new employee or enter into, terminate, adopt or amend any employment agreement, restrictive covenant agreement, Benefit Plan or collective bargaining agreement, (iii) make any award or grant under any Benefit Plan or (iv) fail to make contributions to Benefit Plans in accordance with past practice, the terms of such Benefit Plans and applicable Law;

(m)          waive, release, assign, settle or compromise any Legal Proceeding;

(n)          (i) make any capital expenditures that are in the aggregate in excess of $100,000 or are or were not contemplated in the Company’s annual budget, business plan or other similar projections or forecasts or (ii) fail to make any capital expenditures or conduct research and development contemplated in the Company’s annual budget, business plan or other similar projections or forecasts;

(o)          enter into or materially modify any Contracts, arrangements or understandings between the Company, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company or any Person that controls the Company, on the other hand;

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(p)          enter into any material transaction, Contract or commitment outside the ordinary course of business, waive or permit the loss of any Permit or right of substantial value or cancel any material debt or claim;

(q)          amend, modify, assign or terminate any of the Key Employee Agreements or the Support Agreements;

(r)           sell, assign, transfer, license or convey any rights under, or abandon, permit to be cancelled or otherwise dedicate to the public any material Intellectual Property owned by the Company;

(s)          change or modify its credit, collection or payment policies or procedures as in effect on the date hereof in a manner materially adverse to it or the Business;

(t)           fail to maintain its books of account and records consistent with its past practices and except as required by Law or applicable accounting principles (including GAAP), make any material change in its accounting principles, methods, policies and procedures;

(u)          (i) change any Tax or accounting election, method, practice or policy, (ii) fail to pay any Tax as such Tax becomes due and payable, (iii) file any amended Tax Return, or prepare or file any Tax Return in a manner inconsistent with past practice or applicable Law, (iv) enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of Taxes or (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes; provided, that for purposes of this clause (u), all references to the Company shall be deemed to include CSI Health; or

(v)          enter into any Contract with respect to, or otherwise agree or commit to, any of the foregoing.

Section 6.3.           Further Assurances.

(a)          Subject to the terms and conditions of this Agreement and Section 6.3(b) below, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions described herein, (iii) execute and deliver any additional instruments necessary to consummate the transactions described herein and (iv) defend or contest any claim, suit, action or other proceeding brought by a third party that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers.

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(b)          The Company and Parent shall cooperate and use commercially reasonable efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that except as otherwise set forth herein, neither the Company or any of its Affiliates nor Parent or any of its Affiliates shall be required to commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection with any such registration, filing, application, notice, approval, order, qualification or waiver. The Company and Parent each shall pay half of all fees associated with such registrations, filings, applications, notices, approvals, orders, qualifications and waivers.

Section 6.4.          Public Announcements.   Except as otherwise provided herein (including Section 6.9), the timing and content of all announcements regarding any aspect of this Agreement, the Mergers and the other transactions contemplated hereby to the financial community, Governmental Authorities, or the general public shall be mutually agreed upon in advance by the Company and Parent; provided, however, that the Company or Parent may make any such announcement which it in good faith believes, based on advice of counsel, is required by Law. Notwithstanding the foregoing, each party shall use commercially reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement. This Section 6.4 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

Section 6.5.          Consents and Waivers.   Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Company and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party promptly after receipt thereof, and copies of such notices shall be delivered to the other party promptly after the making thereof. Any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party required to seek such consents, waivers, approvals or notices; provided, however, that any such costs shall be borne by Parent only after the Closing. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

Section 6.6.          Post-Closing Obligations of Parent and the Surviving Entity to Certain Employees.

(a)          Subject to the terms of Section 6.6(b) with respect to the duration of certain benefits, Parent shall, or shall cause its Affiliates to, continue to provide the Transferred Employees, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (or such earlier date as the applicable Transferred Employee’s employment terminates), with annual base pay, annual bonus opportunities and benefits that are substantially similar in the aggregate to those provided by the Company immediately prior to the Effective Time; provided, however, that Parent and its Affiliates shall not be required to provide equity-based compensation to the Transferred Employees. Parent shall or shall cause its Affiliates to credit Transferred Employees for services performed with the Company or its Affiliates on and prior to the Effective Time for purposes of vesting and eligibility under any employee benefit plan sponsored by Parent for which Transferred Employees become eligible, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits to any Transferred Employee with respect to the same period of service for such Transferred Employee.

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(b)          Each Transferred Employee shall continue through the duration of calendar year 2016 to participate in the Surviving Entity’s 401(k) plan and health plans on substantially the same terms as were available from the Company to such Transferred Employee prior to Closing.

(c)          Nothing in this Agreement shall restrict the ability of Parent or its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the Effective Time. Nothing in this Section 6.6 or any other provision of this Agreement shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any Benefit Plan transferred to Parent or any of its Affiliates) or (ii) limit the ability of Parent or any of its Affiliates (including the Surviving Entity) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Parent or any of its Affiliates (including any Benefit Plan transferred to Parent or any of its Affiliates).

Section 6.7.          Insurance.   Except as set forth in Section 6.7 of the Disclosure Schedule, during the period from and after the date hereof until the Effective Time, the Company shall maintain in full force and effect the policies of insurance listed in Section 4.21 of the Disclosure Schedule, subject only to variations required by the ordinary operation of its businesses, or else will obtain, prior to the lapse of any such policy, the same or, if not available upon commercially reasonable economic terms and conditions, substantially similar coverage with insurers of recognized standing and approved by Parent in advance, such approval not to be unreasonably withheld. The Company shall promptly advise Parent in advance in writing of any change of insurer or material change of type of coverage in respect of the policies listed in Section 4.21 of the Disclosure Schedule.

Section 6.8.          Proxy Statement; Stockholder Approval.

(a)          As soon as practicable after the date of this Agreement, the Company and Parent shall cooperate in preparing and cause to be filed with the SEC a proxy statement relating to the Parent Stockholder Meeting and the transactions contemplated hereby (the “Proxy Statement”). The Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of approval of the issuance of shares of Parent Common Stock pursuant to the terms of this Agreement for purposes of the rules of the NASDAQ (the “Parent Stock Issuance”). As promptly as practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). The Company shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement and the Other Filings to comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of Delaware Law in the preparation, and mailing of the Proxy Statement.

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(b)          Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company and its counsel to review the Proxy Statement and any exhibits, amendment or supplement thereto and shall reasonably consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendment or supplement thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and U.S. securities Laws to be included therein. Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. For the avoidance of doubt, the information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement on the date(s) the Proxy Statement is first mailed to the stockholders of Parent, at the time of the Parent Stockholders Meeting or at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information, in each case, furnished in writing by the Company for inclusion in the Proxy Statement). The information relating to the Company furnished in writing by the Company specifically for inclusion in the Proxy Statement will not, as of the date of the mailing of the Proxy Statement to the holders of Parent Common Stock, (a) contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or (b) omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(c)          As soon as practicable after the date of this Agreement, the Company shall cause the Company Stockholders Meeting to be duly called and held for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will use its reasonable best efforts to obtain the Required Company Vote and otherwise comply with all legal requirements applicable to such meeting.

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(d)          As soon as practicable after the date of this Agreement, Parent shall (i) obtain approval of this Agreement and the transactions contemplated hereby from Flexpoint Fund and (ii) cause the Parent Stockholders Meeting to be duly called and held for the purpose of obtaining the approval by its stockholders of the Parent Stock Issuance (the “Parent Stockholder Approval”). In connection with such meeting, Parent will use its reasonable best efforts to obtain the Parent Stockholder Approval and otherwise comply with all legal requirements applicable to such meeting.

Section 6.9.          Form 8-K Filings.   Parent and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Simultaneously with the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 6.10.         Exclusivity.   From the date of this Agreement until the earlier of the Closing or any termination of this Agreement pursuant to ARTICLE VIII below, the Company will not (and the Company will not permit any Subsidiary of the Company, their Affiliates or their Representatives) directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any third party (other than Parent, the Surviving Entity and their designees) relating to the acquisition of any securities of the Company, or any merger, recapitalization, share exchange, sale of substantial assets (other than sales in the ordinary course of business) or any similar transaction or alternative to the transactions contemplated by this Agreement; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party (other than Parent, the Surviving Entity and their designees) to do or seek or agree to do or seek any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to any of the foregoing.

Section 6.11.         Assumption of Company Indebtedness/Delivery of Payoff Letters.

(a)          At least fifteen (15) calendar days prior to the Closing Date, Parent shall notify the Company in writing whether it will assume or pay (or a combination thereof) the portion of estimated Indebtedness for borrowed money to be set forth in the Estimated Closing Indebtedness Statement (subject to the applicable adjustments provided in Section 2.7(d)(iv), the “Company Indebtedness”) at Closing; provided, that the Company acknowledges and agrees that it is currently anticipated that such Company Indebtedness will be assumed by Parent at Closing so long as, in connection with such assumption, the lender of such Company Indebtedness permits the termination and release of the personal guarantee of such Company Indebtedness provided by Gene M. Valentino.

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(b)          If any of the Company Indebtedness will be assumed by Parent at Closing, then at least ten (10) Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered, to Parent, a letter which shall indicate the total amount of all obligations, fees and expenses related to the Company Indebtedness to be assumed as of the Closing Date. The Company shall promptly deliver all notices, take all other actions reasonably requested by Parent and use its reasonable best efforts to facilitate the assumption in full of the applicable Company Indebtedness, effective as of the Closing, including coordinating communications and negotiations with the Company’s lenders, preparing any documentation (financial or otherwise) required by a lender or Parent in relation thereto (including all releases of guarantees of any Person guaranteeing the Indebtedness to be assumed) and obtaining the consents of the Company’s lenders. For the avoidance of doubt, the release of all personal guaranties provided by Gene M. Valentino shall be a condition precedent to the assumption of any Indebtedness of the Company at Closing.

(c)          If any of the Company Indebtedness will be paid off at Closing, then at least ten (10) Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered, to Parent (and any current guarantor) a payoff letter executed by each lender of the applicable Company Indebtedness, effective as of the Closing Date and in form and substance reasonably satisfactory to Parent, which shall (i) indicate the total amount required to be paid to fully satisfy all obligations, fees and expenses related to the applicable Company Indebtedness as of the Closing Date (including any per diem or similar ticking fee), and (ii) provide for, among other things, the release, discharge, removal and termination of all Encumbrances on the assets of the Company arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein (such payoff letters collectively, together with the required discharge statements, termination statements and originals of all pledged collateral to be returned to the Company and its Subsidiaries, the “Payoff Letters”). The Company shall promptly deliver all notices, terminate all commitments and take all other actions reasonably requested by Parent to facilitate (as applicable) the repayment in full and termination of the applicable Company Indebtedness and the release of any related Encumbrances (as well as terminate any guarantee thereof by any other Person), effective as of the Closing.

Section 6.12.         Subsequent Actions.   The Company shall promptly notify Parent of any fact, event or condition arising after the date hereof and prior to the Closing or to the extent the Company becomes aware of any fact, event or condition existing at or prior to the date hereof, which, in all cases if existing, occurring or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is otherwise necessary to correct any representation or warranty of the Company contained in this Agreement that has been rendered untrue or inaccurate in any respect. If any event, condition, fact or circumstance that first occurred after the date hereof is required to be disclosed pursuant to this Section 6.12 and requires any change in the Disclosure Schedules, or if any such event, condition, fact or circumstance would require such a change assuming such Disclosure Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedules specifying such change; provided that any such update to the Disclosure Schedules shall be subject to the satisfaction of the condition to closing set forth in Section 7.2(a). Subject to the following sentence, no such update shall be deemed to supplement and amend the Disclosure Schedules for the purpose of reducing or otherwise negating in any way any indemnification obligation under ARTICLE IX. However, if after receipt of an update to the Disclosure Schedules, Parent does not terminate this Agreement in accordance with Section 8.1(b) and the Closing occurs, then Parent shall be deemed to have waived any right or claim to indemnification for breach of any representation or warranty pursuant to the terms of this Agreement, including pursuant to ARTICLE IX hereof, with respect to any and all matters disclosed pursuant to any such update to the Disclosure Schedules at or prior to the Closing.

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Section 6.13.         Tax Matters.

(a)          Except as provided in this Section 6.13(a), the Surviving Entity shall prepare or cause to be prepared all Tax Returns of the Surviving Entity. In the case of any income Tax Return of the Surviving Entity for any Pre-Closing Tax Period (excluding, for this purpose, any Straddle Period), the Representative shall, at its sole expense, prepare (or cause to be prepared) any such Tax Return and shall send a draft of such Tax Return to the Surviving Entity at least forty-five (45) days before the due date for such Tax Return (including any applicable extensions) for the Surviving Entity’s review and comment. The Surviving Entity shall be permitted to propose any comments to such Tax Return and the Representative shall accept any such comments that are reasonable. The Representative and the Surviving Entity shall cooperate in good faith to agree to a final version of such Tax Return in accordance with the immediately preceding sentence. The Surviving Entity shall execute and file (or cause to be executed and filed) such Tax Return, as agreed upon by the Surviving Entity and the Representative, in accordance with applicable Law.

(b)          The Representative shall (i) in the case of any Tax Return of the Surviving Entity described in the second sentence of Section 6.13(a), pay to the Surviving Entity an amount equal to any Taxes shown as due on such Tax Return no later than five (5) days prior to the due date for such Tax Return (including applicable extensions) and (ii) in the case of any Tax Return of the Surviving Entity not described in the second sentence of Section 6.13(a), pay to the Surviving Entity an amount equal to any Taxes shown as due on such Tax Return that are allocable to the portion of the Straddle Period treated as ending at the end of the day on the Closing Date (determined in accordance with the principles of Section 6.13(e)) no later than ten (10) days after receiving notice from the Surviving Entity of the amount of such Taxes, in each case pursuant to the procedures set forth in Section 9.7.

(c)          All Transfer Taxes shall be paid by the Representative (on behalf of the Stockholders) when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes and fees will be prepared and filed by the Representative in accordance with applicable Law.

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(d)          Any cash income Tax refunds that are received by Parent or the Surviving Entity that relate to any Pre-Closing Tax Period (excluding, for this purpose, any Straddle Period) shall be for the account of the Stockholders, and Parent shall pay over to the Representative (for the account of the Stockholders) any such cash income Tax refund (net of expenses and any Taxes arising as a result of the application of such refund) as promptly as practicable after the receipt thereof; provided, that nothing in this Section 6.13(d) shall require Parent (or any of its Affiliates, including the Surviving Entity) to make any payment to the Representative hereunder on account of any (i) refund of non-income Taxes, (ii) refund of Taxes for any Tax period beginning on or after the Closing Date, or (iii) refund of Taxes for any Pre-Closing Tax Period arising as a result of any Tax loss, credit or other attribute arising in any Tax period beginning on or after the Closing Date; provided, further, that any amounts required to be paid by Parent (or any of its Affiliates) pursuant to this Section 6.13(d) shall be reduced on a dollar-for-dollar basis by any amounts due and owing to Parent under Section 9.2(a)(i) (to extent relating to breaches of Section 4.17) or Section 9.2(a)(iii).

(e)          Taxes attributable to the portion of a Straddle Period treated as ending at the end of the day on the Closing Date shall (i) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), other than Transfer Taxes, be deemed equal to the amount that would be payable if the Tax year ended at the end of the day on the Closing Date and (ii) in the case of Taxes imposed on a periodic basis with respect to the Business or assets of the Company (including, for the avoidance of doubt, real property, personal property and other ad valorem Taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in accordance with clause (ii) of the preceding sentence.

(f)          At or prior to the Closing, the Representative shall deliver to Parent a certificate, in the form and substance required under Treasury Regulation Section 1.897-2(h) and reasonably acceptable to Parent, so that Parent is exempt from withholding with respect to any amount paid hereunder pursuant to Treasury Regulation Section 1.1445-2.

(g)          The parties hereto agree that for federal income tax purposes, the Mergers are intended to be viewed together and treated as a reorganization under Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code. The parties shall each use reasonable best efforts to cause the Mergers to be treated collectively as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(h)          The parties hereto shall treat the Mergers for all federal income tax purposes as a reorganization under Section 368(a) of the Code, and no party hereto will take any position on any federal, state or local income Tax Return or take any other Tax reporting position, in each case that is inconsistent with the treatment of the Mergers collectively as a tax-free reorganization described in Section 368(a) of the Code unless otherwise clearly required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable federal, state or local income Law.

(i)          Except as required by applicable Law, any payment after the Closing Date made by Parent, the Surviving Entity, the Representative or any other applicable Person, as the case may be, pursuant to ARTICLE II and ARTICLE IX, shall be treated as an adjustment to the Merger Consideration for applicable Tax purposes.

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Section 6.14.         Transaction with Related Parties; Rental Agreement.

(a)          At or prior to Closing, the Company shall terminate the agreements set forth in Section 4.20 (Transactions with Related Parties) of the Disclosure Schedule.

(b)          At or prior to Closing, the Company shall cause the Rental Agreement to be either (i) terminated, without premium or penalty to the Company, with all contents of the storage unit that are property of the Company promptly returned to the Company for safekeeping or (ii) assigned to the Company on substantially the same terms and conditions currently in effect.

Section 6.15.         CSI Health. At or prior to the Closing, the Company shall execute a divestment agreement, in form and substance reasonably acceptable to Parent, pursuant to which, among other things, (i) the Company shall transfer its entire ownership interest in CSI Health to Rick Griffiths and (ii) CSI Health and Mr. Griffiths (and any other Person or Persons as may be required to guarantee the obligations of CSI Health) will agree to indemnify and hold harmless the Company and Parent from any Losses incurred by the Company or Parent in connection with the Company’s ownership of CSI Health prior to the Closing (the “Divestment Agreement”). Within seven (7) days after the Closing, the Representative shall amend, or caused to be amended, the organizational documents of CSI Health and file such documents as are necessary to change its name to eliminate any reference to “CSI,” “CollectorSolutions” or any derivation thereof from its name.

Section 6.16.         Certificates of Merger. On the Closing Date, the Company and Parent shall cause the Certificate of Merger to be properly executed and filed in accordance with the relevant provisions of Delaware Law and the FBCA, and shall make or cause to be made all other filings or recordings required under Delaware Law and the FBCA.

Section 6.17.         Key Employee Agreements and Support Agreements. On or prior to the date of this Agreement, the Company and Parent shall have caused each Key Employee to enter into a Key Employee Agreement that becomes effective upon Closing and each of the Supporting Stockholders to enter into a Support Agreement.

Section 6.18.         Adjustments to Merger Consideration. From and after the date hereof and until the Effective Time (or, in the case of the Earn-Out Merger Consideration, until such time that all Earn-Out Merger Consideration has been paid to the Stockholders), the Common Stock Merger Consideration and the Earn-Out Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock) or other like change with regard to the Parent Common Stock.

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Section 6.19.         Post-Closing Conduct.

(a)          The parties acknowledge and agree that (i) following the Closing, except as otherwise set forth in Section 6.20(b) below, Parent and the Surviving Entity shall have the right to operate the business of the Surviving Entity as they see fit and neither shall have any obligation or duty (fiduciary or otherwise) to protect or maximize the Earn-Out Merger Consideration and (ii) the Earn-Out Merger Consideration is contingent on the performance of the Surviving Entity and there is no guaranteed minimum Earn-Out Merger Consideration under this Agreement. Parent makes no representation and expresses no opinion as to the value of the Earn-Out Merger Consideration, if any.

(b)          During the period commencing on the Closing Date and continuing until December 31, 2019, Parent and the Surviving Entity: (i) shall act in good faith and shall not take any action or omit to take any action that is intentionally designed with the purpose of frustrating the Company’s ability to generate Gross Profit sufficient to make the maximum Earn-Out Merger Consideration payable to the Stockholders; and shall maintain separate books and records for the Surviving Entity such that Gross Profit can be monitored and verified by the Representative.

Section 6.20.         Resale Form S-3.   Within twelve (12) months of the Closing Date, Parent shall prepare and file with the SEC a registration statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (the “Form S-3”), as well as any supplements to the Form S-3 as deemed necessary or desirable by Parent in order to comply with the Securities Act, registering the resale of Common Stock Merger Consideration and any Earn-Out Common Stock. To evidence and govern such registration rights, Parent and the Stockholders shall at the Closing enter into a Registration Rights Agreement (the “Registration Rights Agreement”).

Section 6.21.         Stock Purchase.  Each of Gene M. Valentino, Chris Battel and Richard Carroll shall have the right to purchase from Parent through a private placement, within twelve (12) months after the Closing, up to three hundred thousand (300,000) shares of Parent Common Stock in the aggregate at a price equal to the higher of $3.00 per share and the Volume-Weighted Average Closing Price (it being understood the Messrs. Valentino, Battel and Carroll cannot purchase collectively more than 300,000 shares of Parent Common Stock).

Section 6.22.         Updated Financial Statements.

(a)          The Company shall use its reasonable best efforts to, as soon as possible after the date of this Agreement, but in any event no later than March 31, 2016, cause to be prepared and delivered to Parent, at the expense of the Company, the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and the related audited consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Company for the fiscal year ended December 31, 2015.

(b)          By April 30, 2016, the Company shall cause to be prepared and delivered to Parent, at the expense of the Company, the reviewed consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016, and the related unaudited consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Company for the three month period ended March 31, 2016. Thereafter, until the Closing Date, within thirty (30) days of the end of any other fiscal quarter in 2016, the Company shall cause to be prepared and delivered to Parent, at the expense of Parent, the reviewed consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related unaudited consolidated statements of income, stockholders’ equity (deficit) and cash flows of the Company for such fiscal quarter.

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ARTICLE VII

CONDITIONS TO CLOSING AND THE MERGER

Section 7.1.          Mutual Conditions.   The respective obligations of each party to this Agreement to consummate and effect Mergers shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)          No Injunction. At the Effective Time, there shall not have been issued and be in effect any Law that makes the consummation of the Mergers illegal.

(b)          Parent Stockholder Approval; Required Company Vote. The Parent Stockholder Approval and Required Company Vote shall each have been obtained.

(c)          NASDAQ Listing. The shares of Parent Common Stock to be issued in connection with the First Step Merger shall have been approved for quotation or listing, as the case may be, on the NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

Section 7.2.          Conditions to the Obligations of Parent and the Merger Subsidiaries.   The obligations of Parent and the Merger Subsidiaries to consummate the Mergers shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Merger Subsidiaries to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) that are Company Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) that are not qualified as to “materiality” or “Business Material Adverse Effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, and (iii) that are qualified as to “materiality” and/or “Business Material Adverse Effect” shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such specific date.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Officer’s Certificate. The Company shall have delivered to Parent and the Merger Subsidiaries:

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(i)          a certificate, dated as of the Closing Date and signed by an authorized representative of the Company, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii)         the certificate of formation or certificate of incorporation, as applicable, of the Company, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; and

(iii)        (A) copies of the resolutions of the (1) Stockholders and (2) board of directors or other governing body of the Company authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the articles of incorporation and bylaws or other governing instruments of the Company; and (C) the names of the officer or officers of the Company authorized to execute this Agreement and any and all other documents, agreements and instruments contemplated herein or therein, all certified by any authorized representative of the Company to be true, correct, complete and in full force and effect as of the Closing Date.

(d)          Certain Consents. The Company shall have obtained the consents, authorizations or approvals listed on Section 7.2(d) of the Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the Closing hereunder, in each case in substance and form reasonably satisfactory to Parent, and no such consents, authorizations or approvals shall have been revoked.

(e)          Key Employee Agreements. Each Key Employee shall have executed and delivered to Parent and the Merger Subsidiaries a Key Employee Agreement, and each such Key Employee Agreement shall be in full force and effect as of the Closing.

(f)          Support Agreement. Each Supporting Stockholder shall have executed and delivered to Parent and the Merger Subsidiaries a Support Agreement, and each such Support Agreement shall be in full force and effect as of the Closing.

(g)          CSI Health. The Company shall have delivered to Parent and the Merger Subsidiaries the Divestment Agreement, duly executed by the parties thereto, and the Company shall have transferred its entire ownership interest in CSI Health pursuant thereto.

(h)          Payoff Letters. If any of the Company Indebtedness is to be paid, in whole or in part, by Parent at Closing, the Company shall have delivered to Parent the applicable Payoff Letters pursuant to Section 6.11.

(i)          Escrow Agreement; Non-competition Agreements. Parent shall have received from the Representative duly executed copies of the (i) the Escrow Agreement and (ii) each Non-competition Agreement, each of which shall be in full force and effect as of the Closing.

(j)          Terminating Agreements. The Company shall have delivered evidence satisfactory to Parent in its reasonable discretion that the Terminating Agreements have been terminated and are of no further force and effect.

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(k)          Material Adverse Effect. There shall have not occurred, since the execution of this Agreement, any event, change, circumstance, condition or occurrence nor shall there exist any event, change, circumstance, condition or occurrence that, individually or in the aggregate, have resulted in, or could reasonably be expected to result in, a Business Material Adverse Effect.

(l)          Assumption of Indebtedness. If any of the Company Indebtedness is to be assumed, in whole or in part, by Parent at Closing, the parties shall have obtained all consents, approvals and other permissions from each of the Company’s lenders (including all releases of guarantees of Gene M. Valentino guaranteeing the Company Indebtedness to be assumed) required for the assumption in full of the applicable Company Indebtedness, effective as of the Closing.

(m)          Registration Rights Agreement. Parent shall have received from the Company the Registration Rights Agreement, duly executed by the Stockholders, which shall be in full force and effect as of the Closing. The Registration Rights Agreement shall provide for, among other things, the registration with the SEC of the resale of the Common Stock Merger Consideration and the Earn-Out Merger Consideration and the shares of Parent Common Stock underlying the Earn-Out Warrants.

Section 7.3.          Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Mergers shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of Parent and the Merger Subsidiaries contained in this Agreement (i) set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, (ii) that are not qualified as to “materiality” or “material adverse effect” shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, and (iii) that are qualified as to “materiality” and/or “material adverse effect” shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, in each case other than representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such specific date.

(b)          Agreements and Covenants. Parent and the Merger Subsidiaries shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          Officer’s Certificate. Parent and the Merger Subsidiaries shall have delivered to the Company:

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(i)          a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii)         the certificate of incorporation of Parent and the certificate of formation of each Merger Subsidiary, in each case certified by the Secretary of State of the State of Delaware; and

(iii)        (A) copies of the resolutions of the boards of directors of Parent and the board of directors or other equivalent governing body of each Merger Subsidiary, in each case authorizing and approving this Agreement and all of the transactions and agreements contemplated hereby; (B) the bylaws of Parent and the certificate of formation and operating agreement, if any, of each Merger Subsidiary; and (C) the names of the officer or officers of Parent and each Merger Subsidiary authorized to execute this Agreement and all documents, agreements and instruments contemplated herein, all certified by an authorized representative of Parent and each Merger Subsidiary to be true, correct, complete and in full force and effect as of the Closing Date.

(d)          SEC Compliance. Immediately prior to Closing, Parent shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(e)          Escrow Agreement. The Representative shall have received from Parent a duly executed copy of the Escrow Agreement, which shall be in full force and effect as of the Closing.

(f)          Registration Rights Agreement. The Representative shall have received from Parent a duly executed copy of the Registration Rights Agreement, which shall be in full force and effect as of the Closing.

(g)          Parent Material Adverse Effect. There shall have not occurred, since the execution of this Agreement, any event, change, circumstance, condition or occurrence nor shall there exist any event, change, circumstance, condition or occurrence that, individually or in the aggregate, have resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination.   This Agreement may be terminated at any time prior to the Closing Date:

(a)          by mutual written consent of Parent and the Company;

(b)          by Parent, if the Company delivers an update or supplement to the Disclosure Schedules pursuant to Section 6.13 and Parent provides the Company a written notice of termination of this Agreement within ten (10) Business Days after receipt of such update or supplement;

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(c)          by either Parent or the Company, if the Closing has not occurred on or before August 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(d)          by either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have used its commercially reasonable efforts to remove such restraint or prohibition as required by this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order, decree, or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(e)          by either the Company or Parent if (i) the Parent Stockholder Approval shall not have been obtained or (ii) the Required Company Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of such condition to occur;

(f)          by Parent, if neither it nor either Merger Subsidiary is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Company contained in ARTICLE IV become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)) or (ii) there has been a breach on the part of Company of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice thereof to the Company, if such breach is reasonably capable of being cured; or

(g)          by the Company, if it is not in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and the Merger Subsidiaries contained in ARTICLE V become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)) or (ii) there has been a breach on the part of Parent and the Merger Subsidiaries of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)), and, in both cases (i) and (ii), such breach has not been cured within thirty (30) days after written notice thereof to Parent, if such breach is reasonably capable of being cured.

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Section 8.2.          Manner of Exercise.   In the event of termination by Parent or the Company, or both, in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party by the terminating party and this Agreement shall terminate effective immediately.

Section 8.3.          Effect of Termination.   If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate and become void and of no force and effect and there shall be no liability or obligation on the part of Parent, the Merger Subsidiaries or the Company or their respective officers or directors, except that (i) the obligations in this Section 8.3, ARTICLE IX and ARTICLE X will survive termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

Section 8.4.          Waiver.   At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in ARTICLE IV or ARTICLE V or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of each of the parties hereto, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 9.1.          Survival.

(a)          The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) of the parties contained in this Agreement or in any certificate delivered by them pursuant hereto shall survive the Closing until the date that is the twelve (12)-month anniversary of the Closing Date, except for:

(i)          the Company Fundamental Representations and the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers), in each case, which shall survive indefinitely; and

(ii)         the representations and warranties set forth in Section 4.15 (Environmental Matters), Section 4.16 (Employee Benefit Matters) and Section 4.17 (Taxes), in each case, which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions);

provided, however, that (i) any obligations under Section 9.2(a)(i) and Section 9.2(b)(i) shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice in accordance with Section 9.3 to the Indemnifying Party before the termination of the applicable survival period set forth above and (ii) any specific covenant contained in this Agreement that requires performance after the Closing Date shall survive the Closing indefinitely.

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Section 9.2.          Indemnification.

(a)          Subject to the other limitations set forth in this ARTICLE IX, the Stockholders agree, jointly and severally, to indemnify and hold harmless Parent, the Surviving Entity, the Interim Surviving Entity, their respective Affiliates, successors and assigns and each of their officers, directors, employees, the representatives and agents (collectively, the “Parent Indemnified Parties”), without duplication, against and in respect of any and all Losses of the Parent Indemnified Parties, to the extent resulting or arising from:

(i)          any misrepresentation or breach of any of the representations and warranties of the Company set forth in ARTICLE IV of this Agreement or any certificate delivered by it hereunder;

(ii)         any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of the Company or Representative set forth in this Agreement (which, in the case of any agreement or covenant made by the Company, is to be performed prior to the Closing);

(iii)        any Indemnifiable Taxes; or

(iv)        the matters set forth in Section 9.2(a)(iv) of the Disclosure Schedule.

(b)          Subject to the other limitations set forth in this ARTICLE IX, Parent and the Surviving Entity agree to indemnify and hold harmless the Stockholders, their respective Affiliates, successors and assigns and each of their officers, directors, employees, representatives and agents (collectively, the “Company Indemnified Parties”), without duplication, against and in respect of any and all Losses of Company Indemnified Parties to the extent resulting or arising from:

(i)          any misrepresentation or breach of the representations and warranties of Parent and the Merger Subsidiaries set forth in ARTICLE V of this Agreement or any certificate delivered by them hereunder; or

(ii)         any breach or non-fulfillment of, or failure to comply with, any covenant or agreement of Parent, the Interim Surviving Entity, the Surviving Entity or the Merger Subsidiaries set forth in this Agreement.

(c)          To the extent permitted by Law, any payment made pursuant to this ARTICLE IX shall be treated as an adjustment to the Merger Consideration.

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Section 9.3.          Method of Asserting Claims, etc.

(a)          All claims for indemnification by a Parent Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 9.3. An Indemnified Party entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person (whether or not a party to this Agreement) (an “Indemnity Claim”), must notify the Indemnifying Party in writing, and in reasonable detail, of the Indemnity Claim as promptly as practicable after such Indemnified Party learns of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such written notice (the “Claim Notice”) shall, to the extent reasonably possible, set forth the amount or the estimated amount thereof (which estimate shall not be conclusive of the final amount of such claim and demand) along with copies of all written evidence thereof.

(b)          If an Indemnity Claim is made against an Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such Third Party Claim, deliver a Claim Notice to the Indemnifying Party with respect thereto; provided, however, that failure to provide such notice within the time period required shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party was actually prejudiced as a result of such failure. The Indemnifying Party shall have twenty (20) days from the date of mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing whether or not it shall defend the Indemnified Party against such Third Party Claim; provided that if the Indemnifying Party assumes such defense, such written notice shall include the assumption in full of all responsibility for any Losses arising from such Third Party Claim, subject to the limitations set forth in this ARTICLE IX. Notwithstanding the foregoing, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim described in a Claim Notice that (i) seeks an injunction or other equitable relief as a primary remedy, (ii) relates to or arises in connection with any criminal or quasi-criminal allegation, proceeding, action, indictment or investigation, (iii) in the reasonable judgment of the Indemnified Party, is likely to result in aggregate liability that will exceed the then remaining amount of the Cap or (iv) primarily relates to a claim or demand of, or a dispute with, any of the Top Customers. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of a Third Party Claim, except as herein provided, the Indemnifying Party shall have the right to do so by appropriate proceedings. If the Indemnifying Party has the right to and elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence, shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim and shall diligently pursue the resolution of such Third Party Claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense; provided, however, that the Indemnifying Party shall pay all reasonable fees, costs and expenses of one outside counsel (in addition to local counsel) in connection with such participation (i) if it requests the Indemnified Party to participate or (ii) if in the opinion of outside counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make joint representation of the Indemnifying Party and the Indemnified Party impermissible under applicable standards of professional conduct. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Subject to attorney-client privilege, such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that any out-of-pocket cost incurred by the Indemnified Party in connection with such cooperation shall be at the Indemnifying Party’s expense. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise a Third Party Claim with the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnifying Party may settle or compromise such a Third Party Claim without the prior written consent of the Indemnified Party if such settlement or compromise (i) provides solely for the payment of money by the Indemnifying Party and includes a complete and unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim and (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy. If the Indemnifying Party does not defend the Indemnified Party against a Third Party Claim for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party shall have the right to defend and settle such Third Party Claim; provided that, in the event that the Indemnified Party chooses to defend and/or settle such Third Party Claim, the amount of any Losses pursuant to such Third Party Claim, or, if the same be contested by the Indemnified Party, then that portion of Losses thereof as to which such defense is unsuccessful, shall continue to be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this ARTICLE IX; provided further, that whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim, or consent to the entry of any judgment, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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Section 9.4.          Mitigation.   Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that is indemnifiable hereunder.

Section 9.5.          Limitations on Indemnification.

(a)          Except with respect to breaches of (i) Indemnifiable Taxes, (ii) the Company Fundamental Representations and (iii) the representations and warranties in Section 4.15 (Environmental Matters) and in Section 4.16 (Employee Benefit Matters), the Stockholders shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under Section 9.2(a)(i) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 9.3 exceeds $250,000 (the “Deductible Amount”), in which event the Stockholders shall only be obligated to indemnify the Parent Indemnified Parties for any Losses in excess of the Deductible Amount; provided, however, that except with respect to breaches of (i) Indemnifiable Taxes, (ii) the Company Fundamental Representations and (iii) the representations and warranties in Section 4.15 (Environmental Matters) and in Section 4.16 (Employee Benefit Matters), the aggregate Losses for which the Parent Indemnified Parties will be entitled to recover pursuant to Section 9.2(a)(i) shall not exceed $2,600,000 (the “Cap”).

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(b)          Notwithstanding anything in this Agreement to the contrary, except with respect to Losses resulting or arising from (i) Indemnifiable Taxes, (ii) breaches of the representations and warranties in Section 4.17 (Taxes) or (iii) fraud or intentional misrepresentation, the aggregate liability of the Stockholders for Losses under Section 9.2(a) shall not in any event exceed $14,500,000.

(c)          For purposes of this ARTICLE IX, the terms “material,” “in all material respects,” “Business Material Adverse Effect,” and words of similar import that are used in any representation or warranty set forth in this Agreement or in the certificates with respect thereto delivered hereunder shall be disregarded and given no effect for purposes of determining a breach hereof and calculations of the amount of any Losses.

(d)          No Parent Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE IX for Losses to the extent that any Parent Indemnified Party has actually recovered for such item as a result of a post-closing adjustment pursuant to Section 2.7(d) of this Agreement.

Section 9.6.          Losses Net of Insurance, etc.   Payments for any Loss for which indemnification is provided shall be net of any (i) amounts actually recovered by the Indemnified Party (which shall include a party receiving payment) pursuant to any indemnification or other agreement with any third party, (ii) cash Tax savings actually realized by the Surviving Entity in connection with such Loss in the same Tax year as the occurrence of such Loss or the immediately following Tax year, (iii) insurance proceeds or other cash receipts or sources of reimbursement actually received as an offset against such Loss (net of any costs incurred to recover such amounts, proceeds or receipts and any increases in insurance premiums payable by the Indemnified Party attributable to such Loss).

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Section 9.7.          Source of Payment of Losses.

(a)          Notwithstanding anything to the contrary contained herein, with regard to Losses which the Stockholders are required to indemnify the Parent Indemnified Parties hereunder, the Surviving Entity shall set off the amount of any such Losses (i) first, out of the Escrowed Common Stock, by canceling the applicable number of shares of Parent Common Stock (based upon a price of four dollars ($4.00) per share) remaining in the Common Stock Escrow Account, on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement, equal to such Losses, (ii) second, in the event that the cancellation of the applicable number of shares of Escrowed Common Stock contemplated by the immediately preceding clause (i) is not sufficient to cover such Losses, out of the Common Stock Merger Consideration and any other shares of Parent Common Stock held by the Stockholders, by canceling the applicable number of shares of Parent Common Stock (based upon a price of four dollars ($4.00) per share) held by the Stockholders, on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement, equal to such Losses, (iii) third, in the event that the cancellation of the applicable number of shares of Parent Common Stock contemplated by the immediately preceding clause (ii) cannot be performed, in whole or in part, or is not sufficient to cover such Losses, out of the Earn-Out Common Stock by either cancelling the applicable number of shares of Earn-Out Common Stock remaining in the Earn-Out Escrow Account at the time of such cancellation or not delivering to the Stockholders the applicable number of shares of Earn-Out Common Stock, in either case, on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement (based upon a price of four dollars ($4.00) per share) equal to such Losses (taking into account the amount of any set off applied pursuant to the immediately preceding clauses (i) and (ii)) and (iv) fourth, in the event that the cancellation and/or non-delivery of the applicable number of shares of the Earn-Out Common Stock contemplated by the immediately preceding clause (iii) cannot be performed, in whole or in part, or is not sufficient to cover such Losses (taking into account the amount of any set off applied pursuant to clauses (i) and (ii) above), against the cash value (based upon the Volume-Weighted Average Closing Price (substituting for this purpose “the date of payment of such Loss” for “Closing Date” in the definition thereof) of the Parent Common Stock less the exercise price of the Earn-Out Warrants) of the Earn-Out Warrants that have not been previously forfeited under this Agreement by cancelling in whole or in part (as applicable) the applicable number of such Earn-Out Warrants, on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement equal to such Losses (taking into account the amount of any set off applied pursuant to the immediately preceding clauses (i) - (iii)). Notwithstanding the foregoing, in the event a Stockholder sells or otherwise divests its interest in any Parent Common Stock, then the Surviving Entity may pursue such Stockholder personally for any unrecovered Losses in an amount not to exceed the product of (i) four dollars ($4.00) multiplied by (ii) the number of shares so sold. Except as otherwise provided in Sections 9.5(b) and 9.8 hereto, to the extent that the right of setoff and recourse provided in this Section 9.7 is sufficient to pay any Losses for which the Stockholders are required to indemnify Parent hereunder, then such right of setoff shall be Parent’s sole and exclusive remedy hereunder.

(b)          To the extent any shares of Escrowed Common Stock remain in the Common Stock Escrow Account immediately after the date that is the twelve (12)-month anniversary of the Closing Date that are not otherwise subject to a pending Indemnity Claim as of the date thereof, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release such shares of Escrowed Common Stock to the Stockholders on a pro rata basis in accordance with the Stockholders’ Allocation Percentages as set forth on the Closing Date Holdings Statement.

Section 9.8.          Sole Remedy.   The parties hereto acknowledge and agree that after the Closing, the indemnities provided in Section 9.2 shall be the sole and exclusive remedy of the parties at law or in equity for any breach of representation, warranty, covenant or agreement or other claim arising out of this Agreement, provided, however, that nothing contained herein shall limit (i) any party’s remedies in respect of any fraud or intentional misrepresentation by any other party or (ii) specific performance or injunctive relief against any party in respect of a breach by such other party of any covenant or agreement hereunder.

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ARTICLE X

MISCELLANEOUS

Section 10.1.          Notices.   All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or the Merger Subsidiaries, to:

c/o JetPay Corporation

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

Facsimile: 877-861-8488

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz, Esq.

Facsimile: (215) 994-2222

If to the Company, to:

316 South Baylen St.

Suite 590

Pensacola, FL 32502

Attention : Gene M. Valentino

Facsimile: (850) 444-9331

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: Michael Rubinger

If to the Representative, to:

Gene M. Valentino

316 South Baylen St.

Suite 590

Pensacola, FL 32502

Facsimile: (850) 444-9331

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with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: Michael Rubinger

Section 10.2.          Exhibits and Schedules.   All exhibits annexes and schedules (including the Disclosure Schedule) attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed in all other sections of the Disclosure Schedule where it is reasonably apparent on its face that the matters so disclosed are applicable to such other sections. Disclosure of any item in a section of the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Business Material Adverse Effect or a material adverse effect on the ability of any party to consummate any of the transactions contemplated hereby.

Section 10.3.          Time of the Essence; Computation of Time.   Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 10.4.          Expenses.   Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 10.5.          Governing Law.   This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties agree that any action arising out of or relating to this Agreement shall be brought in any federal or state court located in the State of Delaware having subject matter jurisdiction. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, will be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

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Section 10.6.          Assignment; Successors and Assigns; No Third Party Rights.   Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parent Indemnified Parties, the Company Indemnified Parties, the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7.          Counterparts.   This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8.          Titles and Headings.   The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9.          Entire Agreement.   Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement). The parties acknowledge that each of the parties hereto participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

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Section 10.10.         Severability.   The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.11.         Specific Performance.   The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.5, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12.         Waiver of Jury Trial.   Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.13.         Failure or Indulgence not Waiver.   No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.14.         Amendments.   This Agreement may be amended, at any time prior to the Effective Time, by action taken by Parent and the Company, and after the Closing by the Representative, Parent and the Surviving Entity. This Agreement (including the provisions of this Section 10.14) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah
Title: Chief Executive Officer

CSI ACQUISITION SUB ONE, LLC

By:	JETPAY CORPORATION, its sole member

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah
Title: Chief Executive Officer

CSI ACQUISITION SUB TWO, LLC

By:	CSI ACQUISITION SUB ONE, LLC, its sole member

By:	JETPAY CORPORATION, its sole member

By:	/s/ Bipin C. Shah
Name: Bipin C. Shah
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COLLECTORSOLUTIONS, INC.

By:	/s/ Gene M. Valentino
Name: Gene M. Valentino
Title: Chief Executive Officer

REPRESENTATIVE

By:	/s/ Gene M. Valentino
Name: Gene M. Valentino

[Signature Page to Agreement and Plan of Merger]

ANNEX A

STOCKHOLDERs

Stockholders
Gene M. Valentino
Michael Burns
Craig M. Marcello
Charles D. Mooney
Maureen Buscemi Valentino
Paolo Ghio
Jo Ann S. Craney
Charles Fillingim
Judy W. and Donald C. Odom
J. Frasier Phelps
Keith T. Shearlock
F. Brian DeMaria
The Brigitte U Woody Trust, Dated December 08, 2000
Margarete Mayer
Melvin F. & Margaret E. Stutzman
Wayne C. Taylor
Diane Longoria
Arthur Bunton
William E. & Karin K. Streetman
Christopher R. DeMaria
Cheryl G Rooney Testamentary Trust

ANNEX B

STOCKHOLDER ALLOCATION

Stockholder	Allocation Percentage for Merger Consideration
Gene M. Valentino	79.4373031412%
Michael Burns	0.0462884141%
Craig M. Marcello	0.0776794075%
Charles D. Mooney	0.4666084958%
Maureen Buscemi Valentino	0.0308589427%
Paolo Ghio	0.0776794075%
Jo Ann S. Craney	0.9231080276%
Charles Fillingim	0.0462884141%
Judy W. and Donald C. Odom	5.7903081638%
J. Frasier Phelps	0.3937175449%
Keith T. Shearlock	0.1159870605%
F. Brian DeMaria	4.2420405210%
The Brigitte U Woody Trust, Dated December 08, 2000	2.0851068358%
Margarete Mayer	0.4634161914%
Melvin F. & Margaret E. Stutzman	0.6948582617%
Wayne C. Taylor	0.5187494679%
Diane Longoria	0.4059547118%
Arthur Bunton	0.0010641015%
William E. & Karin K. Streetman	0.0925768281%
Christopher R. DeMaria	1.5961522091%
Cheryl G Rooney Testamentary Trust	2.4942538520%
Total	100.0000000000%

Exhibit A

FORM EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 22, 2016, is made by and between CollectorSolutions, Inc. (the “Employer”) and _______________ (“Executive”). This Agreement shall become effective on the Closing Date of the Mergers (the “Effective Date”), as defined in the Agreement and Plan of Merger (the “Merger Agreement”), by and among JetPay Corporation, CSI Acquisition Sub One, LLC, CSI Acquisition Sub Two, LLC, the Employer, and the Representative (as defined in the Merger Agreement), and shall be null and void ab initio in the event that the Closing (as defined in the Merger Agreement) does not occur.

RECITALS

WHEREAS, Executive is currently employed as the ______________ of the Employer; and

WHEREAS, the Employer desires to continue Executive’s employment with the Employer as its ______________, and Executive agrees to accept such continued employment, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1.          Employment. The Employer agrees to employ Executive, and Executive accepts such employment hereunder, for a period of forty eight (48) months beginning on the Effective Date unless terminated sooner in accordance with Section 1(c) (the “Employment Period”). Following the Employment Period, this Agreement shall terminate and Executive shall continue to be employed by the Employer as an at-will employee, and the parties will not be subject to this Agreement other than as provided in Section 8(k) below.

(a)          Position and Duties.

(i)          During the Employment Period, Executive shall serve as the _____________ of the Employer and in such other positions with the Employer’s Affiliates (for no additional compensation) as are determined by the Board and shall have the normal duties, responsibilities and authority implied by such position(s) and such other duties and responsibilities as are assigned by the Board or its designee(s).

(ii)         During the Employment Period, Executive shall devote substantially all of his efforts, business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Employer and its Affiliates; provided, however, that Executive, with the Board’s prior written approval (which approval may be withheld in the sole discretion of the Board), may commit reasonable time and effort to civic, charitable and community causes and activities so long as such commitments do not pose a conflict of interest with the Executive’s position with or responsibilities to the Employer or its Affiliates or interfere with Executive’s ability to discharge Executive’s employment duties.

(b)          Salary, Bonus, Benefits and Expenses.

(i)          Salary. During the Employment Period, the Employer will pay Executive an initial base salary of $__________ per annum (the “Base Salary”). Annually, commencing in 2017, the Board may review the Base Salary of Executive and may increase (but shall not decrease) the Base Salary by such amount as the Board, in its sole discretion, shall deem appropriate. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so increased from time to time.

(ii)         Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus as determined by the Board in its sole discretion.

(iii)        Benefits. During the Employment Period, Executive shall be eligible to participate in and be covered on the same basis as other similarly situated employees of the Employer, under all employee benefit plans and programs of the Employer, including without limitation vacation, paid-time off, retirement, health insurance and life insurance.

(iv)        Expenses. Employer shall pay or reimburse Executive for reasonable and necessary expenses directly incurred by Executive in the course of Executive’s employment by Employer in accordance with Employer’s standard policies and practices as in effect from time to time. All reimbursements under this Section 1(b)(iv) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(c)          Separation. The Employment Period will terminate immediately upon Executive’s death. In addition, the Employer may, at any time, terminate the Executive’s employment and the Employment Period with or without Cause, or due to Executive’s Disability, in each case, upon written notice to Executive of such termination, and Executive may terminate his employment and the Employment Period with or without Good Reason upon sixty (60) days advance written notice to the Employer. Effective immediately upon any Separation, Executive shall resign, and shall be deemed to have resigned, from all officer and director positions held by Executive with the Employer or any of its Affiliates.

(d)          Severance.

(i)          Termination Without Cause or for Good Reason within Employment Period. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period by the Employer without Cause or by Executive for Good Reason, the Employer shall provide Executive with the following payments and benefits:

2

(1)	contingent upon the effectiveness of a general release of claims in form and substance satisfactory to the Employer which is executed within forty-five (45) days of the date of such Separation, (A) Base Salary continuation during the period commencing on the sixtieth (60th) calendar day following such Separation and ending on the last day of the forty eight (48) month period beginning on the Effective Date and (B) provided that such Separation occurs on or after July 1 of the applicable calendar year, the annual bonus, if any, Executive would have received for such calendar year, which annual bonus shall be paid at the time the Employer pays such bonuses to eligible employees generally but in no event later than March 15 of the calendar year following the calendar year in which such Separation occurs;

(2)	any accrued but unpaid Base Salary, earned but unpaid annual bonus for a prior year and accrued but unused vacation time, payable in accordance with the normal payroll schedule; and

(3)	any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to such termination, such benefits to be provided in accordance with the terms of the applicable employee benefit plan.

Notwithstanding the foregoing, if Executive breaches any of the provisions of Section 3, Section 4 or Section 5 hereof, any and all remaining payments and benefits payable under this Agreement shall be immediately forfeited.

(ii)         Other Terminations. If Executive’s employment with the Employer and its Affiliates is terminated during the Employment Period due to Executive’s death or Disability, by the Employer for Cause or by Executive without Good Reason, the Employer’s and its Affiliates’ sole obligation to Executive shall be to pay to Executive (or his estate or beneficiaries, as the case may be) (x) any accrued but unpaid Base Salary and accrued but unused vacation time and (y) any accrued and vested benefits under any employee benefit plan of the Employer or its Affiliates in which Executive was participating immediately prior to such termination, such benefits to be provided in accordance with the terms of the applicable employee benefit plan; provided that in no event shall Executive be entitled to receive any payment for accrued but unused vacation time in the event of a termination by the Employer for Cause.

2.          Equity Participation. During the Employment Period, Executive shall be eligible to participate in any equity-based compensation plan approved by the Board in its sole discretion for similarly situated employees on the terms and conditions set forth in such plan and the applicable award agreement.

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3.           Confidential Information.

(a)          Obligation to Maintain Confidentiality. Executive shall not, during or after the Employment Period, without the prior express written consent of the Employer, directly or indirectly use or divulge, disclose or make available or accessible any Confidential Information (as defined below) to any Person (other than when required to do so in good faith to perform Executive’s duties and responsibilities under this Agreement or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of the Confidential Information, then prior to such disclosure, Executive will provide the Employer with prompt written notice so that the Employer may seek (with Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will furnish only that portion of the Confidential Information which he is advised by counsel is legally required, and will cooperate with the Employer in the Employer’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. Executive shall also proffer to the Employer, no later than the effective date of any termination of Executive’s employment with the Employer for any reason (or upon earlier request by the Employer), and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in Executive’s actual or constructive possession or which are subject to Executive’s control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Employer or any Affiliate of the Employer, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, trade secrets, data gathering methods and/or strategies of the Employer or any Affiliate of the Employer. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Executive’s breach of any portion of this Agreement).

(b)          Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Employer’s or any Affiliate of the Employer’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Employer (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Employer or any Affiliate of the Employer designated by the Employer, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Employer or such Affiliate of the Employer. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Employer or such Affiliate of the Employer shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Employer or such Affiliate of the Employer all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the ownership of the Employer or such Affiliate of the Employer (including, without limitation, assignments, consents, powers of attorney and other instruments).

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(c)          Third Party Information. Executive understands that the Employer and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Employer’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 3(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Employer or its Affiliates who need to know such information in connection with their work for the Employer or any of its Affiliates) or use, except in connection with his work for the Employer or any of its Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive if Executive is on the Board) in writing.

(d)          Use of Information of Prior Employers. During the Employment Period and thereafter, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Employer or any of its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Employer or any of its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

4.           Non-Disparagement.

(a)          Except as required by applicable law, rule or regulation or any recognized subpoena power, Executive agrees that, during and after the Employment Period, he shall not at any time make any statement or representation, written or oral, which Executive knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Employer and/or any of its Affiliates, and/or any of their respective shareholders, owners, customer, suppliers, directors, employees or officers. In the event that Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or representations, then prior thereto, Executive will provide the Employer with prompt written notice so that the Employer may seek (with Executive’s reasonable cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Executive will only make such statements or representations which he is advised by counsel is legally required, and will cooperate with the Employer in the Employer’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or representations.

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(b)          Except as required by applicable law, rule or regulation or any recognized subpoena power, Employer agrees that, after the Employment Period, no officer of Employer shall make any statements or communications about or related to Executive which Employer knows or should know are negative or disparaging, whether written or oral, regarding Executive and which Employer knows or should know will, or which he knows or should know is reasonably likely to, impair or adversely affect in any way the reputation, goodwill, business, customer or supplier relationships, or public relations of the Executive. In the event that Employer becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to make any such statements or communications, then prior thereto, Employer will provide the Executive with prompt written notice so that the Executive may seek (with Employer’s reasonable cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then Employer will only make such statements or communications which it is advised by counsel is legally required, and will cooperate with the Executive in the Executive’s efforts to obtain reliable assurance that confidential treatment will be accorded to any such statements or communications.

5.          Non-Competition and Non-Solicitation. Executive acknowledges that in the course of Executive’s employment with Employer, Executive has or will become familiar with the Employer’s and its Affiliates’ trade secrets and with other Confidential Information concerning the Employer and/or its Affiliates and that Executive’s services have been and will be of special, unique and extraordinary value to the Employer and its Affiliates. In consideration of the foregoing and for other good and valuable consideration and as a material inducement to the Employer to enter into this Agreement, Executive agrees that:

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(a)          Non-Competition. Executive shall not, while Executive is employed by the Employer and for 24 months after the date of any Separation (the “Restricted Period”), engage directly or indirectly anywhere in the United States, without the prior express written consent of the Employer, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder, investor or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, service or Person, if such business, activity, service or Person competes with the Business. For purposes of this Agreement, the “Business” shall mean (i) the business of providing payment processing services and related products and services to not-for-profit businesses, government agencies (including tax collectors and municipalities) and utilities that serve a public purpose and (ii) any business, activity, product or service of the type conducted, authorized, offered, or provided by the Employer or any of its Affiliates, or with respect to which the Employer or any of its Affiliates has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Employer or any of its Affiliates, during the twenty-four (24) month period prior to the date of Executive’s Separation; provided, however, that the “Business” shall not mean or include the business of CSI Health, LLC as conducted as of the Effective Date. In addition, Executive shall not, during the Restricted Period, assist, help or otherwise support, without the prior express written consent of the Employer, any Person, business or other activity, whether as an employee, consultant, partner, principal, agent, representative, director, stockholder, investor or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if such business or activity competes (or is reasonably likely to compete (as determined by the Board in its sole discretion)) with the Business. Notwithstanding the foregoing, Executive shall not be prohibited during the Restricted Period from being a passive investor where Executive owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.

(b)          Non-Solicitation. Executive shall not during the Restricted Period, (i) take any action to solicit or divert any business, clients or customers (or potential business, clients or customers) away from the Employer or any of its Affiliates, (ii) induce customers, clients, business partners, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Employer or any of its Affiliates to terminate, reduce or alter any such association or business with or from the Employer or such Affiliate or (iii) contact, solicit, approach or induce any person who is an employee or consultant of the Employer or any of its Affiliates or who was an employee or consultant of the Employer or any of its Affiliates during the one (1) year period prior to such contact, solicitation, approach or inducement to leave the employment or other service of the Employer or any of its Affiliates for any reason or to otherwise accept employment with or provide services to any other Person. For purposes of this Section 5(b), “potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated with the Employer’s or any of its Affiliates’ business.

(c)          Injunctive Relief. The provisions of Section 3, Section 4 and Section 5 are material inducements to the Employer entering into and performing this Agreement. Executive acknowledges and agrees that the Employer and its Affiliates will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of Section 3, Section 4 or Section 5 of this Agreement. Executive agrees that the Employer and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Section 3, Section 4 and/or Section 5 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Employer or its Affiliates may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Section 3, Section 4 and/or Section 5 of this Agreement, raise the defense that the Employer has an adequate remedy at law. Each Affiliate of the Employer is a third party beneficiary of Sections 3, 4 and 5 and may enforce their terms as if it were party hereto.  Executive further acknowledges and agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement, or any other claims Executive may have against the Employer or any of its Affiliates, will not be a defense to enforcement of the restrictions set forth in Sections 3, 4 and 5 and (ii) the circumstances of Executive’s termination of employment with the Employer will have no impact on the Executive’s obligations under Sections 3, 4 and 5.

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(d)          Special Severability. The terms and provisions of Section 3, Section 4 and Section 5 of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Executive’s future employment imposed by such Sections be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Section 3, Section 4 and/or Section 5 of this Agreement unreasonable in duration or geographic scope or otherwise, Executive and the Employer agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e)          Extension of Restricted Period. If Executive breaches any of the covenants contained in Section 5(a) or Section 5(b), then the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such restrictive covenant.

(f)          Additional Acknowledgments. Executive acknowledges that the provisions of this Section 5 are in consideration of employment with Employer and additional good and valuable consideration. In addition, Executive agrees and acknowledges that the restrictions contained in Sections 3, 4 and 5 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. The covenants in this Sections 3, 4 and 5 are independent of the covenants in any other agreement between the parties.

6.           Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person. For the avoidance of doubt, CSI Health, LLC is not and shall not be considered an Affiliate of Employer or JetPay Corporation.

“Board” means the Employer’s board of directors.

“Cause” means: (A) Executive’s indictment or conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; provided, however, that, in the case of an indictment of Executive, if Executive subsequently is finally judicially determined to be found not guilty or the charges against him pursuant to such indictment are dropped or dismissed in their entirety with prejudice, then “Cause” shall be deemed not to have existed and any payments hereunder that had not previously been made as a result of the existence of “Cause”, including under Section 1(d), and would otherwise have been made shall be promptly remitted to Executive; (B) a determination by the Board that Executive committed fraud, misappropriation or embezzlement against any Person; (C) Executive’s material breach of the terms of this Agreement or Executive’s material breach of any other agreement with the Employer or any of its Affiliates; (D) Executive’s willful or gross neglect of Executive’s duties or willful or gross misconduct in performance of Executive’s duties; (E) Executive’s failure or refusal to carry out Executive’s assigned responsibilities; or (F) Executive’s breach of fiduciary duty owed to the Employer or any of its Affiliates; provided, however, that with respect to subsections (C), (D) and (E) above, Cause will only be deemed to occur after written notice to Executive of such failure, neglect or misconduct giving rise to Cause and the failure by Executive to cure such failure, neglect or misconduct (which is capable of cure) within 10 days after written notice, provided that Executive shall be entitled to no more than one opportunity to cure with respect to subsections (C), (D) and (E).

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“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties, with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive days, as determined by the Board in good faith.

“Good Reason” means without Executive’s consent (A) a significant diminution in Executive’s title or level of responsibilities, (B) Employer’s material breach of the terms of this Agreement or (C) the relocation or transfer of Executive’s principal work address to a location more than twenty-five (25) miles beyond Executive’s then current work address. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless Executive notifies the Employer within ninety (90) days after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason and the Employer does not cure such act or failure to act within sixty (60) days after receipt of such notice.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means the cessation of employment of Executive with the Employer or any successor thereto for any reason.

7.          Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated and shall be effective upon receipt:

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To the Employer:
CollectorSolutions, Inc.
c/o JetPay Corporation
Suite 200
1175 Lancaster Avenue
Berwyn, PA 19312
Attention: Chief Executive Officer
Facsimile: 877-861-8488

With a copy to Employer’s counsel at:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: James A. Lebovitz, Esq.
Facsimile: (215) 994-2222

To Executive:	at the address listed in the Employer’s personnel records

8.          General Provisions.

(a)          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)          Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, including without limitation any term sheets addressing potential provisions of this Agreement (“Prior Agreements”), and immediately upon this Agreement being effective, all such Prior Agreements are nullified and terminated in their entirety.

(c)          No Strict Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(d)          Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

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(e)          Successors and Assigns. This Agreement may be assigned by the Employer to one of its Affiliates, but shall not be assignable by Executive. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Employer and their respective successors and assigns.

(f)          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflicts of law.  Both the Employer and Executive agree to appear before and submit exclusively to the jurisdiction of the federal courts with authority over Wilmington, Delaware with respect to any controversy, dispute, or claim arising out of or relating to this Agreement (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Lehigh, Pennsylvania).  Both the Employer and Executive also agree to waive, to the fullest possible extent, the defense of an inconvenient forum.  THE EMPLOYER AND EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(g)          Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Employer and its Affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Employer (including, without limitation, Executive being available to the Employer upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at the Employer’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Employer all pertinent information and turning over to the Employer all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Employer requires Executive’s cooperation in accordance with this Section after Executive’s Separation, the Employer shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

(h)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Employer and Executive.

(i)          Insurance. The Employer, at its sole discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable by Employer. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and continue such insurance.

(j)          Withholding. All payments and benefits due to Executive under this Agreement or otherwise shall be subject to withholding on account of federal, state and local taxes, as determined by the Employer.

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(k)          Survival. Sections 3 through 8 shall survive a Separation and shall remain in full force and effect after such Separation.

(l)          Code Section 409A.

(i)          It is the intent of the parties that this Agreement be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A. Notwithstanding the foregoing, neither the Employer, its Affiliates nor any of their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Code Section 409A.

(ii)         Notwithstanding anything in this Agreement to the contrary, any severance payments due hereunder, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A and that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” within the meaning of Code Section 409A (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date on which an event occurs that constitutes a Code Section 409A-compliant “separation from service” and any deadline as set forth in Section 1(d)(i) to execute a release shall run from such date.

(iii)        Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six (6) month period immediately following the Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh (7th) month following the Executive’s separation from service and (ii) the tenth (10th) business day following the Executive’s death.

(iv)        Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments following Executive’s Separation, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.

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(m)          Code Section 280G. Notwithstanding anything in this Agreement to the contrary, if any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Employer or its Affiliates and the Executive (collectively, the “Payments”) constitute a “parachute payment’ within the meaning of Code Section 280G and, but for the reduction specified in this Section 8(m), would be subject to the excise tax imposed by Code Section 4999 or would otherwise not be deductible by reason of Code Section 280G, then the Payments shall be reduced by the least amount necessary to result in no portion of such Payments being subject to the excise tax under Code Section 4999 and no portion of such Payments being non-deductible by reason of Code Section 280G. Any reduction in the Payments pursuant to the preceding sentence shall be applied first against the Payments that are payable in cash, with amounts that are payable last reduced first; then against Payments due in respect of any equity or equity derivatives that are included under Code Section 280G at full value; then against Payments due in respect of any equity or equity derivatives included under Code Section 280G at an accelerated value; and, finally, against any other non-cash benefits.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CollectorSolutions, Inc.

By:
Name:
Title:

EXECUTIVE:

EXHIBIT B

FORM EARN-OUT WARRANT

NEITHER THIS WARRANT NOR SUCH SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS.

Dated as of [_____], 201[_]

Warrant to Purchase Common Stock

 __________

This Warrant to Purchase Common Stock (the “Warrant”) certifies that, for good and valuable consideration, [____________] (along with its permitted assignees, the “Holder”), is entitled to, and JetPay Corporation, a Delaware corporation (the “Company”), hereby grants the Holder the right to, purchase, as of the date hereof, up to [_______] fully paid and nonassessable shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (as adjusted pursuant to Section 3 hereof) (the “Warrant Shares”), subject to the provisions and upon the terms and conditions hereinafter set forth. The right of the Holder to purchase the Common Stock shall be at a price per share equal to $4.00 (as adjusted pursuant to Section 3 hereof) (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

1.           Term; Exercise; Payment.

(a)          Term. This Warrant shall be exercisable by the Holder as of the date hereof until prior to 5:00 p.m., Eastern Time, on the tenth (10th) anniversary of the date hereof or, if such day is not a Business Day, on the next Business Day (the “Term”), subject to adjustment as provided herein.

(b)          Exercise. This Warrant may be exercised [one time][from time to time] by the Holder on any Business Day during the Term for [all][no less than twenty percent (20%)] of the Warrant Shares purchasable hereunder and in compliance with the provisions of this Warrant by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A (the “Notice of Exercise”) duly executed) at the principal office of the Company.1

(c)          Payment. Upon exercise of this Warrant, the Holder shall pay the Company an amount equal to the product of (x) the Exercise Price multiplied by (y) the total number of Warrant Shares purchased pursuant to the exercise of this Warrant, by wire transfer of immediately available funds or by a certified or official bank check payable to the order of the Company. The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Warrant Shares represented by such exercise (and such Warrant Shares shall be deemed to have been issued) immediately prior to the close of business on the date upon which this Warrant is exercised.

1 If this Warrant entitles the Holder to purchase 20,000 Warrant Shares or less, the Holder will only be permitted to exercise this Warrant one time in full.

(d)          Net Exercise. In lieu of the payment required in Section 1(c) above, the Exercise Price may be paid at the Holder’s election by surrender of, subject to Section 1(b) above, all or a portion of this Warrant for Warrant Shares (with the Notice of Exercise duly executed) to be exercised under this Warrant (“Net Exercise”). If the Holder elects the Net Exercise method, the Company will issue Warrant Shares in accordance with the following formula:

X = Y(A-B)

     A

Where:

X =	the number of Warrant Shares to be issued to the Holder

Y =	the number of Warrant Shares for which the Holder has elected to exercise this Warrant pursuant to Section 1(b)

A =	the Fair Market Value of one (1) Warrant Share on the date of exercise of this Warrant

B =	the Exercise Price

For purposes of the above calculation, “Fair Market Value” shall mean, as of a particular date: (i) the closing sales price of the Common Stock for such day on the domestic securities exchange on which the Common Stock may at the time be listed; (ii) if there have been no sales of the Common Stock on such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on such exchange at the end of such day; (iii) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (iv) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged on a volume weighted basis over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which Fair Market Value is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined by the Board of Directors of the Company.

(e)          Stock Certificates. In the event of the exercise of this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder promptly upon exercise.

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2.          Stock Fully Paid; Reservation of Shares. All of the Common Stock issuable upon the exercise of this Warrant, upon issuance and receipt by the Company of the Exercise Price therefor, shall be fully paid and nonassessable, and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.

3.          Adjustment of Exercise Price and Number of Shares. The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price payable therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)          Reclassification, Consolidation or Reorganization. In case of any reclassification of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the Company’s assets (any of which is a “Reorganization Transaction”), the Company, or such successor corporation as the case may be, shall execute a new warrant, providing that the Holder shall have the right to exercise such new warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of the Warrant Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property as would be payable for the Warrant Shares issuable upon exercise of this Warrant as if such Warrant Shares were outstanding immediately prior to the consummation of the Reorganization Transaction.

(b)          Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding shares of Common Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(c)          Notice of Corporate Action. If at any time:

(i)          the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or property, or to receive any other right;

(ii)         there shall be any Reorganization Transaction; or

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(iii)        there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give to the Holder at least ten (10) Business Days’ prior written notice of the date on which (A) a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such Reorganization Transaction or dissolution, liquidation or winding up and (B) any such Reorganization Transaction or dissolution, liquidation or winding up shall take place. Such notice in accordance with the foregoing clause shall also specify (Y) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right (and the amount and character thereof) and (Z) the date on which any such Reorganization Transaction or dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Transaction or dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if delivered in accordance with Section 13(d).

4.           Investment Representations of Holder. Holder represents and warrants to the Company that:

(a)          it has the ability to bear the economic risks of such Holder’s prospective investment, including a complete loss of Holder’s investment in this Warrant and the Warrant Shares; and

(b)          this Warrant is, and the Warrant Shares will be, purchased for the Holder’s own account, and not with view to distribution of either this Warrant or the Warrant Shares purchasable upon exercise hereof.

5.          Legend.

(a)          Each certificate evidencing the Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

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(b)          Removal of Legend and Transfer Restrictions.  Any legend endorsed on a certificate pursuant to this Section 5 shall be removed, and the Company shall issue a certificate without such legend to the Holder of such Warrant Shares if such (i) Warrant Shares are resold pursuant to an effective registration statement under the Securities Act, (ii) Holder satisfies, in the Company’s sole discretion, the requirements of Rule 144 under the Securities Act or (iii) Holder provides the Company with an opinion of counsel for such holder of the Warrant Shares to the effect that a sale, transfer or assignment of such Warrant Shares may be made without registration and that upon such sale, transfer or assignment, such Warrant Shares will not be deemed “restricted securities,” as such term is defined in Rule 144 under the Securities Act.

6.          Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant, and any fractional Warrant Shares will be rounded up or down to the nearest whole number for purposes of calculating the number of Warrant Shares that the Holder is entitled to receive at the time the applicable Notice of Exercise is delivered to the Company by the Holder.

7.          Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or subscription rights or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) with respect to the Warrant Shares until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise of this Warrant shall have become deliverable, as provided in Section 1(c) or Section 1(d), as the case may be.

8.          Registration Rights and Obligations. The Holder and the Company acknowledge that they are parties to that certain Registration Rights Agreement dated as of [______], 2016, by and among the Company and [the security holders of the Company party thereto], pursuant to which the Holder is an “Investor” and the Warrant Shares shall be treated for all purposes as “Registrable Securities” thereunder]2.

9.          Delivery of New Warrant. Subject to Section 1(b) hereof, unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued upon the exercise of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

10.          Parallel Rights; No Impairment. The Company shall not, by amendment of its restated certificate of incorporation (“Certificate of Incorporation”) or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Warrant against impairment.

2 To be modified to conform to the terms of the Registration Rights Agreement.

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11.          Registry of Warrants. The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Holder’s initial address, for purposes of such registry, is set forth in Section 13(d) below. Holder may change such address by giving written notice of such changed address to the Company.

12.          Representations and Warranties of the Company.

(a)          Organization, Power and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver and perform this Warrant and to consummate the transactions contemplated hereby. The Company’s execution, delivery and performance of this Warrant has been duly and validly authorized by all necessary corporate action on the part of the Company. The Company is not, and the consummation of the transactions contemplated by this Warrant will not cause the Company to be, in violation of any provision of its Certificate of Incorporation, bylaws or other organizational documents.

(b)          Due Authorization and Valid Issuance. The authorization, issuance, sale and delivery of this Warrant have been duly and validly authorized by all necessary corporate action on the part of the Company. Upon issuance, shares issuable pursuant to this Warrant will be duly and validly issued and outstanding, fully paid and nonassessable, and free from all preemptive rights, taxes, liens and charges with respect to the issuance thereof and, assuming the accuracy of the representations and warranties of the Holder in Section 4, shall have been issued in material compliance with all securities laws.

(c)           No-Conflict; Non-Contravention.

(i)          No consent, order, authorization, permit, license, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental, non-governmental or other regulatory authority or any party to a material contract of the Company, is required on the part of the Company or any subsidiary of the Company for or in connection with its execution, delivery or performance of this Warrant.

(ii)         Assuming the accuracy of the representations and warranties of the Holder in Section 4, the execution, delivery and performance of this Warrant by the Company will not (i) conflict with any of the provisions of the Certificate of Incorporation, bylaws or other organizational documents of the Company or (ii) with or without notice and/or the passage of time, result in any violation of, be in conflict with, constitute a default or breach under, or cause or give rise to a right to cause the termination, cancellation or acceleration of any obligation or loss of any rights under, any agreement, contract, instrument, operating agreement, partnership agreement, license, permit, authorization, franchise or certificate to which the Company is a party or by which the Company or any of its respective assets or properties is bound, and the impact of which is material to the Company’s business as it is now being conducted.

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(d)          Validity and Enforceability. This Warrant is, and when duly executed and delivered by the Company, shall be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights and remedies generally.

13.         Miscellaneous.

(a)          This Warrant will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(b)          The headings in this Warrant are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Warrant or otherwise affect the meaning or interpretation of this Warrant.

(c)          This Warrant may not, without the prior written consent of the Company, be assigned, transferred or otherwise conveyed by the Holder (by operation of law or otherwise), and any attempted assignment shall be null and void. Subject to the foregoing, this Warrant shall be binding upon and inure to the benefit of any successors or assigns of the Company and of the Holder and of the Warrant Shares issued or issuable upon the exercise hereof.

(d)          All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the Company and the Holder at the following addresses (or at such other address for the Company or the Holder as is specified by like notice):

If to the Company, to:

JetPay Corporation

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attn: Chief Executive Officer

Facsimile: 877-861-8488

If to the Holder, to:

[_________________]

(e)          For purposes of this Warrant, the term “Business Day” shall mean any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed.

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(f)          This Warrant and the Exhibit hereto constitutes the full and entire understanding and agreement between the parties with regard to the matters contained herein.

(g)          Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at the Holder’s expense, will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(h)          This Warrant and any provision hereof may not be amended, waived, terminated or modified except by an instrument in writing signed on behalf of both the Company and the Holder.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first above written.

COMPANY:

JETPAY CORPORATION

By:
Name:
Title:

[Signature Page to Warrant to Purchase Common Stock]

Exhibit A

Notice of Exercise

TO:	JetPay Corporation

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

1. Cash Exercise. The undersigned hereby elects to purchase ____________ shares of Common Stock, par value $0.001 per share (“Common Stock”), of JetPay Corporation, a Delaware corporation (the “Company”), pursuant to the terms of Section 1 of the Warrant to Purchase Common Stock dated _____________, 201__ (the “Warrant”), and tenders herewith payment of the Exercise Price (as such term is defined in the Warrant) therefor.

2. Net Exercise. The undersigned hereby elects to effect a Net Exercise (as such term is defined in the Warrant) for _____________ shares of Common Stock pursuant to Section 1(d) of the Warrant.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

By:

Name:

Title:

Date:

EXHIBIT C

Form nON-cOMPETITION AGREEMENT

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”), is entered into as of _________________, 2016, by and between JetPay Corporation, a Delaware Corporation (“Buyer”), and ______________________, an individual (“Seller”). All capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Buyer is acquiring CollectorSolutions, Inc. (the “Company”) pursuant to the terms set forth in that certain Agreement and Plan of Merger by and among Buyer, CSI Acquisition Sub One, LLC, CSI Acquisition Sub Two, LLC, the Company, and the Representative named therein, dated as of February 22, 2016 (the “Merger Agreement”);

WHEREAS, Seller holds a significant ownership interest in the Company;

WHEREAS, Seller will receive the consideration set forth in the Merger Agreement in connection with the consummation of the transactions described therein;

WHEREAS, as an inducement to Buyer and the Merger Subsidiaries to consummate the transactions described in the Merger Agreement, Seller’s consent to the obligations set forth in this Agreement is required;

WHEREAS, in order to protect the value and goodwill of the Company acquired by Buyer through consummation of the transactions described in the Merger Agreement, and to induce Buyer and the Merger Subsidiaries to consummate the transactions described therein, Seller is entering into this Agreement;

WHEREAS, this Agreement is being entered into in connection with the Merger Agreement; and

WHEREAS, the execution of this Agreement by Seller and its delivery to Buyer is a condition precedent to the obligation of Buyer and the Merger Subsidiaries to consummate the transactions described in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

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1.          Non-Competition. For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of his or her Affiliates to, anywhere in the United States, directly or indirectly, whether as an owner, officer, employee, consultant, partner, principal, agent, representative, director, stockholder, investor or otherwise, engage in, assist others to engage in, own, operate, manage, control, have an ownership interest in (except as provided below), or render services to any person or entity engaged or involved in the Business. For purposes of this Agreement, the “Business” shall mean (i) the business of providing payment processing services and related products and services to not-for-profit businesses, government agencies (including tax collectors and municipalities) and utilities that serve a public purpose and (ii) any business, activity, product or service of the type conducted, authorized, offered, or provided by the Company or any of its Affiliates, or with respect to which the Company or any of its Affiliates has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company or any of its Affiliates, during the twenty-four (24) month period prior to the Closing Date; provided, however, that the “Business” shall not mean or include the business of CSI Health, LLC as conducted as of the Closing Date. Notwithstanding the foregoing, Seller shall not be prohibited during the Restricted Period from being a passive investor where Seller owns not more than five percent (5%) of the outstanding capital stock of any publicly held company.

2.          Client and Entity Non-Solicitation. During the Restricted Period, Seller shall not, and shall not permit any of his or her Affiliates to, directly or indirectly (a) solicit or divert any business, clients or customers (or potential business, clients or customers) away from the Company, Buyer or any Affiliate of the Company or Buyer, (b) solicit, encourage, or induce customers, clients, business partners, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company, Buyer or any Affiliate of the Company or Buyer to terminate, reduce or refrain from increasing any such association or business with or from the Company, Buyer or such Affiliate, (c) otherwise interfere with the business relationships (whether formed before or after the Closing Date) between the Company, Buyer or any Affiliate of the Company or Buyer, on the one hand, and any customers, clients, business partners, or suppliers of the Company, Buyer or any Affiliate of the Company or Buyer, on the other hand, or (d) use any of the Company’s or its Affiliates’ confidential information to provide services to, sell products to, or accept business from any person or entity who is or was a customer or client of the Company, Buyer or any Affiliate of the Company or Buyer within the twenty-four (24) month period prior to the Closing Date. For purposes of this Section 2, “potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated with the business of the Company, Buyer, or any Affiliate of the Company or Buyer.

3.          Employee and Consultant Non-Solicitation. During the Restricted Period, Seller shall not, and shall not permit any of his or her Affiliates to, directly or indirectly (a) contact, solicit, approach or induce any person who is an employee or consultant of the Company, Buyer or any Affiliate of the Company or Buyer to leave or reduce their employment or other service with the Company, Buyer or any Affiliate of the Company or Buyer for any reason or to otherwise accept employment with or provide services to any other person or entity if such person or entity is engaged or involved in the Business, or (b) hire or otherwise engage any person who is an employee or consultant of the Company, Buyer or any Affiliate of the Company or Buyer or who was an employee or consultant of the Company, Buyer or any Affiliate of the Company or Buyer during the one (1) year period prior to such hiring or engagement. Nothing in this Section 3 shall prohibit Seller from employing any person who contacts Seller solely and directly in response to Seller’s general media advertising seeking employees that does not directly or indirectly target, or have a disparate impact towards, employees of the Company, Buyer or any Affiliate of the Company or Buyer.

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4.          Acknowledgments. Seller acknowledges and agrees that the restrictions set forth in this Agreement are critical and necessary to protect the legitimate business interests of Buyer and its Affiliates (including without limitation the confidential information, goodwill, and other value and legitimate business interests acquired pursuant to the Merger Agreement); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. For the avoidance of doubt, Seller specifically acknowledges and agrees that Seller is receiving consideration in exchange for his or her agreement to sell his or her significant ownership interest in the Company under the terms set forth in the Merger Agreement, execution of this Agreement constitutes a material inducement to Buyer and the Merger Subsidiaries to consummate the transactions described in the Merger Agreement, Buyer and the Merger Subsidiaries would not have consummated the transactions described therein had Seller not executed this Agreement, this Agreement is being executed in connection with the Merger Agreement, and Seller’s execution of this Agreement is a condition precedent to consummation of the transactions described in the Merger Agreement. The covenants in this Agreement are independent of the covenants in any other agreement between the parties.

5.          Injunctive Relief. Seller acknowledges and agrees that Buyer and its Affiliates will have no adequate remedy at law, and would be irreparably harmed, if Seller breaches or threatens to breach any of the provisions of this Agreement. Seller agrees that Buyer and its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Agreement, and to specific performance of each of the terms of this Agreement, in addition to any other legal or equitable remedies that Buyer or its Affiliates may have, as well as the costs and attorneys’ fees incurred by Buyer or its Affiliates in enforcing the restrictions set forth in this Agreement. Seller further agrees that he or she shall not, in any equity proceeding relating to the enforcement of this Agreement, raise the defense that Buyer has an adequate remedy at law. Each Affiliate of Buyer, including without limitation the Merger Subsidiaries and the Company, is a third party beneficiary of this Agreement and may enforce its terms as if it were a party hereto.  Seller further acknowledges and agrees that any claims Seller may have against Buyer or any of its Affiliates, whether under the Merger Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Agreement.

6.          Special Severability. If any covenant set forth in this Agreement is deemed invalid or unenforceable for any reason, it is the intention of Seller and Buyer that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. Without limiting the generality of the foregoing, in the event that the time period, geographic scope, activity restriction, or any other provision of this Agreement is deemed unreasonable, overbroad, or otherwise invalid, it is the intention of Seller and Buyer that the enforcing court reduce or modify (and then enforce) the time period, geographic scope, activity restriction, or other provision only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects. The terms and provisions of this Agreement are intended to be separate and divisible provisions. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction and cannot be modified or reformed as provided previously, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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7.          Extension of Restricted Period. If Seller breaches any of the covenants contained in this Agreement, then the Restricted Period shall be extended for a period of time equal to the period of time during which Seller is in breach of any restrictive covenant.

8.          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Buyer, to:

JetPay Corporation

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

Facsimile: 877-861-8488

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz, Esq.

Facsimile: (215) 994-2222

If to Seller to:

The most recent residential address listed in the Company’s records.

9.           General Provisions.

(a)          Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)          No Strict Construction; Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Unless the context of this Agreement otherwise requires, the masculine gender includes the feminine and neuter genders.

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(c)          Counterparts. This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.

(d)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement may be assigned by Buyer without Seller’s consent, but shall not be assignable by Seller.

(e)          Applicable Law. This Agreement and the rights and duties of the parties hereto hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. Both Buyer and Seller agree to appear before and submit exclusively to the jurisdiction of the U.S. District Court for the District of Delaware with respect to any controversy, dispute, or claim arising out of or relating to this Agreement (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Wilmington, Delaware), and any appellate courts having jurisdiction over such courts.  Buyer and Seller hereby submit to the jurisdiction of the aforementioned courts and irrevocably waive any objection that he or she or it may now or hereafter have based on personal jurisdiction or to the laying of venue of any such action in the aforementioned courts, including without limitation any objection based on the grounds of forum non conveniens.

(f)          JURY WAIVER. BUYER AND SELLER HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(g)          Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Buyer and Seller.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUYER:

JetPay Corporation

By:

Name:

Title:

SELLER:

Name:

[Signature Page to Non-Competition Agreement]

EXHIBIT D-1

FIRST CERTIFICATES OF MERGER

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

CSI ACQUISITION SUB TWO, LLC

WITH AND INTO

COLLECTORSOLUTIONS, INC.

Pursuant to Title 6, Section 18-209, of the Delaware Limited Liability Company Act, the undersigned entity has duly executed the following Certificate of Merger as of [●], 2016:

FIRST:           The name and jurisdiction of incorporation of each of the constituent entities which are parties to the merger are:

Name	Jurisdiction and Organizational Form

CSI Acquisition Sub Two, LLC	Delaware limited liability company

CollectorSolutions, Inc.	Florida corporation

SECOND:        An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each constituent entity in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD:            The name of the surviving foreign corporation is CollectorSolutions, Inc., a Florida corporation.

FOURTH:         The Agreement and Plan of Merger is on file at the place of business of the surviving foreign corporation, and the address thereof is 1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312.

FIFTH:              A copy of the Agreement and Plan of Merger will be furnished by the surviving foreign corporation, on request and without cost, to any member or stockholder of the constituent entities.

SIXTH:             The surviving foreign corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for the enforcement of any obligation of CSI Acquisition Sub Two, LLC, the constituent Delaware limited liability company, irrevocably appointing the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding, and the address to which a copy of such process shall be mailed by the Secretary of State of Delaware is: 1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312.

SEVENTH:       The merger is to become effective at [●] [a.m/p.m.] eastern time on [●].

[Signature Page Follows]

IN WITNESS WHEREOF, said surviving foreign corporation has caused this certificate to be signed by an authorized officer, as of the date first set forth above.

COLLECTORSOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

Articles of Merger

For

Florida Profit Corporation

With

Delaware Limited Liability Company

The following Articles of Merger are submitted to merge the following Florida Profit Corporation in accordance with Section 607.1109 of the Florida Business Corporation Act.

FIRST:          The name, entity type, and jurisdiction of incorporation or organization for each merging entity is as follows:

Name	Jurisdiction	Entity Type
CollectorSolutions, Inc.	Florida	Corporation
CSI Acquisition Sub Two, LLC	Delaware	Limited Liability Company

SECOND:     The surviving entity will be CollectorSolutions, Inc., a Florida corporation (the “Surviving Entity”).

THIRD:         The Plan of Merger attached hereto as Exhibit A (“Plan of Merger”) was approved by the Surviving Entity in accordance with the applicable provisions of Chapter 607 of the Florida Business Corporation Act.

FOURTH:     The Plan of Merger was approved by CSI Acquisition Sub Two, LLC, a Delaware limited liability company, in accordance with the Delaware Limited Liability Company Act.

FIFTH:          The merger shall become effective at [●] [a.m./p.m.] eastern time on [●].

[Signature Page Follows]

IN WITNESS WHEREOF, each of the below entities have caused these Articles of Merger to be signed by an authorized officer as of [●], 2016.

CollectorSolutions, Inc.

By:
Name:
Title:

CSI Acquisition Sub Two, LLC

By:
Name:
Title:

EXHIBIT A

PLAN OF MERGER

FIRST: The name, entity type, and jurisdiction of incorporation or organization for each merging entity is as follows:

Name	Jurisdiction	Entity Type
CollectorSolutions, Inc.	Florida	Corporation
CSI Acquisition Sub Two, LLC	Delaware	Limited Liability Company

SECOND:     The surviving entity will be CollectorSolutions, Inc., a Florida corporation (the “Surviving Entity”).

THIRD:         The terms and conditions of the merger are as follows: (i) the Articles of Incorporation, as amended, of the Surviving Entity and the Bylaws of the Surviving Entity in effect immediately prior to the effective time of the merger shall remain as the Articles of Incorporation and the Bylaws of the Surviving Entity immediately following the effective time of the merger, (ii) the officers of the Surviving Entity immediately prior to the effective time of the merger shall remain as the officers of the Surviving Entity immediately following the effective time of the merger, and (iii) the board of managers, or other similar governing body, of CSI Acquisition Sub Two, LLC, a Delaware limited liability company (the “Non-Surviving Entity”), immediately prior to the effective time of the merger shall become the board of directors of the Surviving Entity immediately following the effective time of the merger.

FOURTH:     The manner and basis of converting the membership interests of the Non-Surviving Entity into shares of the Surviving Entity is as follows: each membership interest of the Non-Surviving Entity immediately prior to the effective time of the merger shall be converted into one (1) fully paid and non-assessable share of Common Stock of the Surviving Entity, and such share will thereafter constitute the only outstanding share of capital stock of the Surviving Entity

FIFTH:          The manner and basis of converting the rights to acquire the membership interests of the Non-Surviving Entity into the rights to acquire shares of the Surviving Entity or, in whole or in part, into cash or other property: none.

SIXTH:         The Plan of Merger is on file at the following office of the Surviving Entity: 1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312. A copy of the Plan of Merger will be furnished by the Surviving Entity, on request and without cost, to any member of the Non-Surviving Entity.

SEVENTH:   The Surviving Entity agrees that it may be served with process in the State of Delaware in any action, suit, or proceeding for the enforcement of any obligation of the Non-Surviving Entity, irrevocably appointing the Secretary of State of Delaware as its agent to accept service of process in any such action, suit, or proceeding, and the address to which a copy of such process shall be mailed to by the Secretary of State of Delaware is: 1175 Lancaster Avenue., Suite 200, Berwyn, PA 19312.

EXHIBIT D-2

SECOND CERTIFICATES OF MERGER

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

COLLECTORSOLUTIONS, INC.

WITH AND INTO

CSI ACQUISITION SUB ONE, LLC

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned entity has duly executed the following Certificate of Merger as of [●], 2016:

FIRST:           The name and jurisdiction of incorporation of each of the constituent entities which are parties to the merger are:

Name	Jurisdiction and Organizational Form

CollectorSolutions, Inc.	Florida corporation

CSI Acquisition Sub One, LLC	Delaware limited liability company

SECOND:           An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each constituent entity in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD:               The name of the surviving entity is CSI Acquisition Sub One, LLC.

FOURTH:           The certificate of formation of CSI Acquisition Sub One, LLC shall be the Certificate of Formation of the surviving entity.

FIFTH:                The Agreement and Plan of Merger is on file at the place of business of the surviving entity, and the address thereof is 1175 Lancaster Avenue, Suite 200, Berwyn, PA 19312.

SIXTH:               A copy of the Agreement and Plan of Merger will be furnished by the surviving entity on request, without cost, to any member or stockholder of the constituent entities.

SEVENTH:         The merger is to become effective at [●] [a.m/p.m.] eastern time on [●].

[Signature Page Follows]

IN WITNESS WHEREOF, said surviving entity has caused this certificate to be signed by an authorized officer, as of the date first set forth above.

CSI ACQUISITION SUB ONE, LLC

By:
Name:
Title:

[Signature Page to Certificate of Merger]

Articles of Merger

For

Florida Profit Corporation

With

Delaware Limited Liability Company

The following Articles of Merger are submitted to merge the following Florida Profit Corporation in accordance with Section 607.1109 of the Florida Business Corporation Act.

FIRST:            The name, entity type, and jurisdiction of incorporation or organization for each merging entity is as follows:

Name	Jurisdiction	Entity Type
CollectorSolutions, Inc.	Florida	Corporation
CSI Acquisition Sub One, LLC	Delaware	Limited Liability Company

SECOND:       The surviving entity will be CSI Acquisition Sub One, LLC, a Delaware limited liability company (the “Surviving Entity”).

THIRD:           The Plan of Merger, attached hereto as Exhibit A (“Plan of Merger”), was approved by CollectorSolutions, Inc., a Florida corporation (the “Non-Surviving Entity”), in accordance with the applicable provisions of Chapter 607 of the Florida Business Corporation Act.

FOURTH:       The Plan of Merger was approved by the Surviving Entity in accordance with the Delaware Limited Liability Company Act.

FIFTH:            The merger shall become effective at [●] [a.m./p.m.] eastern time on [●]..

SIXTH:           The address of the Surviving Entity’s principal office is: 1175 Lancaster Avenue., Suite 200, Berwyn, PA 19312.

SEVENTH:     The Surviving Entity appoints the Secretary of State of Florida as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of the Non-Surviving Entity.

EIGHTH:         The Surviving Entity agrees to promptly pay to the dissenting shareholders of the Non-Surviving Entity the amount, if any, to which they are entitled under Section 607.1302 of the Florida Business Corporation Act.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the below entities have caused these Articles of Merger to be signed by an authorized officer as of [●], 2016.

CollectorSolutions, Inc.

By:
Name:
Title:

CSI Acquisition Sub One, LLC

By:
Name:
Title:

EXHIBIT A

PLAN OF MERGER

FIRST:            The name, entity type, and jurisdiction of incorporation or organization for each merging entity is as follows:

Name	Jurisdiction	Entity Type
CollectorSolutions, Inc.	Florida	Corporation
CSI Acquisition Sub One, LLC	Delaware	Limited Liability Company

SECOND:       The surviving entity will be CSI Acquisition Sub One, LLC, a Delaware limited liability company (the “Surviving Entity”).

THIRD:           The terms and conditions of the merger are as follows: (i) the Certificate of Formation of the Surviving Entity and the Limited Liability Company Agreement of the Surviving Entity in effect immediately prior to the effective time of the merger shall remain as the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity immediately following the effective time of the merger, (ii) the officers of CollectorSolutions, Inc., a Florida corporation (the “Non-Surviving Entity”), immediately prior to the effective time of the merger shall become the officers of the Surviving Entity immediately following the effective time of the merger, and (iii) the board of managers, or other similar governing body, of the Surviving Entity immediately prior to the effective time of the merger shall remain as the board of managers, or other similar governing body, of the Surviving Entity immediately following the effective time of the merger.

        FOURTH:        The manner and basis of converting the Common Stock of the Non-Surviving Entity into membership interests of the Surviving Entity is as follows: each share of Common Stock of the Non-Surviving Entity immediately prior to the effective time of the merger shall be converted into one (1) fully paid and non-assessable membership interest of the Surviving Entity, and such membership interest shall constitute the only outstanding membership interest of the Surviving Entity.

FIFTH:             The manner and basis of converting the rights to acquire shares of the Common Stock of the Non-Surviving Entity into the rights to acquire membership interests of the Surviving Entity or, in whole or in part, into cash or other property: none.

SIXTH:            The Surviving Entity is a limited liability company and the name and business address of each manager of the Surviving Entity is as follows: 1175 Lancaster Avenue., Suite 200, Berwyn, PA 19312.

SEVENTH:      The Plan of Merger is on file at the following office of the Surviving Entity: 1175 Lancaster Avenue., Suite 200, Berwyn, PA 19312. A copy of the Plan of Merger will be furnished by the Surviving Entity, on request and without cost, to any member of the Non-Surviving Entity.

EXHIBIT E

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [______], 2016, by and among JetPay Corporation, a Delaware corporation (“Parent”), Gene M. Valentino, an individual, in his capacity as representative of the Stockholders (the “Representative” and, together with Parent, the “Parties” and each, a “Party”) and Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004 (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, CSI Acquisition Sub One, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub One”), CSI Acquisition Sub Two, LLC, a Delaware limited liability company and wholly-owned subsidiary of Merger Sub One (“Merger Sub Two”), CollectorSolutions, Inc., a Florida corporation (the “Company”), and the Representative have entered into that certain Agreement and Plan of Merger, dated as of February 22, 2016 (the “Merger Agreement”), pursuant to which Parent will acquire the Company through the statutory merger of Merger Sub Two with and into the Company, and, as part of the same overall transaction, the Company will merge with and into Merger Sub One, all upon the terms of and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the Stockholders have agreed to indemnify and hold harmless the Parent Indemnified Parties against and in respect of any and all Losses to the extent resulting or arising from the matters set forth in Section 9.2(a) of the Merger Agreement (the “Stockholder Indemnification Obligations”);

WHEREAS, upon the satisfaction of the terms and conditions set forth in Section 2.9 of the Merger Agreement, Parent has agreed to issue to the Stockholders up to 500,000 shares of Parent Common Stock (the “Earn-Out Common Stock”); and

WHEREAS, the Parties are entering into this Agreement to establish security for (i) the Stockholder Indemnification Obligations and (ii) Parent’s obligations to issue the Earn-Out Common Stock, in each case, pursuant to the terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.          Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.          Establishment of the Escrow Accounts.

(a)          Escrow Accounts. Simultaneously with the execution and delivery of this Agreement, Parent is delivering to the Escrow Agent certificates representing (i) 587,500 shares of Parent Common Stock (the “Escrowed Common Stock”) and (ii) the Earn-Out Common Stock (together with the Escrowed Common Stock, the “Escrowed Shares”), in each case, such Escrowed Shares registered in the name of the applicable Stockholders in accordance with each Stockholder’s Allocation Percentage of the Escrowed Common Stock and Earn-Out Common Stock, as applicable, attached hereto as Schedule 1. The Escrow Agent hereby acknowledges receipt of the Escrowed Shares, and agrees to place the Escrowed Shares into separate escrow accounts [in its usual safekeeping facility]1 (the “Escrow Accounts”), subject to the terms and conditions of this Agreement.

(b)          Right to Escrowed Shares. Except as expressly provided herein, neither Parent nor the Representative shall have any right, title or interest in or possession of the Escrowed Shares. Therefore, (i) neither Parent nor the Representative shall have the right to pledge, convey, hypothecate or grant a security interest in any of the Escrowed Shares unless and until such Escrowed Shares have been disbursed in accordance with this Agreement, (ii) neither Parent nor the Representative shall have the right to sell, assign or otherwise transfer any Escrowed Shares prior to their disbursement pursuant to this Agreement and (iii) the Escrow Agent shall have the sole possession of the Escrowed Shares until disbursed according to this Agreement and will not act or be deemed to act as custodian for any person or entity for purposes of perfecting a security interest therein. Accordingly, no individual, entity or other person shall have any right to have or to hold any of the Escrowed Shares as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to the Escrow Accounts.

3.          Disposition and Cancellation of Escrowed Shares.

(a)          Escrowed Shares. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrowed Shares as provided in, this Section 3(a) as follows:

(1)         Upon receipt of a Joint Written Instruction (as defined below) with respect to the Escrowed Shares, the Escrow Agent shall promptly, and in any event within five (5) Business Days of its receipt of such Joint Written Instruction, disburse all or part of the Escrowed Shares in accordance with such Joint Written Instruction. Each of Representative and Parent covenants and agrees to act in good faith with respect to this Agreement and covenants and agrees that at any time no dispute exists or remains with respect to the distribution of the Escrowed Shares or any portion thereof, then, if requested by the other Party, the Parties, shall execute and deliver to Escrow Agent Joint Written Instructions directing the Escrow Agent to release the applicable Escrowed Shares or such portion thereof.

(2)         If at any time either of the Parties receives a Final Determination (as defined below), then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a copy of such Final Determination to the other Party and (B) on the fifth (5th) Business Day following receipt by the applicable Party from the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrowed Shares (but only to the extent Escrowed Shares are available in the Escrow Accounts) in accordance with such Final Determination. Subject to the terms of this Section 3(a), the Escrow Agent will act on such Final Determination without further inquiry.

1 Escrow Agent and Parties to confirm specific manner of storage of Escrowed Shares.

2

(3)         For the avoidance of doubt, if any Escrowed Shares not otherwise distributed in accordance with the Merger Agreement remain in the Escrow Accounts after all required distributions have been made, then the Parties shall promptly deliver a Joint Written Instruction instructing the Escrow Agent to distribute such remaining Escrowed Shares as set forth therein.

(b)          Certain Definitions.

(1)         “Final Determination” means a final, nonappealable decision of a court of competent jurisdiction with respect to the disbursement of Escrowed Shares which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrowed Shares, as applicable.

(2)         “Joint Written Instruction” means the joint written instruction of Parent and the Representative, which is executed by the Representative and a duly designated representative of Parent, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrowed Shares, as applicable.

4.          Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

(a)          The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Merger Agreement or any other agreement between the Parties nor shall the Escrow Agent be responsible for the performance by Parent or the Representative of their respective obligations under this Agreement.

(b)          The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, Joint Written Instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement and reasonably believed by it to be genuine and to have been signed and presented by the proper Party or Parties without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

(c)          If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto with respect to the Escrow Accounts or the Escrowed Shares which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely the Escrowed Shares held in the Escrow Accounts until it shall be directed otherwise in a Joint Written Instruction or a Final Determination.

3

(d)          The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of fraud, bad faith, willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder.

(e)          The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrowed Shares or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Escrowed Shares or any part thereof.

5.          Amendment; Resignation or Removal of Escrow Agent.

(a)          The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by each of Parent, the Representative and the Escrow Agent.

(b)          The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by Parent at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrowed Shares and to deliver the same (i) to a substitute or successor escrow agent pursuant to a written designation from Parent, (ii) as set forth in a Joint Written Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if Parent has failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

6.          Representations and Warranties; Covenants.

(a)          The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by Law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any shares escrowed hereunder.

4

(b)          The Escrow Agent hereby agrees and covenants with Parent and the Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrowed Shares to anyone except pursuant to the express terms of this Agreement or as otherwise required by Law.

7.          Fees and Expenses. In consideration of its serviced rendered under this Agreement, the Escrow Agent shall be entitled to the fees set forth on Exhibit A, payable severally and not jointly, one-half by Parent and one-half by the Representative as and when stated therein. In addition, the Parties agree to reimburse the Escrow Agent for any reasonable and documented expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement.

8.          Indemnification and Contribution.

(a)          Parent and the Representative (collectively referred to as the “Indemnitors”) jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees (collectively, “Indemnitee Losses”), which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the fraud, willful misconduct or gross negligence of the Indemnitees.

(b)          If the indemnification provided for in Section 8(a) is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all Indemnitee Losses actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

(c)          Notwithstanding anything to the contrary herein, Parent and the Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the Indemnitee Loss against which the applicable Indemnitee is entitled to indemnification or, if no such determination is made, then one-half by Parent and one-half by the Representative.

(d)          The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

5

9.          Withholding. The Escrow Agent will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of any applicable Law. To the extent that any amounts hereunder are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. For the avoidance of doubt, the Escrow Agent shall not be responsible for any Tax withholding in respect of compensatory amounts (it being understood that such withholding shall be performed by the Surviving Entity in accordance with applicable Law).

10.         Termination of Agreement. This Agreement shall terminate on the first to occur of (i) the final disposition of the Escrowed Shares in accordance with this Agreement or (ii) delivery to the Escrow Agent of a written notice of termination executed jointly by Parent and the Representative after which this Agreement shall be of no further force and effect except that the rights of the Escrow Agent and the obligations of the Parties under Section 8 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

11.         Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrowed Shares shall be void as against the Escrow Agent unless (a) advance written notice thereof shall be given to the Escrow Agent and (b) the Escrow Agent shall have consented in writing to such assignment or transfer (such consent not to be unreasonably withheld). Notwithstanding the foregoing, (i) Parent may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve Parent of any obligation hereunder except to the extent actually performed or satisfied by the assignee, and Parent shall be required to notify the Escrow Agent of such assignment as described above and (ii) the Representative may, without the prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to a successor or assign appointed in accordance with Section 2.11 of the Merger Agreement.

12.         Notices. All notices or other communications required or permitted to be given in connection with this Agreement shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

(a)          If to Parent

JetPay Corporation

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Peter B. Davidson

Email: peter.davidson@ubpsac.com

6

with a copy to (which copy shall not constitute notice hereunder):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz, Esq.

Email: james.lebovitz@dechert.com

(b)          If to the Representative:

Gene M. Valentino

316 South Baylen St.

Suite 590

Pensacola, FL 32502

Email: genev@collectorsolutions.com

with a copy to (which copy shall not constitute notice hereunder):

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attention: Michael Rubinger

Email: michael.rubinger@nelsonmullins.com

(c)           If to the Escrow Agent

[    ]

Attention: Trust Department

with a copy to (which copy shall not constitute notice hereunder):

[    ]

13.         Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

14.         Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

7

15.         Execution in Several Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

16.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

GENE M. VALENTINO

JetPay Corporation

By:
Name:
Title:

SCHEDULE 1

STOCKHOLDER ALLOCATION PERCENTAGE OF ESCROWED COMMON STOCK AND EARN-OUT COMMON STOCK

[    ]

EXHIBIT A

Escrow Agent Fees and Charges

[    ]

EXHIBIT F

LETTER OF TRANSMITTAL

CONSENT, WAIVER AND RELEASE

For Shares of Common Stock
of

CollectorSolutions, Inc.

Pursuant to the Agreement and Plan of Merger by and among

JETPAY CORPORATION

CSI ACQUISITION SUB ONE LLC,

CSI ACQUISITION SUB TWO LLC,

COLLECTORSOLUTIONS, INC.

and

THE HOLDER REPRESENTATIVE NAMED THEREIN

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS

This letter of transmittal (this “Letter”) is being delivered by the undersigned (the “Holder”) in connection with the acquisition of CollectorSolutions, Inc., a Florida corporation (the “Company”), by JetPay Corporation, a Delaware corporation (“Parent”), through (i) the merger of CSI Acquisition Sub Two LLC, a Delaware limited liability company (“Merger Sub Two”) and a wholly-owned subsidiary of CSI Acquisition Sub One LLC, a Delaware limited liability company (“Merger Sub One”) and a wholly-owned subsidiary of Parent, with and into the Company and (ii) the merger of the Interim Surviving Entity with and into Merger Sub One, in each case pursuant to that certain Agreement and Plan of Merger, dated February 22, 2016 (the “Merger Agreement”), by and among Parent, Merger Sub One, Merger Sub Two, the Company and the Representative, solely in his capacity as such. Defined terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement.

In accordance with the Merger Agreement, the Holder hereby surrenders to you the original stock certificate(s) (the “Certificate(s)”) evidencing the shares of common stock of the Company (the “Shares”) held by the Holder, such Shares to be exchanged for the right to receive the Holder’s Allocation Percentage of the Merger Consideration as set forth in the Closing Date Holdings Statement. This Letter should be promptly (i) completed and signed in the space provided below and on the space provided on the IRS Form W-9 included in this Letter (or, if applicable, the appropriate IRS Form W-8) and (ii) mailed or delivered with the Certificate(s) evidencing your Shares to Parent at the contact information below:

JetPay Corporation

1176 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Peter Davidson

Facsimile No: 877-861-8488

Email: peter.davidson@ubpsac.com

Instructions regarding the completion of this Letter are set forth below.

Enclosed are the following Certificates representing the Shares:

BOX A – DESCRIPTION OF CERTIFICATE(S) SURRENDERED
Print Name and Address of Registered Holder(s) (exactly as name(s) appear(s) on Certificate(s))	Specify Shares of Common Stock	Certificate Number(s)	Number of Shares

☐ If the original Certificate(s) is(are) lost, stolen or destroyed, please check this box, review Instruction 1 and sign and return this Letter.

REPRESENTATIONS AND WARRANTIES

The Holder represents and warrants to Parent, Merger Sub One and Merger Sub Two that:

1.	the Holder (if an entity) is duly organized, validly existing and in good standing under the laws of its state of formation or incorporation;

2.	the Holder has all requisite power and authority to execute, deliver and perform his, her or its obligations under the Merger Agreement and this Letter, and to deliver the above-listed Shares. This Letter has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles;

3.	the Holder has good and marketable title to, and has beneficial and record ownership of, free and clear of all Encumbrances other than transfer restrictions under applicable securities laws, the above-listed Shares and there are no voting agreements, voting trusts, proxies, purchase rights or other contracts with respect to the Existing Company Equity to which the Holder is a party or affects the Holder’s right to convey such Existing Company Equity, other than this Letter;

4.	the Holder owns no Existing Company Equity, no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company and no subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating the Company to issue or dispose of any of its respective equity securities or any ownership interest therein, calls or commitments of any character whatsoever other than the above-listed Shares delivered to (or to be delivered to) Parent pursuant to the Merger Agreement; and

5.	the execution, delivery and performance by the Holder of this Letter and the delivery of the Shares in accordance with the terms and conditions of this Letter and the Merger Agreement do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which the Holder is subject, (ii) if the Holder is a corporation, limited liability company, partnership, limited partnership, trust or other entity, violate or conflict with or result in a breach of any provision of the certificate or articles of incorporation, operating agreement, partnership agreement, trust agreement or similar organizational documents (“Organizational Documents”) of the Holder, (iii) violate any order, judgment or decree applicable to the Holder, (iv) (A) violate, (B) result in a breach of or constitute a default under, (C) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require notice under or (D) require the consent of any third party that has not been obtained under, in each case with respect to, any material contract, agreement, lease or instrument to which the Holder is a party or by which it may be bound or (v) result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Shares.

INDEMNIFICATION; OTHER OBLIGATIONS

Holder agrees that it is bound by all covenants, agreements, liabilities and obligations of a Stockholder under the Merger Agreement (including Section 6.1(d) (Confidentiality of the Stockholders) and the indemnification obligations set forth in Article IX thereto) with the same force and effect as if the Holder was a signatory to the Merger Agreement.

ACKNOWLEDGEMENTS, AGREEMENTS, APPOINTMENT OF REPRESENTATIVE AND RELEASE

Title; Risk of Loss

The Holder acknowledges that risk of loss and title to the Certificate(s) shall pass only upon or after the Effective Time following delivery of the Certificate(s) to Parent. If the Merger Agreement is terminated pursuant to its terms and the Mergers and the other transactions contemplated by the Merger Agreement have not been consummated, this Letter shall be deemed void ab initio and of no further force and effect.

The Mergers

The Holder hereby acknowledges receipt of this Letter and a copy of the Merger Agreement. By execution of this Letter, the Holder agrees that this Letter and all amounts payable to the Holder as a result of the Mergers are subject to, and governed by, the terms and conditions of the Merger Agreement, the Escrow Agreement and the other Ancillary Agreements.

The Holder hereby acknowledges that the Holder, along with the Company’s other stockholders, have previously voted to adopt the Merger Agreement and approve the Mergers, providing the Required Company Vote pursuant to the Merger Agreement. For the avoidance of doubt, the Holder hereby irrevocably approves and consents to the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, this Letter and the other Ancillary Agreements, including all exhibits and annexes thereto and any properly executed amendments, extensions or waivers thereto, and agrees that it is bound by all covenants, agreements, liabilities and obligations of a Stockholder under the Merger Agreement (including Section 6.1(d) (Confidentiality of the Stockholders) and the indemnification obligations set forth in Article IX thereto) with the same force and effect as if the Holder was a signatory to the Merger Agreement. The Holder hereby (i) forever waives any appraisal rights or dissenter’s rights which the Holder might otherwise have in connection with the Holder’s ownership of the Shares under applicable Law in connection with the transactions contemplated by the Merger Agreement, (ii) confirms that the Holder has no written objections to the Merger and/or demands for appraisal, if any, with respect to the Shares, (iii) understands that submission of this Letter will constitute a waiver of any appraisal rights or dissenter’s rights and (iv) agrees that if Holder has previously filed a demand for appraisal with respect to the Shares represented by the Certificate(s) submitted and surrendered herewith, the Holder, by submission of this Letter, withdraws such demand for appraisal and further agrees that the fair value of such Shares is not more than the consideration payable to the Holder pursuant to the Merger Agreement.

The Representative

The Holder (on the Holder’s own behalf and on behalf of its successors and assigns) hereby irrevocably designates, empowers and appoints the Representative as the attorney-in-fact for and on behalf of the Holder, with full power and authority to represent the Holder and his, her or its successors with respect to any and all actions and make any and all decisions required or permitted to be taken by such Holder under the Merger Agreement or any Ancillary Agreement to which any Stockholder is a party, including the exercise of the power to (i) resolve any Dispute Notices with respect to the Final Closing Statement or any Earn-Out Statement, (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to any indemnification claims, (iii) resolve any indemnification claims and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the other terms, conditions and limitations of the Merger Agreement, the Ancillary Agreements and any transactions contemplated herein and therein. Accordingly, the Representative has the authority and power to act on behalf of the Holder with respect to the Merger Agreement or any Ancillary Agreement to which any Stockholder is a party.

The Holder will be bound by all actions taken by the Representative in connection with the Merger Agreement and Parent shall only be required to acknowledge or act upon a written communication signed by the Representative. The Holder hereby accepts and acknowledges the following:

•	that such agency may be changed with respect to the Representative by the majority of the Stockholders represented thereby; provided, however, that the Representative may not be removed unless any such majority agrees to such removal and to the identity of a substituted agent reasonably acceptable to Parent;
•	the Representative may resign at any time by providing written notice of his intent to resign to each Stockholder, which resignation shall be effective upon the earlier of (i) thirty (30) calendar days following delivery of such written notice or (ii) the appointment of a successor representative, reasonably acceptable to Parent, by the relevant majority;
•	No bond shall be required of the Representative and the Representative shall not receive any compensation for its services;
•	The Representative shall not be liable to the Stockholders for any act done or omitted under the Merger Agreement as the Representative while acting in good faith and in the exercise of reasonable judgment, even if such act or omission constitutes negligence on the part of the Representative;
•	The Representative shall only have the duties expressly stated in the Merger Agreement and shall have no other duty, express or implied;
•	The Representative may engage attorneys, accountants and other professionals and experts and pay for such services by seeking reimbursement from the Stockholders;
•	The Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment; and
•	The Stockholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred on the part of the Representative (so long as the Representative was acting in good faith in connection therewith) and arising out of or in connection with the acceptance or administration of the Representative’s duties under the Merger Agreement, including the reasonable fees and expenses of any legal counsel retained by the Representative.

Release

Effective as of the Closing, the Holder, for itself and all of its Affiliates, to the fullest extent permitted by applicable Law, hereby releases and forever discharges Parent, Merger Sub One, Merger Sub Two, the Company, the Representative and the other Stockholders (the “Releasees”) from any and all Losses by reason of, relating to or arising from the fact that the Holder was an employee, stockholder or optionholder of the Company, and which the Holder or its Affiliates now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing whether or not relating to claims pending at, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release or discharge any of the Holder’s rights (i) under the Merger Agreement, this Letter or any agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein, (ii) under any written employment or severance agreement or other agreement between the Holder and the Company, (iii) for any accrued compensation owed by the Company for the period prior to the Effective Time, if Holder is an employee of the Company, (iv) for vested accrued benefits arising from or under any employee benefit plan of the Company, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, if Holder is an employee of the Company, (v) for reasonably and properly incurred but unreimbursed business expenses on behalf of the Company in accordance with the Company’s policies, if Holder is an employee of the Company, (vi) for indemnification, contribution or right to advancement of expenses under any indemnification agreement between Holder (or its Affiliates) and Parent, Merger Sub One, Merger Sub Two or the Company, and/or under the certificate of incorporation and/or bylaws of the Company, or under any “tail” insurance policy and (vii) with respect to any matters or claims that may not be released as a matter of applicable Law.

All authority conferred herein or agreed to be conferred shall survive the bankruptcy, liquidation or dissolution of the Holder, and any obligation of the Holder shall be binding upon the successors and assigns of the Holder.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

1.             Delivery of this Letter and Certificates. Each Certificate surrendered, as well as a properly completed and duly executed letter of transmittal and any other documents required by this Letter, must be delivered to the address of Parent as set forth on the cover of this Letter. If any of the Certificates of the Holder have been lost, stolen or destroyed, then please so indicate on the face of this Letter, check the box contained below “Box A – Description of Certificate(s) Surrendered” of this Letter and promptly contact Parent at the contact information set forth on the cover of this Letter, and Parent will forward you additional documentation that you must complete in order to effectively surrender lost, stolen or destroyed Certificate(s) in accordance with Section 2.8(d) of the Merger Agreement. All questions as to the documents, validity, form, eligibility and acceptance for payment of any Certificate(s) surrendered pursuant to any of the procedures described in this Letter will be determined by Parent, acting reasonably, and such determination will be final and binding. Parent also reserves the absolute right to waive any defect or irregularity in the surrender of any Certificate(s) or delivery of any letter of transmittal, and its reasonable interpretations of other terms and conditions of the Merger Agreement and this Letter (including these instructions) with respect to such irregularities or defects will be final and binding. Delivery of the Certificate(s) will be effected, and risk of loss and title to the Certificate(s) shall pass only upon or after the Effective Time following delivery of the Certificate(s) to Parent. No alternative, conditional, irregular or contingent surrender of the Certificate(s) or this Letter will be accepted. Delivery of documents to an address other than the address of Parent set forth on the cover of this Letter does not constitute delivery to Parent. The surrender of the Certificate(s) will be deemed made only when this Letter and any other documents are actually received by Parent.

The method of delivery of the Certificate(s) and the other required documents is at the option and risk of the tendering Holder. If sent by mail, then registered mail with return receipt requested is recommended.

2.             Inadequate Space. If there is inadequate space to complete any box or to sign this Letter, the information or signatures required to be provided must be set forth on additional sheets substantially in the form of the corresponding portion of this Letter and attached to this Letter.

3.             Signature on this Letter and Endorsements.

(a)             If this Letter is signed by the registered holder(s) of the Shares evidenced by the Certificate(s) surrendered hereby without any correction or change in the name of the registered holder(s), the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without any change whatsoever. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), please so indicate when signing and submit proper evidence satisfactory to Parent of such name change or correction, with the signature on this Letter guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). If you need additional space, see Instruction 2.

(b)             If any Shares evidenced by the Certificate(s) surrendered hereby are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal as there are different registrations of such Shares.

(c)             If this Letter is signed by the registered holder(s) of the Shares listed and transmitted hereby, no endorsements of such Shares are required.

(d)             If this Letter is signed by a person(s) other than the registered holder(s) of the Shares listed, the Certificate(s) evidencing such Shares, as the case may be, must be endorsed or accompanied by appropriate stock powers, in either case, with the signature on the endorsement or stock power and on this Letter guaranteed by an Eligible Institution.

(e)             If this Letter or any Share is signed by a person(s) other than the registered holder(s) of the Shares listed and the signer(s) is acting in the capacity of trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person(s) acting in a fiduciary or representative capacity, such person(s) must so indicate when signing and must submit proper evidence satisfactory to Parent of authority to act on behalf of the registered holder(s) of such Shares.

4.             Payment and Delivery Instructions. The Holder understands that, in exchange for the Shares formerly evidenced by the Certificate(s) surrendered hereby, the Holder will receive payment of the Holder’s Allocation Percentage of the Merger Consideration as set forth on the Closing Date Holding Statement from Parent in accordance with the instructions specified in this Letter (i) on the Closing Date, if the Certificate(s) surrendered hereby is(are) properly surrendered to Parent at least two (2) Business Days prior to the Closing Date or (ii) as promptly as practicable following the surrender of such Certificate(s), if such Certificate(s) are(were) properly surrendered to Parent less than two (2) Business Days prior to the Closing Date or after the Closing Date. Any subsequent payments of Merger Consideration to which the Holder is entitled to its Allocation Percentage thereof shall be determined and made as soon as practicable in accordance with the terms of the Merger Agreement and this Letter; provided, that, for the avoidance of doubt, in no event shall the Holder be paid in the aggregate an amount greater than the consideration payable to it under the terms of the Merger Agreement with respect to its Certificates. No interest will be paid or will accrue for the benefit of the Holder on the consideration payable to it upon the surrender of this Letter and the Certificate(s).

To the extent that any Certificates are not surrendered pursuant to Section 2.8 of the Merger Agreement and this Letter, following the Effective Time, each share of Existing Company Equity evidenced by a Certificate (other than Dissenting Shares) shall be cancelled, retired and shall cease to exist and shall represent for all purposes only the right to receive the applicable consideration as provided for, and in accordance with, the provisions of, the Merger Agreement.

5.             Requests for Assistance and Additional Copies. Requests for assistance may be directed to Parent at the contact information set forth on the cover of this Letter. Additional copies of this Letter and an IRS Form W-9 may be obtained by contacting Parent at the contact information set forth on the cover of this Letter.

6.             IRS Forms W-9 and W-8. The Holder is required to provide Parent with a duly executed IRS Form W-9 or the appropriate IRS Form W-8 (if applicable). If the Holder is a “United States person” for U.S. federal income Tax purposes, the Holder must provide an IRS Form W-9. An IRS Form W-9, and the instructions thereto, is enclosed with this Letter. If the Holder is not a “United States person” for U.S. federal income Tax purposes, the Holder must provide an IRS Form W-8BEN (if the Holder is an individual), an IRS Form W-8BEN-E (if the Holder is an entity other than an intermediary, flow-through or similar entity), an IRS Form W-8IMY (if the Holder is an intermediary, flow-through or similar entity) or an IRS Form W-8ECI (if the Holder is claiming that any income derived in connection with the Mergers is effectively connected with the Holder’s conduct of a U.S. trade or business), or other applicable IRS Form W-8. The IRS Forms W-8 listed in the preceding sentence, and the instructions thereto, can be retrieved at the IRS website (https://www.irs.gov/Forms-&-Pubs). If a Holder is not a “United States person,” the Holder is urged to consult his, her or its own tax advisor concerning the appropriate IRS Form W-8 to provide in connection with this Letter.

7.             Indication of Certificate Numbers. This Letter should indicate the certificate numbers of the Certificate(s) surrendered hereby and the number of Shares represented by each such Certificate(s).

8.             Miscellaneous. Parent anticipates that it will provide notification of any defects in the deposit and surrender of any Certificate(s), but neither Parent nor the Representative shall incur any liability for failure to give such notice.

9.             Transfer Taxes. In the event that any transfer or other Taxes are required by reason of payment or delivery to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

ALL HOLDERS OF SHARES MUST SIGN HERE

(Also complete the IRS Form W-9 or the appropriate IRS Form W-8, if applicable)

The Holder acknowledges that the Holder has thoroughly read this Letter and approves and agrees to be bound by the form, terms and provisions of, and the transactions contemplated by, this Letter, the Merger Agreement, and the other Ancillary Agreements, including all exhibits and annexes thereto and any properly executed amendments, extensions or waivers thereto, and agrees that it is bound by all covenants, agreements, liabilities and obligations of a Stockholder under the Merger Agreement (including Section 6.1(d) (Confidentiality of the Stockholders) and the indemnification obligations set forth in Article IX thereto) with the same force and effect as if the Holder was a signatory to the Merger Agreement.

The payment representing the Holder’s Allocation Percentage of the Merger Consideration as set forth on the Closing Date Holding Statement will be issued only in the name of the person(s) submitting this Letter or will be mailed to the address shown in the box on page one entitled “Name and Address of Registered Owner”.

Signature(s) of Registered Holder(s) or Agent

Dated:______________,2016

(Must be signed by registered holder(s) exactly as name(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by an officer of a corporation, attorney-in-fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title and see Instruction 3.)

Name(s):_______________________________________________________________________________________

(Please print)

Capacity (Full Title):________________________________________________________________________________

Address: ___________________________________________________(ZIP Code)_____________________________

Area Code and Tel. No.:_______________________________          Dated:_____________________________________

Tax Identification or Social Security No.:_________________________________________________________________

STOP – CAREFULLY REVIEW INSTRUCTIONS PRIOR TO COMPLETING REMAINDER OF PAGE

SIGNATURE GUARANTEE

(This section should be completed by the individual applying the MSG Stamp)

(Apply Medallion Signature Guarantee Stamp Here)

IMPORTANT TAX INFORMATION

The following summary should not be considered to fully describe the income and other tax consequences of the transactions described herein. The Holder is strongly urged to consult with his, her or its own tax advisors, with specific reference to his, her or its own situation, with respect to the potential tax consequences of the transactions described herein.

Under U.S. federal income tax law, the Holder is required to provide Parent with the Holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 or a certification that such holder is not a “United States person” for U.S. federal income tax purposes on the appropriate IRS Form W-8 (as described above).

If the Holder is providing an IRS Form W-9, the Holder must cross out item (2) in the certification box on the IRS Form W-9 if the Holder is subject to backup withholding. If the Holder has not been issued a TIN, and has applied for a TIN or intends to apply for a TIN in the near future, the Holder should write “Applied For” in the space for the TIN on the IRS Form W-9. If the Holder is an individual, then the TIN is his or her social security number. Failure to provide an IRS Form W-9 (or, if the Holder writes “Applied For” in the space for the TIN on IRS Form W-9, failure to provide a TIN within sixty (60) days) may subject the Holder to U.S. federal income tax withholding on the payments made to the Holder in connection with the Mergers. In addition, to prevent U.S. federal income backup withholding on payments made to the Holder, the Holder must certify on the enclosed IRS Form W-9 that the TIN provided on the enclosed IRS Form W-9 is correct (or that the Holder is awaiting a TIN), that the Holder is a “United States person,” and that (i) the Holder is exempt from backup withholding, (ii) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends, or (iii) the IRS has notified the Holder that the Holder is no longer subject to backup withholding.

If Parent is not provided with the correct TIN on IRS Form W-9 or a certification that the Holder is not a “United States person” on the appropriate IRS Form W-8, the Holder may be subject to penalties imposed by the IRS. In addition, payments that are made to the Holder in connection with the Mergers may be subject to backup withholding. If backup withholding applies, then Parent or the Surviving Entity, as applicable, will be required to withhold on payments made to the Holder. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, then a refund may be obtained from the IRS.

Failure to complete and return an IRS Form W-9 or appropriate IRS Form W-8 (if applicable) may result in backup withholding to apply to any payments made to you in connection with Merger. Please review the instructions guidelines on the enclosed IRS Form W-9 or the appropriate IRS Form W-8 (if applicable) and consult your own tax advisor for additional details.

EXHIBIT G

SUPPORT AGREEMENT

February 22, 2016

JETPAY CORPORATION

1175 Lancaster Avenue

Suite 200

Berwyn, PA 19312

Attention: Chief Executive Officer

RE:	Support Agreement of Shareholder of CollectorSolutions, Inc.

Ladies and Gentlemen:

Reference is made in this letter (this “Agreement”) to that certain Agreement and Plan of Merger, by and among JetPay Corporation, a Delaware corporation (“Parent”), CSI Acquisition Sub One, LLC, a Delaware limited liability company (“Merger Sub One”), CSI Acquisition Sub Two, LLC, a Delaware limited liability company (“Merger Sub Two”), CollectorSolutions, Inc., a Florida corporation (the “Company”), and Gene M. Valentino, an individual, as representative (the “Representative”) of the shareholders of the Company (the “Stockholders”), substantially in the form attached hereto as Exhibit A (the “Merger Agreement”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. In order to induce Parent to enter into the Merger Agreement, and understanding that Parent is relying on the agreements set forth herein, the undersigned Stockholder (the “Holder”), hereby agrees as follows:

1.          Agreement to Vote Shares. The Holder hereby agrees, during the Agreement Period (as defined below), to vote all shares of the Company’s capital stock (the “Shares”) held by the Holder in the affirmative at the Company Stockholders Meeting to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement and the Ancillary Agreements, including the Mergers.

2.          Appointment as Proxy. The Holder hereby appoints Parent and any designee of Parent, and each of them individually, as the Holder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the Agreement Period with respect to the Shares in accordance with Section 1. This proxy and power of attorney is given to secure the performance of the duties of the Holder under this Agreement. The Holder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Holder shall be irrevocable during the Agreement Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Holder with respect to the Shares. The power of attorney granted by the Holder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Holder. The proxy and power of attorney granted hereunder shall terminate at the end of the Agreement Period.

3.          Restriction on Transfer; Exclusivity. From the date of this Agreement until the Closing or, if earlier, the termination of the Merger Agreement in accordance with its terms (the “Agreement Period”), the Holder shall not (a) directly or indirectly, offer for sale, sell, transfer, tender, pledge, assign or otherwise dispose of (including by gift) (each, a “Transfer”), or agree to Transfer, any securities of the Company, including the Shares (“Company Securities”), or any interest therein to any Person, (b) grant or agree to grant any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Company Securities, (c) otherwise permit any Encumbrance to be created on any Company Securities or (d) take any other action that would make the Holder’s representations or warranties contained herein untrue or incorrect in any material respect or restrict, limit or otherwise interfere with the performance of the Holder’s obligations in this Agreement. During the Agreement Period, the Holder shall not (and the Holder shall cause such Holder’s Affiliates, directors, officers, employees and agents, if applicable, to not), directly or indirectly, (i) solicit or invite any inquiries, proposals, or indications of interest from, or enter into any discussions, negotiations, understandings, arrangements, or contracts with any Person (other than Parent) relating to the direct or indirect disposition, whether by merger, sale or otherwise of the Company Securities, or any material portion of the Company’s businesses or assets, other than with respect to the disposition of CSI Health as set forth in the Merger Agreement (a “Competing Transaction”), (ii) continue or participate in any existing discussions or negotiations with respect to or in furtherance of any Competing Transaction, or provide or make available any non-public information concerning the Company or any of its Subsidiaries to any Person with respect to a Competing Transaction, or (iii) otherwise knowingly or intentionally facilitate, assist or participate in any attempt by any Person to do or seek any of the foregoing.

4.          Merger Agreement; Release.

(a)         Effective upon the Company’s receipt of the Required Company Vote, the Holder hereby irrevocably agrees to and consents to the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement and the other Ancillary Agreements, including all exhibits and annexes thereto and any properly executed amendments, extensions or waivers thereto, and agrees that it is bound by all covenants, agreements, liabilities and obligations of a Stockholder under the Merger Agreement (including Section 6.1(d) (Confidentiality of the Stockholders) and the indemnification obligations set forth in Article IX thereto) with the same force and effect as if the Holder was a signatory to the Merger Agreement.

2

(b)         Effective as of the Closing, the Holder, for itself and all of its Affiliates, to the fullest extent permitted by applicable Law, hereby releases and forever discharges Parent, Merger Sub One, Merger Sub Two, the Company, the Representative and the other Stockholders (the “Releasees”) from any and all Losses by reason of, relating to or arising from the fact that the Holder was an employee, stockholder or optionholder of the Company, and which the Holder or its Affiliates now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing whether or not relating to claims pending at, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release or discharge any of the Holder’s rights (i) under the Merger Agreement, this Agreement or any agreement delivered hereunder or thereunder or any of the provisions set forth herein or therein, (ii) under any written employment or severance agreement or other agreement between the Holder and the Company, (iii) for any accrued compensation owed by the Company for the period prior to the Effective Time, if Holder is an employee of the Company, (iv) for vested accrued benefits arising from or under any employee benefit plan of the Company, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, if Holder is an employee of the Company, (v) for reasonably and properly incurred but unreimbursed business expenses on behalf of the Company in accordance with the Company’s policies, if Holder is an employee of the Company, (vi) for indemnification, contribution or right to advancement of expenses under any indemnification agreement between Holder (or its Affiliates) and Parent, Merger Sub One, Merger Sub Two or the Company, and/or under the certificate of incorporation and/or bylaws of the Company, or under any “tail” insurance policy and (vii) with respect to any matters or claims that may not be released as a matter of applicable Law. All authority conferred herein or agreed to be conferred shall survive the bankruptcy, liquidation or dissolution of the Holder, and any obligation of the Holder shall be binding upon the successors and assigns of the Holder.

5.          Representations and Warranties. The Holder represents and warrants to Parent that:

(a)         the Holder (if an entity) is duly organized, validly existing and in good standing under the laws of its state of formation or incorporation;

(b)         the Holder has all requisite power and authority to execute, deliver and perform the Holder’s obligations under this Agreement;

(c)         the execution, delivery and performance of this Agreement by the Holder (if an entity) has been duly and validly authorized by all necessary action on the part of the Holder and do not and shall not require authorization, approval, consent or further action by any other Person or result in the imposition of an Encumbrance on the Company Securities;

(d)         this Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by each other party hereto, constitutes the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles;

(e)         as of the date of this Agreement, there is no action, claim, suit, recoupment effort, appeal, investigation, arbitration or proceeding by or before any Governmental Authority pending, or, to the knowledge of the Holder, threatened against or affecting, the Holder or any of the Holder’s properties or assets (including the Company Securities) that could reasonably be expected to impair the ability of the Holder to perform the Holder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; and

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(f)         the Holder has had the opportunity to review this Agreement and the Merger Agreement with counsel of the Holder’s own choosing. The Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution, delivery and performance of this Agreement.

6.          No Agreement as Director or Officer. The Holder makes no agreement or understanding in this Agreement in the Holder’s capacity as a director or officer of the Company or any of its subsidiaries (if the Holder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Holder in the Holder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict the Holder from exercising the Holder’s fiduciary duties as an officer or director to the Company or its shareholders.

7.          Specific Performance. The Holder agrees that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement were not performed by the Holder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Governmental Authority of competent jurisdiction and that this shall include the right of Parent to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which Parent may have under this Agreement or otherwise. The Holder agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement, the Merger Agreement and the other documents related thereto and without that right, Parent would not have entered into this Agreement or the Merger Agreement. The Holder hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.          Signatures. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format shall be effective as delivery of a manually executed counterpart to this Agreement.

9.          Termination. This Agreement shall terminate automatically and be of no further force or effect if the Merger Agreement terminates for any reason in accordance with its terms without the Closing having occurred.

10.        Amendment. Any amendment, modification or revision of this Agreement shall be effective only if in a written instrument executed by the Holder and Parent. Any waiver of compliance or consent with respect to the rights or obligations of Parent must be signed by Parent and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

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11.        Assignment. This Agreement may not, without the prior written consent of the other party, be assigned, and any attempted assignment shall be null and void; provided, however, that Parent may assign its rights to an Affiliate of Parent.

12.        Notice. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail, postage prepaid (and shall be deemed given when delivered, if delivered by hand, one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, upon electronic confirmation of receipt, if faxed during normal business hours, upon transmission, if sent by email so long as written notice of such transmission is sent within three Business Days thereafter by another delivery method hereunder confirming such transmission, and otherwise upon the next Business Day, and five days after mailing if mailed), as follows: (a) if to Parent, to the notice address listed in Section 10.1 of the Merger Agreement; and (b) if to the Holder, to the address listed on the signature page hereto.

13.        Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of Law or conflict of Laws principles thereof. The Holder hereby agrees and consents to be subject to the exclusive jurisdiction of the Delaware Court of Chancery, and, in the absence of such jurisdiction, the Holder consents to be subject to the exclusive jurisdiction of the state or federal courts located in Delaware and hereby waives the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such action. In furtherance of the foregoing, the Holder (a) waives the defense of inconvenient forum, (b) agrees not to commence any action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such action (including any appeals therefrom) shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

14.        Titles and Headings. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

15.        Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law and, to the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the parties.

[Remainder of page intentionally left blank]

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Very truly yours,

HOLDER:

[ ]

Name: [ ]
Address:

Telephone:
Facsimile:
Email:

[Signature Page to Holder Support Agreement]

Accepted and agreed to as of the date written above:

JETPAY CORPORATION

By:
Name:
Title

[Signature Page to Holder Support Agreement]

EXHIBIT A

MERGER AGREEMENT

(see attached)

EXHIBIT H

WORKING CAPITAL DETERMINATION

WORKING CAPITAL EXAMPLE

An illustrative determination of Working Capital is set forth below using the Audited Financial Statements of the Company from December 31, 2014.

Working Capital (1)

CURRENT ASSETS
Cash and Cash Equivalents	$435,348
Accounts Recievable	$514,427
Settlement Assets	$13,540,682
Related Party Loans Revievable	$7,108
Prepaid Expenses and Other Current Assets	$46,987
Total Current Assets	$14,544,552

CURRENT LIABILITIES
Accounts Payable	$298,371
Accrued Expenses	$984,646
Settlement Liabilities	$12,875,912
Total Current Liabilities	$14,158,929

Net Working Capital	$385,623
Target Net Working Capital	$300,000
Amount Due to Company’s Owners	$85,623

 1. Example uses audited Financial Statements as of December 31, 2014